  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997.

                                                      REGISTRATION NO. 333-27923
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      NEVADA MANHATTAN MINING INCORPORATED
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                            ------------------------

              NEVADA                                1041                        88-0219765
 (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                    5038 NORTH PARKWAY CALABASAS, SUITE 100
                          CALABASAS, CALIFORNIA 91302
                                 (818) 591-4400
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                               JEFFREY S. KRAMER
                            CHIEF FINANCIAL OFFICER
                      NEVADA MANHATTAN MINING INCORPORATED
                      5038 N. PARKWAY CALABASAS, SUITE 100
                          CALABASAS, CALIFORNIA 91302
                                 (818) 591-4400
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             LLOYD S. PANTELL, ESQ.
                             LLOYD S. PANTELL, APLC
                      10940 WILSHIRE BOULEVARD, SUITE 1550
                         LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 443-9559
                            FACSIMILE (310) 443-3281
                            ------------------------

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                    PROPOSED         PROPOSED
TITLE OF EACH CLASS OF           AMOUNT TO BE    MAXIMUM PRICE   MAXIMUM OFFERING    AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED    PER SECURITY(1)      PRICE(1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value(2).....................                        $           $22,755,000       $6,896(3)
--------------------------------------------------------------------------------------------------
Total............................................................................    $6,896(3)
==================================================================================================

(1) Estimated solely for the purpose of completing the amount of the registration fee pursuant to Rule 457 based upon a bona fide estimate of the maximum offering price.

(2) Includes 612,593 shares of Common Stock held by, or to be issued to, certain shareholders referred to in the Prospectus as "Selling Shareholders."

(3) The Prospectus contained in this Registration Statement is identical to the Prospectus contained in Amendment No. 1 to Form SB-2 filed in connection with Registration No. 333-17423 on May 1, 1997. Applicant hereby combines such Prospectus pursuant to Rule 429(a). For the purposes of Rule 429, all securities sought to be registered pursuant to Registration No. 333-17423 (i.e. $22,755,000) are being carried forward. The entire filing fee ($6,896) associated with the securities sought to be registered pursuant to this Registration Statement has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                      NEVADA MANHATTAN MINING INCORPORATED

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                           FORM SB-2 REGISTRATION
                         STATEMENT ITEM AND HEADING                      LOCATION IN PROSPECTUS
         ----------------------------------------------------------  -------------------------------
   1.    Front of Registration Statement and Outside Front Cover of
         Prospectus................................................  Outside Front Cover
   2.    Inside Front and Outside Back Cover Pages of Prospectus...  Inside Front Cover Page
   3.    Summary Information and Risk Factors......................  Summary of Offering; Risk
                                                                     Factors
   4.    Use of Proceeds...........................................  Use of Proceeds
   5.    Determination of Offering Price...........................  Risk Factors
   6.    Dilution..................................................  Risk Factors; Description of
                                                                     Securities Being Offered
   7.    Selling Security Holders..................................  Principal and Selling
                                                                     Shareholders
   8.    Plan of Distribution......................................  Plan of Distribution
   9.    Legal Proceedings.........................................  Legal Matters, Auditors, and
                                                                     Legal Proceedings
  10.    Directors, Executive Officers, Promoters and Control
         Persons...................................................  Management; Principal and
                                                                     Selling Shareholders
  11.    Security Ownership of Beneficial Owners and Management....  Management; Principal and
                                                                     Selling Shareholders
  12.    Description of Securities.................................  Description of Securities Being
                                                                     Offered
  13.    Interest of Named Experts and Counsel.....................  Management
  14.    Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities................................  Management -- Limitations on
                                                                     Director and Officer Liability
  15.    Organization Within Last Five Years.......................  Inapplicable
  16.    Description of Business...................................  Description of Company's
                                                                     Business and Property
  17.    Management's Discussion and Analysis of Financial Position
         and Results of Operations.................................  Management's Discussion and
                                                                     Analysis of Financial Position
                                                                     and Results of Operations
  18.    Description of Property...................................  Description of Company's
                                                                     Business and Property
  19.    Certain Relationships and Related Transactions............  Management -- Significant
                                                                     Employees and Consultants;
                                                                     Management -- Summary
                                                                     Compensation Table;
                                                                     Management -- Options and Stock
                                                                     Appreciation Rights;
                                                                     Description of Company's
                                                                     Business and Property -- the
                                                                     Nevada Property

                           FORM SB-2 REGISTRATION
                         STATEMENT ITEM AND HEADING                      LOCATION IN PROSPECTUS
         ----------------------------------------------------------  -------------------------------
  20.    Market for Common Equity and Related Stockholder
         Matters...................................................  Market for Securities and
                                                                     Related Stockholder Matters;
                                                                     Risk Factors; Plan of
                                                                     Distribution; Principal and
                                                                     Selling Shareholders;
                                                                     Description of Securities Being
                                                                     Offered
  21.    Executive Compensation....................................  Management -- Significant
                                                                     Employees and Consultants;
                                                                     Management -- Executive
                                                                     Compensation
  22.    Financial Statements......................................  Financial Statements of Company
  23.    Changes In and Disagreements with Accountants on
         Accounting and Financial Disclosure.......................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1997

                         NEVADA MANHATTAN MINING, INC.
[LOGO]                 MINING - DEVELOPMENT - EXPLORATION

                                            SHARES

                                OF COMMON STOCK
                                ($.01 PAR VALUE)
                              AT $      PER SHARE

     Nevada Manhattan Mining, Inc. (The "Company"), is a Nevada corporation which was formed in 1985 (originally under the name "Epic Enterprises, Ltd.") for the purpose of engaging in the mining of precious metals with an emphasis in the mining of gold and silver.


     On the terms and conditions which follow, the Company hereby offers a minimum of $1,500,000 of its common stock shares and a maximum of $9,000,000 of
its common stock (the "Common Stock") at a price of $     per share which shall
be issued, if at all, on or before the Offering Commitment Date (presently scheduled for December 31, 1997). The balance of the shares hereby offered (1,270,349 shares) represent Common Stock in the possession of certain of the Company's existing securities holders (the "Selling Shareholders") or which are required to be registered in order to effect the conversion of convertible debt securities recently issued by the Company. The Selling Shareholders and the entities holding the convertible debt securities or registration rights will be entitled to sell any portion of their shares of Common Stock being registered pursuant to this Offering regardless of whether the minimum aggregate amount of Subscriptions are accepted by the Company on or before the Offering Commitment Date. The Company will receive no proceeds from the sale of Common Stock by the Selling Shareholders. The Common Stock hereby offered by the Company will be made only to persons who meet the suitability requirements outlined elsewhere in this Prospectus. The minimum investment for each prospective Investor will be an investment of $5,000 in shares of Common Stock. The minimum aggregate amount of Subscriptions which may be accepted by the Company prior to the Offering Commitment Date in order to activate this Offering will be $1,500,000. Prior to that time, all Subscription funds will be held in an interest-bearing depository account in a bank or financial institution selected by the Company. If at least $1,500,000 in Subscriptions are not accepted by the Company by the Offering Commitment Date, all Subscription funds, plus any interest earned thereon (at the rate of 3% per annum) will be promptly returned to the prospective Investors who tendered such Subscriptions. The Company reserves the right to continue the Offering Commitment Date for one or more periods through March 31, 1998. As soon as Subscriptions equal to at least $1,500,000 are accepted, the Company will terminate the escrow and utilize Subscription funds in the manner elsewhere described in this Prospectus. Additional Subscriptions will be put to immediate use by the Company.



     The Company's Common Stock is currently traded on the Electronic Bulletin Board. As of August 29, 1997, the "bid" and "ask" prices of the Common Stock were $4.25 and $4.50, respectively.


     The offering represented by this Prospectus (the "Offering") involves certain factors which should be considered by all prospective Investors. See "RISK FACTORS."
                                                  (Cover continued on next page)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                                  PRICE TO      UNDERWRITING DISCOUNTS     PROCEEDS TO
                                                  PUBLIC(1)       AND COMMISSIONS(2)       COMPANY(3)
---------------------------------------------------------------------------------------------------------
Per Unit.....................................         $                    $                    $
---------------------------------------------------------------------------------------------------------
Total Minimum................................         $                    $                    $
---------------------------------------------------------------------------------------------------------
Total Maximum................................         $                    $                    $
=========================================================================================================


(1) The minimum amount of shares which may be purchased by a prospective Investor will be Five Thousand Dollars ($5,000) in shares of Common Stock. The Company reserves the right to sell the Common Stock in additional increments of one hundred (100) shares provided the minimum number of shares
    (   ) is purchased.


(2) The Company intends to offer the Common Stock on a best-efforts basis. Sales will only be made by Affiliates of the Company including the Company's board of directors and executive officers. The Company may also enter into Underwriting Agreements with broker-dealers who are members of the National Association of Securities Dealers, Inc. It is anticipated that sales and underwriting commissions equal to ten percent (10%) of Subscriptions will be paid to those persons or entities entering into Underwriting Agreements.

(3) Does not include the provision of up to One Hundred Twenty Thousand Dollars ($120,000) for Organization and Offering Expenses or the use of proceeds relative to the sale of Common Stock by the Selling Shareholders. See Section of the Prospectus entitled "USE OF PROCEEDS."

               THE DATE OF THIS PROSPECTUS IS             , 1997.

(Cover page continued)

     In particular, prospective Investors should consider that:


     - the Company has recently commenced the mining and extraction of precious metals from the Nevada Property, timber production on certain of the Brazilian Timber Properties, and exploration activities on certain of the Indonesian Concessions. The Company has not identified any proven and recoverable reserves on the Nevada Property and the Indonesian Concessions. The Company has generated approximately $290,000 in revenues as of May 31, 1997, due primarily from its operations in Brazil. No revenue has been generated to date from the Indonesian Concessions. The Company has realized a net loss of $4,362,509 for the fiscal year ending May 31, 1997, and has accumulated a deficit of $16,513,084 since inception. No assurance can be given that the Company will be able to profitably conduct mining or timber operations even if all Subscriptions are sold pursuant to this Offering.



     - mining and natural resource operations are speculative by their nature. Present management of the Company has in the past selected mining properties which have proven to be uneconomic. Prospective Investors should consider that unexpected problems (such as permitting, title problems, governmental and environmental regulation, acts of God, and fluctuating commodity prices and demand), expenses, and delays are typically encountered in the development of complex mining and timber properties thereby further complicating the ability of companies to successfully develop its properties.



     - there are significant title and land use problems associated with the Company's properties which pose a risk of forfeiture or reduced ownership interest.


     - the Company's operations are subject to substantial governmental regulation including federal, state, and local regulations concerning mine safety and environmental protection. Compliance with these regulations may cause significant delays in the ongoing permitting process or may prevent the Company from ultimately maintaining the permits necessary to continue commercial mining operations on the Nevada Property, to continue operations on the Brazilian Timber Properties, and/or continue its exploration activities on the Indonesian Concessions. In addition, the Company's operations in Indonesia are subject to the potential inability to obtain adequate legal protection through the Indonesian legal system.


     - while the Company is currently trading on the Electronic Bulletin Board of NASDAQ, no assurance that the current market for the Common Stock can be maintained.


     - prospective Investors who subscribe to the Common Stock will be subject
       to an immediate dilution of up to     Dollars      Cents ($    ) per
       share.


     - the Company does not currently intend to pay dividends and the rights of shareholders of the Common Stock to receive dividends are subordinate to the holders of the Company's Preferred Stock.

                            SUMMARY OF THE OFFERING

     This summary is provided for quick reference only and is qualified in its entirety by the terms and conditions outlined in the remainder of this Prospectus and by the financial statements including the notes thereto appended to this Prospectus. Prospective Investors are urged to carefully review the entire Prospectus and to consult with their legal and/or professional advisors before reaching an investment decision.

THE COMPANY


     The Company was initially formed to develop the Nevada Property and other gold mining properties which it had previously owned and has since abandoned. The Company has recently acquired the rights to harvest various species of hardwoods in up to 750,000 hectares (approximately 1,900,000 acres) of virgin timber properties located on various tracts throughout the state of Para, Brazil and the rights to acquire a sawmill facility near the town of Sao Miguel do Guama. In addition, the Company has also acquired the rights to seven (7) gold mining concessions and three (3) coal mining concessions in Indonesia.



     The Company has its principal executive offices at 5038 North Parkway Calabasas, Suite 100, Calabasas, California 91302. Its telephone number is (818) 591-4400, and its facsimile number is (818) 591-4411. See "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY."


PRINCIPAL OBJECTIVES OF THIS OFFERING

     The Net Proceeds derived from this Offering will be used for the following purposes:


                                                      MINIMUM SUBSCRIPTIONS     MAXIMUM SUBSCRIPTIONS
                                                      ---------------------     ---------------------
Acquisition and Development of Brazilian Timber
  Properties(1).....................................        $ 500,000                $ 3,800,000
Expansion of Mine, Exploration and Development of
  Nevada Property, and Mill Expansion(2)............        $ 400,000                $ 1,500,000
Exploration Activities on Indonesian
  Concessions(3)....................................        $ 225,000                $ 1,500,000
General and Administrative Expenses(4)..............        $ 150,000                $ 1,000,000


---------------


(1) The Company, through its eighty-percent (80%) subsidiary, Equatorial Resources, has acquired the rights to harvest timber on up to 750,000 hectares of virgin timber properties located throughout the state of Para, Brazil and to acquire a sawmill facility near Sao Miguel do Guama, Brazil. The Company intends to expend up to $3,800,000 in connection with its harvesting operations and to make improvements to its sawmill facility. The Company is in various stages of due diligence and development as more particularly described in the Section of the Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY."



(2) The Company anticipates expending up to $1,500,000 to expand mining operations on the Nevada Property consistent with the Nevada Business Plan described more thoroughly in the Section of the Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY."



(3) The Company currently projects that up to $1,500,000 will be expended in connection with the Indonesian Concessions on exploration activities including data collection, reconnaissance surveying, reporting, field work, sampling, data processing, laboratory analyses, prospect evaluation, mineralization mapping, additional acquisitions, and exploration drilling activities.


(4) Up to $1,000,000 of Net Proceeds has been allocated for working capital and general and administrative expenses.

THE OFFERING

     The Offering represents a proposal by the Company to sell up to $9,000,000
in shares of Common Stock at $       per share and to register up to 612,593
shares of Common Stock held by or which may be issued to the Selling Shareholders for the benefit of such Shareholders. A minimum of $1,500,000 in shares of Common Stock and a maximum of $9,000,000 are being offered by the Company. The Selling Shareholders and the entities which hold convertible debt securities recently issued by the Company and/or registration rights with respect to existing securities will be entitled to sell all or any portion of the shares of Common Stock being registered on their behalf pursuant to this Offering.

     The Offering will expire at 5:00 p.m. (PDT) on December 31, 1997 (the "Offering Commitment Date"), unless the Offering is extended by the Company for a period or periods up to and through March 31, 1998 (the "Offering Termination Date"), or unless this Offering is terminated prior to such date by the Company. The Company has designated U.S. Stock Transfer Corporation, Glendale, California, its current transfer agent and registrar, to act as Transfer Agent. Prior to the Offering Commitment Date, all Subscription funds will be held in an
interest-bearing depository account with             (the "Bank"). The account
will earn interest at the rate of three percent (3%) per annum. Provided the minimum number of Subscriptions are accepted by the Offering Commitment Date, the Company will offer and sell shares of Common Stock through the Offering Termination Date. If the minimum amount of Subscription funds are not accepted by the Offering Commitment Date (i.e. $1,500,000), all funds held in the escrow account will be promptly returned to the prospective Investors who tendered such funds. Any interest earned on Subscription funds will be distributed to the prospective Investors tendering such funds upon activation or termination of the Offering, as the case may be. The minimum Subscription will be $5,000. The Company reserves the right to sell additional one hundred (100) share lots of Common Stock provided each prospective Investor agrees to subscribe to a minimum of $5,000.


SUITABILITY REQUIREMENTS
     Offers and sales of shares of Common Stock will only be made to persons who meet the following minimum suitability requirements:

          1. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of Fifty Thousand Dollars ($50,000); or

          2. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of Thirty-Five Thousand Dollars ($35,000) plus, during the year of investment, anticipates gross income as defined by Internal Revenue Code section 61 in excess of Sixty-Five Thousand Dollars ($65,000).

     The Company will require all prospective Investors to execute and deliver prospective investor questionnaires and subscription agreements so as to assure that each prospective Investor meets the suitability requirements noted in the previous paragraph.

PLAN OF DISTRIBUTION

     The Common Stock will be offered by the Company and its Affiliates on a "best-efforts" basis to persons whom the Company believes possesses the minimum suitability standards. In cases where offers and sale of the Common Stock are effected by the Company and/or its Affiliates, no sales or underwriting commissions will be paid. In the event the Company enters into Underwriting Agreements with persons or entities who are broker-dealers and members of the National Association of Securities Dealers, Inc. ("NASD"), the Company may allot up to ten percent (10%) of the Subscription price for the Common Stock as sales and underwriting commissions and an additional two percent (2%) of such Subscription price as "due diligence" fees and expenses.


NO BOARD RECOMMENDATION
     An investment in the Common Stock must be made pursuant to a prospective Investor's independent investment evaluation. The advisability of such an investment will depend upon a number of factors unique to each prospective Investor as well as such independent evaluation of the merits of an investment in the Common Stock. Accordingly, the Company's board of directors makes no recommendation to prospective Investors or others regarding whether they should purchase Common Stock.

                                  RISK FACTORS


     THE PURCHASE OF SHARES OF COMMON STOCK INVOLVES A SUBSTANTIAL DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL MEANS WHO HAVE NO NEED FOR LIQUIDITY IN THEIR INVESTMENT. THIS SECTION OF THE PROSPECTUS SETS FORTH THE RISKS AND SPECIAL CONSIDERATIONS WHICH THE COMPANY BELIEVES MAY EXIST CONCERNING AN INVESTMENT IN THE COMMON STOCK. PROSPECTIVE INVESTORS SHOULD RECOGNIZE THAT FACTORS OTHER THAN THOSE SET FORTH BELOW MAY ULTIMATELY AFFECT AN INVESTMENT IN A MANNER AND TO A DEGREE WHICH CANNOT BE FORESEEN AT THIS TIME. ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR ADVISORS PRIOR TO MAKING AN INVESTMENT IN COMMON STOCK SO THAT THEY UNDERSTAND FULLY THE NATURE OF THE UNDERTAKING AND THE RISKS WHICH MAY BE INVOLVED PRIOR TO INVESTING. FURTHERMORE, ALL PROSPECTIVE INVESTORS ARE URGED TO REVIEW WITH THEIR COUNSEL, ACCOUNTANTS, AND PROFESSIONAL ADVISORS THE FINANCIAL STATEMENTS ATTACHED TO THE PROSPECTUS. ANY DOCUMENTS DESCRIBED IN THIS PROSPECTUS WHICH HAVE NOT BEEN ATTACHED AS EXHIBITS MAY BE OBTAINED BY PROSPECTIVE INVESTORS AND/OR THEIR ADVISORS UPON REQUEST FROM THE COMPANY. THIS REGISTRATION STATEMENT ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION THAT ARE BASED UPON MANAGEMENT'S BELIEFS AS WELL AS ON ASSUMPTIONS MADE BY AN UPON INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. WHEN USED IN THIS REGISTRATION STATEMENT, THE WORDS "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "BELIEVE," "SEEK" AND "ESTIMATE" OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. HOWEVER, THIS REGISTRATION STATEMENT ALSO CONTAINS OTHER FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING RISK FACTORS, WHICH COULD CAUSE THE COMPANY'S FUTURE RESULTS AND STOCK VALUES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY. MANY OF SUCH FACTORS ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. READERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE PUBLICLY ANY AND ALL FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.



NO COMMERCIALLY VIABLE ORE DEPOSITS



     Even though the Company has reviewed reports and records of its mining properties, there is no assurance that there are commercially viable ore deposits.


HISTORY OF LOSSES


     Although the Company was formed in 1985 to engage in precious metal mining activities, its net worth is limited. The Company has a net worth of $7,537,653 as of May 31, 1997. As of May 31, 1997, the Company has realized an aggregate net loss (since inception) of $16,513,084, or $1.35 per share. Until the fiscal year ended May 31, 1997, the Company had failed to post revenues from operations. The Company has generated approximately $290,000 in revenues as of May 31, 1997, due primarily from its operations in Brazil. Prospective Investors should be aware that the Company was a development-stage company that only recently has begun to report sales. There is no guaranty that the Company's operations will be successful or realize a profit in the future. Moreover, the Company's net worth and the value of its Common Stock will ultimately be dependent upon the overall success of timber operations conducted on the Brazilian Timber Properties, currently and in the future mining operations conducted on the Nevada Property and the Indonesian Concessions.

     The financial information accompanying this Prospectus reflects the current financial condition of the Company. It should be noted that the Company has not yet reported a profit from operations since its inception to the present. Although management projects that the further exploration and development of its properties will result in profitable operations, for the reasons stated elsewhere in this Prospectus, no guaranty to that effect can be made.



HISTORY OF UNSUCCESSFUL OPERATIONS



     Mining and natural resource operations are speculative by their nature. Present management of the Company has in the past selected mining properties which have proven to be uneconomic. There is no assurance that the present gold, coal, and timber properties will prove to be economic or profitable to the Company. If all or most of the properties prove to be uneconomic, the Company may be unable to realize a profit from its operations which may have a profound impact upon the value of the Company and the liquidity of the Common Stock.



TITLE PROBLEMS TO BRAZILIAN TIMBER PROPERTIES



     The Company has acquired its rights to the Brazilian Timber Properties pursuant to harvesting agreements entered into by and between the Company's subsidiary, Equatorial Resources, Ltd. ("Equatorial Resources"), and third parties. The Company will also acquire its rights to purchase the sawmill facility in Sao Miguel do Guama pursuant to an acquisition agreement with Jonasa Maderias Ltda.



     The Company has performed preliminary title work on the tracts of properties on which current harvesting operations are being conducted. These examinations have been conducted by legal counsel in Belem, Brazil, who are competent to examine title. While Equatorial Resources has commenced timber production from these properties, there can be no assurance that title problems and other claims hostile to the chain of title on which the Company has relied will not arise in the future.



     Before any sums are expended by the Company on timber operations on the other tracts of properties on which it has acquired harvesting rights, the Company intends to employ legal counsel to advise it of the status of title to these concessions.


     In addition to the title problems and environmental problems commonly associated with the development of timber properties in the United States, foreign ownership of timber rights in foreign countries subjects a U.S.-based company to the additional risk of political instability.


     The Company has expended considerable sums to improve the sawmill facility located in Sao Miguel do Guama, Para Brazil even though transfer of ownership has not been completed. The terms of the acquisition agreement require Jonasa Maderias Ltda. (the current owner) to transfer the sawmill facility free and clear of all liens. The Company has discovered that the sawmill facility is burdened by certain taxes due to various governmental authorities. If the current owner does not remove these liens from the sawmill facility, the Company will likely complete the sale of the facility and assume such obligations.



RISKS OF FORFEITURE TO BRAZILIAN TIMBER PROPERTIES



     A recent federal law in Brazil grants certain rights to indigenous peoples who invade individually-owned property in various regions of the country. In cases where such invasion has occurred, the federal government has condemned the properties and paid "just compensation" to the owners. Some of the properties in which the Company has acquired rights are subject to this legislation. In the case of its agreement relating to the Jonasa Concessions, any tracts appropriated by the federal government, under this legislation are required to be replaced by Jonasa. In the case of the tracts subject to the Terranorte Agreement, a physical inspection of the tract will be made prior to commencement of harvesting operations. The Company and its subsidiary, Equatorial Resources, will be subject to the risk of forfeiture of its rights in both the Jonasa Concessions and the Terranorte Concessions in the event that Jonasa fails to perform its obligation in the first instance or all or a portion of the tracts on which operations are conducted on the Terranorte Concessions are condemned by the federal government in the second instance.


     It should be noted that the Company and many of its key personnel have limited operating experience in Brazil and in timber operations. Such inexperience could result in unsuccessful operations or unfavorable returns to the Company

TITLE FAILURE TO THE NEVADA PROPERTY



     The Company has acquired its rights to the Nevada Property through a variety of agreements with predecessors-in-interest. The precise nature and amount of interest owned by the Company is now the subject of a lawsuit pending in Nye County and more particularly described in the Section of the Prospectus entitled "LEGAL PROCEEDINGS." The Company is seeking to obtain an order from the court declaring that the Company is the owner of the undivided 100% interest in a substantial number of the mining claims comprising the Nevada Property. If the Company is unsuccessful in its request for declaratory relief, title to 50% of the interests in the Nevada Property may be retained by persons or entities other than the Company.


     The Company has recently executed a deed of trust encumbering the Nevada Property in the principal amount of Two Million Dollars ($2,000,000) to Silenus Limited pursuant to a privately-negotiated placement of 8% Senior Secured Convertible Debentures described elsewhere in this Prospectus. Until such time as all obligations due under the Debentures issued to Silenus Limited are paid, converted or redeemed, and the encumbrances on the Nevada Property are reconveyed to the Company, one of the primary assets of the Company, namely the Nevada Property, will be subject to the terms and conditions of such instruments. Any default under such agreement or the Deed of Trust which remains uncured would subject the Company to the possible loss of the Nevada Property.

TITLE PROBLEMS ASSOCIATED WITH THE INDONESIAN CONCESSIONS

     Mineral interests in Indonesia are controlled exclusively by the federal government through the Ministry of Mines and Energy. Title to a mineral property in Indonesia is subject to obtaining various forms of licenses for the extraction of commercial quantities of minerals after obtaining property rights from the fee owner. Title is confirmed by the issuance of a government seal affixed to specific property location maps.

     Because direct foreign ownership of mining concessions is difficult, if not prohibited by Indonesian law, the Company and its subsidiary, Kalimantan Resources, must rely upon its contractual rights under the various agreements into which they and/or their predecessors have entered. These contracts are described in greater detail elsewhere in this Prospectus. Should a dispute arise as to the interpretation or enforcement of such agreements, resort to the Indonesian judicial system will likely be required. It should be noted that since members of the judicial branch are employed by the executive branch of the government, a fair opportunity to assert a foreign company's rights under such agreement may be limited.

     Even if the contractual rights of Kalimantan Resources are clearly delineated in its agreements, the Company's interests in the Indonesian concessions are subject to title failures associated with the entities with whom Kalimantan Resources has contracted. The Company has not currently completed its title investigations with respect to any of the Indonesian Concessions. However, prior to the time at which any payments will be made to the current holders of the licenses, the Company will have satisfied itself that either it, Kalimantan Resources, or the parties with whom it has contracted (and/or their predecessors in interest) will have good and merchantable title to the particular licenses purported to be owned by such third parties.


     Ownership of licenses to explore for and/or exploit natural resources in foreign countries is also subject to political risks. The United States has important economic, commercial, and security interests in Indonesia because of its growing economy and markets and its strategic location in relation to key international straits. The U.S. and Indonesia maintain cordial and cooperative relations, although the two countries are not bound by formal security treaties.



     Indonesia is a republic based upon its 1945 constitution providing for a limited separation of executive, legislative, and judicial power. The president, elected to a five-year term, is the overwhelmingly dominant governmental and political figure. The president appoints the cabinet, currently composed of four coordinating ministers (in the fields of political and security affairs, economic and financial affairs, people's welfare, and industrial and trade affairs), thirteen state ministers, twenty-four ministers, and three high officials with the status of state ministers. Moreover, judges are employees of the executive branch.


     Unlike Western democratic systems, the legislative branch meets only once during its five-year term, to formulate the overall principles and aims of the government and to elect the president and vice president.

Representative bodies at all levels in Indonesia eschew voting, preferring to arrive at decisions through "consultation and consensus."

     Because of the presence of a strong executive branch, some foreign companies have been forced to accede to government demands to revise licenses to include the participation of Indonesian-owned companies, larger foreign companies and, in some instances, the Indonesian government. The inability of a foreign company to effectively enforce its rights in licenses issued by the Indonesian government through the judicial branch of government represents a risk of doing business in a developing country as compared to the United States.

GOVERNMENTAL REGULATION


     Mining operations on the Nevada Property are and will be subject to substantial federal, state, and local regulation concerning mine safety and environmental protection. Some of the laws and regulations which will pertain to mining operations include maintenance of air and water quality standards; the protection of threatened, endangered and other species of wildlife and vegetation; the preservation of certain cultural resources and the reclamation of exploration, mining and processing sites. These laws are continually changing and, as a general matter, are becoming more restrictive. The location of the Nevada Property is found in an area which strongly encourages mining operation. However, the Company's inability to comply with such federal, state, or local ordinances and regulations on an ongoing basis may cause significant delays in the permitting process or in the operations anticipated to be conducted on the Nevada Property. In addition, delays in such compliance could result in unexpected and substantial capital expenditures. Although no such problems or delays are anticipated, no assurances can be given that the Company will be able to comply with all applicable law and regulations and maintain all necessary permits, licenses and approvals or, in the alternative, that compliance and/or permitting will be obtained without substantial delays and/or expenses.


     With regard to the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection ("NDEP"), the Company has received authorization to proceed with its currently planned mining operations on the Nevada Property pursuant to the applicable statutes and regulations relating to a small mining operation. In the event, however, the Company's operations exceed the designated limits for a limited mining operation, a full reclamation plan will need to be prepared, submitted and approved by NDEP. The Company is currently preparing such a reclamation plan. While the Company believes that it will be able to obtain such approval, there is no guarantee that the required approval will in fact be obtained by the Company.


     A change in the nature or magnitude of the Company's presently anticipated operations on the Nevada Property may trigger the need to obtain additional NDEP and other federal, state, or local governmental approvals, licenses, or permits. For example, water processing discharge needs may trigger the requirement that the Company obtain a water pollution control permit. The Company is currently preparing for submission of an application for a water pollution control permit. Other significant permits, required by a change in operations on the Nevada Property, might include an NDEP permit, air quality permit, waste management permit, archeological clearance, and wildlife permit. There is no guaranty that the Company will be able to obtain any or all of the required federal, state, or local permits that might be required to expand its operations on the Nevada Property.



     Even if the Company does not change its currently planned operations on the Nevada Property, the Company is nevertheless vulnerable to the various federal, state, and local laws and regulations governing the protection of the environment, occupational health, labor standards, and other matters. The reason for this is that these laws are continually changing, and as a general matter, are becoming more restrictive.


     To comply with these federal, state and local laws, the Company may in the future be required to make capital and operating expenditures on environmental projects both with respect to maintaining currently planned operations and the initiation of new operations. Such projects may include, for example, air and water pollution control equipment; treatment, storage and disposal facilities for solid and hazardous waste; remedial actions required for the containment of tailings pond seepage; continuous testing programs; data collection and analysis land reclamation (specifically including existing mine and processing waste on the Nevada Property);

landscaping and construction projects. There is no guaranty that the Company will technically or financially be able to comply with any or all of these potential requirements.

ENVIRONMENTAL REGULATION AND LIABILITY


     The Company's proposed mineral operations on the Nevada Property are and will be subject to environmental regulation by federal, state, and local authorities. Under applicable federal and state law, the Company may become jointly and severally liable with all prior property owners for the treatment, cleanup, remediation and/or removal of substances discovered at the Property which are deemed by federal and/or state law to be toxic or hazardous ("Hazardous Substances"). Liability may be imposed among other things for the improper release, discharge, storage, use, disposal, or transportation of Hazardous Substances only in the areas which the Company disturbs.



     Applicable law imposes strict joint and several liability on, among others, "owners" and "operators" of properties contaminated with Hazardous Substances. Such liability may result in any and all "owners," "operators" and "transporters" of contaminated property being required to bear the entire cost of remediation. The Company may utilize substances which have been deemed by applicable law to be Hazardous Substances. The potential liability of the Company under such laws will be derived from the Company's classification as both an "owner" and "operator" of a contaminated property. While the Company intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, mineral exploration by its very nature will subject the Company to substantial risk that remediation may be required. If the cleanup or remediation of hazardous substances is required on the Nevada Property, substantial delays could occur in the permitting process and/or in the further extraction of gold and other precious minerals on the Nevada Property.



     Much like environmental laws found in the United States, both the federal and state governments in Brazil have adopted laws and standards relating to the harvesting and reclamation of forests. While the Company and its subsidiary, Equatorial Resources, have not yet fully familiarized themselves with all of these laws and standards, Equatorial Resources has entered into an agreement with Eco-Rating International, Incorporated ("Eco-Rating"), Zurich, Switzerland, to better assist the Company and Equatorial Resources in understanding and complying with such laws and standards. Under the terms of its agreement with the Company, Eco-Rating has agreed to establish an "eco-efficiency model" designed to enable Equatorial Resources to establish environmental management guidelines for the conduct of activities on the Jonasa Concessions and ultimately on the remainder of the Brazilian Timber Properties consistent with all applicable environmental laws and standards.



     The Indonesian Concessions may also be subject to federal and provincial environmental laws in place or being contemplated by those governmental entities. Mining in certain locations in Indonesia may be restricted because of difficulties associated with mine reclamation, water quality, air quality, endangered species or local cultural conditions similar to those restrictions of other international mining operations in Indonesia.



LIQUIDITY OF COMMON STOCK



     The Company's Common Stock is currently traded on the NASDAQ Electronic Bulletin Board. Over the past six (6) months, the average monthly trading volume has been approximately 800,000 shares. Trading volumes on the Electronic Bulletin Board have been limited and there is no assurance that the Electronic Bulletin Board will provide an effective market for a prospective investor to sell his or her shares of Common Stock.



SIGNIFICANT DILUTION



     The net book value of the Company per share as of May 31, 1997, was approximately fifty-two cents ($.52) per share. After taking into consideration the conversion rights of the shareholders holding or entitled to hold Preferred Stock as of May 31, 1997 (but exclusive of any dividends paid in stock), the total number of shares of Common Stock outstanding as of May 31, 1997, other transactions described elsewhere in this Prospectus requiring the Company to issue shares to others within sixty (60) days, and assuming all

$9,000,000 of the Company's Common Stock are sold pursuant to this Offering, the net tangible book value of the Common Stock immediately after the Offering after deducting One Million Two Hundred Thousand Dollars ($1,200,000) in Organization
and Offering Expenses will be approximately     Dollar and      Cents ($    )
per share of Common Stock. Investors who subscribe to shares of Common Stock
will therefore realize an immediate dilution of     Dollars and
Cents ($    ) per share of Common Stock. Assuming only the minimum number of shares are sold pursuant to this Offering, the net tangible book value of the Common Stock immediately after the Offering after deducting One Hundred Eighty Thousand Dollars ($180,000) in Organization and Offering Expenses will be
approximately     cents ($.  ) per share. Investors who subscribe to shares of
Common Stock under these circumstances will therefore realize an immediate
dilution of     Dollars and      Cents ($    ) per share. The price to be paid
by Investors pursuant to this Offering should be compared to the prices paid by and the options granted to certain of the Company's executive officers, directors, and the Selling Shareholders. See "DESCRIPTION OF SECURITIES BEING OFFERED" and "PRINCIPAL AND SELLING SHAREHOLDERS."



DIVIDENDS



     The Company has not paid cash dividends on any of its Common Stock and does not anticipate paying any cash dividends on any of its Common Stock in the foreseeable future. Holders of the Preferred Stock are entitled to an annual cash or stock dividend offered at the rate of eight percent (8%) per year, payable out of any funds legally available therefor, and payable on January 1, April 1, July 1, and October 1 of each year. Such dividends are cumulative so that if full dividends in respect of any previous dividend period are not paid, holders of the Preferred Stock are entitled to receive any deficiency before any dividend or other distribution may be made or declared by the Company with respect to any other class of stock including other series of preferred shares should the Company elect to issue such additional series.



     As of the date of this Prospectus, no accrued quarterly dividends payable to the holders of the Preferred Stock (which were $160,500 as of May 31, 1997) have been paid. Management of the Company is presently scheduling payment of accrued dividends in Common Stock as authorized in the Company's "Certificate of Determination of Preferences of Series A Preferred Stock" filed with the Nevada Secretary of State on October 25, 1995, at the time that the Preferred Stock is converted into Common Stock on or before the earlier of the effective date of this Prospectus or December 31, 1997.



CLASSIFICATION OF SECURITIES



     Currently the Company's stock is not considered to be "penny stock" pursuant to Rule 3a51-1 of the Securities Exchange Act of 1934. The Company's Common Stock has primarily had a price of $5.00 or more for the latter part of 1996 and for most of 1997. In the event the price of the Company's Common Stock decreases below $5.00 per share and its net tangible assets (i.e., total assets less intangible assets and liabilities) are less than $2,000,000, the Common Stock will be considered "penny stock." In such case, the Company would be required to be delisted from any national exchange on which the Common Stock was then trading, and will be subject to the increased disclosure requirements associated with the issuers of such securities. In addition to increased disclosure requirements, such situation may also result in either a decrease in the liquidity of the stock or a total disappearance of a market for the Common Stock. In either instance the difficulty associated with disposition of the shares would greatly increase.



DEPENDENCE UPON MANAGEMENT



     The business of the Company is and will be greatly dependent upon the active participation of Christopher D. Michaels and Jeffery S. Kramer. The Company also anticipates that it will be dependent upon the active participation of other key personnel and/or consultants in the future. The Company presently has employment agreements with both Mr. Michaels and Mr. Kramer and has entered into agreements with key consultants; nevertheless, the loss of the services of Mr. Michaels, Mr. Kramer and/or other key personnel (including such consultants) regardless of reason could adversely affect the Company and the Company's business. The Company does not maintain any life insurance policies enabling it to receive benefits in the case of either Mr. Michaels' or Mr. Kramer's death. In addition, Messrs. Michaels and Kramer are parties and subject to a consent judgment wherein they are restrained from selling securities in interstate commerce in violation of the provisions of section 5 of the Securities Act of 1933, as amended (the "Act"), or from engaging in any transaction, practice, or course of conduct resulting in a violation of the antifraud provisions of the Act. A violation of these provisions could result in the resignation of these officers. To the extent that the services of Mr. Michaels or Mr. Kramer would be unavailable to the Company for any reason, the Company might be required to employ other executive personnel to manage and operate the Company. There is no assurance that the Company under such circumstances would be able to employ qualified persons on terms suitable to the Company to assure the fulfillment of the objectives stated in this Prospectus.



LACK OF DIVERSIFICATION



     The Company has, in the past, maintained other mining properties for exploration and development. These properties were located in Bolivia, South America and Vancouver, British Columbia. Through its board of directors and shareholders, the Company elected to abandon such other properties as a result of uneconomic results. Presently, the Company's primary assets consist of the Brazilian Timber Properties, the Nevada Property, and the Indonesian Concessions. No assurance can be given that once the Company increases or continues its timber operations in Brazil and completes its present exploration and development of the Company's properties in Nevada and Indonesia as described in further detail in this Prospectus, it will be able to establish and produce significant revenues from such operations or become profitable. In addition, there can be no assurance that continued development activities on the Nevada Property and/or exploration activities currently being conducted on the Indonesian Concessions will result in the establishment of commercial quantities of mineralization. As a result, persons reading this Prospectus should be aware that investment in the Common Stock represents an additional risk because the Company's activities are presently confined to the conduct of timber operations on the Brazilian Timber Properties, the exploration, development and gold production on the Nevada Property, and preliminary exploration activities on certain of the Indonesian Concessions.


STOCK ISSUANCES UNDER MINING CONTRACTS

     The Company has entered into various contracts with third parties to issue Common Stock in consideration of services rendered in relation to various mining properties. Common Stock has been issued to the following parties: Harrison Western Construction Company (100,000 shares); Maxwells Energy & Metals Technology Ltd. (400,000 shares); and Singkamas Agung Ltd. (200,000 shares). Maxwells Energy & Metals Technology Ltd. is entitled to receive an additional 4,000,000 shares of Common Stock if an investment banker confirms by independent appraisal that the value of the properties subject to the Principles of Agreement dated August 19, 1996 equals or exceeds $12,000,000. Singkamas Agung Ltd. is entitled to receive an additional 3,800,000 shares of Common Stock if an independent evaluation confirms that the value of the properties subject to the Acquisition Agreement dated January 26, 1997 equals or exceeds $40,000,000. Of the additional shares which may be issued to Singkamas Agung Ltd., 950,000 shares are entitled to "piggy-back" registration rights. Once these shares are issued to the various parties and such shares become unrestricted, the sales of such securities could adversely affect the price of Common Stock.

REGULATORY PROCEEDINGS

     In May 1989, the Company received notice that the Securities and Exchange Commission (the "Commission") had commenced an informal investigation into the Company's compliance with the registration and disclosure requirements of the Securities Act of 1933 (the " '33 Act") and the Securities Exchange Act of 1934 (the " '34 Act"). Thereafter the Commission commenced an extensive review of the Company's books and records relating to the Company's business and mining operations, its capital raising activities, and its financial condition and history. Through all stages of the investigation, the Company voluntarily cooperated with the Commission.

     On August 3, 1993, the Commission and the Company agreed to terminate the Commission's investigation by the entry of a consent judgment against the Company and certain of the Company's past and present key employees. These key employees include Christopher D. Michaels, Jeffrey Kramer, and Stanley Mohr. The terms and conditions of the consent judgment can be summarized as follows:


          1. The Company and its officers, agents, servants, employees and others receiving actual notice of the consent judgment neither admitted nor denied any of the allegations alleged by the Commission;

          2. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained and enjoined from violating section 5 of the '33 Act or from selling securities in interstate commerce unless and until a registration statement is in effect or the security or transaction is exempt from the registration provisions of the '33 Act and/or the '34 Act;

          3. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained from engaging in any transaction, practice, or course of conduct, employing any course of conduct, or obtaining any money or property by means of an untrue statement of a material fact, or any omission to state a material fact, necessary to make the statements made in light of the circumstances under which they were made not misleading in violation of the antifraud provisions of the '33 Act and '34 Act.

     As part of the consent judgment, the Company was required to engage an independent certified public accountant to conduct a full and complete analysis of the disposition of all funds received by the Company from investors and, to the extent so discovered, to disgorge all ill-gotten gains.

     On April 7, 1994, in response to the audits completed by the certified public accountant, the Company and the Commission entered into a stipulation regarding the resolution of all outstanding issues which then existed, which stipulation was entered as an order by the United States District Court for the Central District of California. Such stipulation contained an acknowledgement that the Company and its executive officers had received no ill-gotten gains as a result of prior activities by the Company in offering and selling its securities, and that the consent judgment resolved once and for all, all issues raised by the Commission as a result of the Company's prior activities. The Company and the persons named in the formal order of investigation were not required to pay any fines or required to disgorge any monies previously received by it in connection with its securities.


     On February 27, 1989, the Pennsylvania Securities Commission issued a cease and desist order against the Company and Christopher D. Michaels, Jeffrey S. Kramer, Stanley J. Mohr, and William Michaels prohibiting them from violating section 201 of the Pennsylvania Securities Act of 1972 relating to the sale of unregistered "penny stocks."



     As a result of the foregoing regulatory and judicial actions, the Company may not be able to utilize the exemptions from registration available under Regulation A and Rule 701 promulgated under the '33 Act and may not be able to rely upon certain private placement exemptions afforded by applicable state blue sky laws in connection with the offer and sale of securities in a transaction which qualifies as exempt from registration under the '33 Act. In such cases, the Company would be required to register/qualify the transaction under said blue sky laws, which would likely increase the cost of, and extend the time for completing, any private placement of securities.


RELATIONSHIP WITH OTHER OFFERINGS

     This Offering has been registered pursuant to Regulation S-B promulgated by the Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Federal Securities Laws"). From the period March 1, 1994, through February 28, 1997, the Company offered and sold 8,342,619 shares of its Common Stock and 228,319 shares of Preferred Stock. In addition, the Company concluded the private placement of its Debentures in a negotiated transaction with certain investors more particularly described in the Section of the Prospectus entitled "PRINCIPAL AND SELLING SHAREHOLDERS." With the exception of the placement of the Debentures, these sales were made primarily to its existing shareholders. The Company has relied upon applicable exemptions from the registration requirements of the Federal Securities Laws and upon compatible exemptions from securities registration under applicable state ("blue sky") laws. In the event that it is determined that the Company sold and issued these securities without complying with either the Federal Securities Laws or blue sky laws, the purchasers of these securities may have the right to rescind the sale of these securities and to recover the purchase price paid to the Company plus interest accrued on such purchase price. The Company does not currently have funds with which it could repay the purchase price and accrued interest from any prior sale of securities. Moreover, it is doubtful that the Company could continue operations if a significant number of existing shareholders were to seek to rescind their purchases of securities. The financial statements of the Company do not reflect a contingent liability for any such rescission rights.

FINANCIAL RISK OF PROPOSED ACTIVITIES

     If substantially less than all of the Common Stock hereby offered by the Company pursuant to this Offering is sold, the Net Proceeds derived from this Offering will not be sufficient to finance all of the activities contemplated by this Offering. The Company's activities in Indonesia and on the Nevada Property in particular will be financed primarily, if at all, from the Net Proceeds derived from this Offering and from existing capital which the Company then possesses as a result of revenue earned from its Brazilian operations. The Company's future operations in Brazil are projected to be financed from the Net Proceeds derived from this Offering and from current operations being conducted in Brazil. If the activities contemplated by the Company's Business Plan and its operations in Brazil do not prove to be profitable or successful, the Company may suffer a loss with respect to operations conducted on the Properties, or in the alternative, may be required to abandon the Brazilian Timber Properties, the Nevada Property and/or Indonesian Concessions as noneconomic. If such is the case, prospective Investors may risk all or a substantial loss of their investment in the Common Stock.

VALUATION OF COMMON STOCK


     The price per share of the Common Stock has been established based upon the current market price for the Common Stock. The current price is substantially higher than the average share price paid by existing shareholders of the Company. The Company has also considered several factors in determining the purchase price per share for the Common Stock including the state of development of the Properties, the Company's management, the Company's current financial condition, and the general condition of the securities market. Prospective Investors should be advised that the price per share is not related to the Company's value of its assets, net worth, or results of operations conducted on the Properties. As a result, there is no assurance that prospective Investors will be able to liquidate their investment in the Common Stock or on terms resulting in any ultimately favorable return on their investment or upon any terms.



FLUCTUATION OF COMMODITY PRICES



     Since its deregulation in August 1971, the market price for gold has been highly speculative and volatile. Since 1980, gold has fluctuated from a high of approximately $850 per ounce in January 1980 to a low of approximately $285 per ounce in 1985. Currently, gold is trading at approximately $320 per ounce. In 1996, gold averaged over $380 per ounce. Instability in gold prices may effect the profitability of the Company's future operations.



     Similarly coal and timber prices fluctuate. Natural resources have traditionally evidenced volatile swings in pricing, thereby affecting overall the relative profitability of engaging in these lines of business. For example, timber prices increased fifty-two percent (52%) in 1996. Coal prices, which historically have been heavily dependent upon mining conditions, location of deposits, and freight variations, have remained relatively stable for the past several years.



USE OF FORWARD-LOOKING STATEMENTS



     This Prospectus contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are found in the Sections of the Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION," "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY," and elsewhere. Prospective Investors are cautioned that the assumptions upon which such statements are based cannot be guarantied by the Company to occur in the future or that the overall success of the Company might be materially adversely affected should such bases (or some of them) not occur. Moreover, the safe harbor afforded by the Private Securities Litigation Reform Act of 1995 is not available to the Company or management because such safe harbor does not apply to initial public offerings.

                             TERMS OF THE OFFERING

GENERAL

     The Company is hereby offering a minimum of $1,500,000 in shares of Common Stock and a maximum of $9,000,000 in shares of its Common Stock. An additional 612,593 shares of Common Stock held in the names of or which may be issued to the Selling Shareholders are being registered pursuant to this Offering. Selling Shareholders will be entitled to sell all or any portion of the shares so registered on their behalf pursuant to this Offering.

     The primary purposes for which Net Proceeds derived from this Offering are to be used include the following:


          1. Expending up to Three Million Eight Hundred Thousand Dollars ($3,800,000) to further develop the Brazilian Timber Properties, to make improvements and additions to the sawmill facility located near Sao Miguel do Guama, and to acquire and develop additional timber concessions or properties located adjacent to, in the vicinity of, or in areas comparable with the Brazilian Timber Properties;


          2. Further developing the Nevada Property consistent with the Nevada Business Plan;

          3. Expanding and/or delineating (to increase reserves and potential reserves) the Nevada Property, acquiring up to a fifty percent (50%) interest in the mill constructed approximately one mile from the Nevada Property and/or constructing its own mill on the Property. In addition or in the alternative, the Company may enter into a contract for milling services with New Concept Mining or to purchase all of the equipment necessary to construct a mill on site at the Nevada Property;

          4. Expending up to One Million Five Hundred Thousand Dollars ($1,500,000) to explore and develop the Indonesian Concessions; and

          5. Paying up to One Million Dollars ($1,000,000) in general and administrative expenses and/or retaining all or a portion of said sum as working capital.

SUBSCRIPTION

     There are hereby offered a total of $9,000,000 in shares of the Company's
Common Stock at a price of $    per share. In addition, the Selling Shareholders
are registering 612,593 shares pursuant to this Offering. Each prospective Investor must purchase a minimum of $5,000 in shares of Common Stock. In addition, each prospective Investor will have the right to purchase additional blocks of 100-share lots of Common Stock.

     The Offering Commitment Date is presently scheduled for December 31, 1997, although the Company hereby reserves the right to extend this Offering through March 31, 1998 (the "Offering Termination Date"). On or before the Offering Commitment Date, the Company will be required to accept Subscriptions amounting to the purchase of at least $1,500,000 in shares of Common Stock or to terminate the Offering without having sold any of the Common Stock. The Company reserves the right to accept Subscriptions through the Offering Commitment Date unless this Offering is terminated by the Company prior to such date.


     Each Subscription for the Common Stock will be held in an escrow account established with ________ (the "Bank"). Until such time as a minimum number of Subscriptions are accepted or the Offering Commitment Date is reached without the acceptance of the minimum number of Subscriptions necessary to activate this Offering, Subscription funds will be held in the escrow account, but may be invested in short-term certificates of deposit, short-term government securities, demand deposits, and bank money market accounts.


     If Subscriptions amounting to at least $1,500,000 (i.e.         shares) are
not accepted on or before the Offering Commitment Date, all Subscription funds together with any interest earned (at the rate of 3% per annum) on such funds held in the escrow account will be promptly returned to the persons whose funds were deposited in the escrow account. If Subscriptions amounting to at least $1,500,000 are accepted by the Offering Commitment Date, further Subscriptions which are accepted by the Company will be deposited into an account opened up on behalf of the Company at the Bank and will not be subject to the terms and conditions of the escrow account. Any interest earned on Subscription funds will be distributed to prospective Investors tendering such funds upon activation or termination of the Offering, as the case may be.


     The Company reserves the right to discontinue this Offering at any time and also reserves the right, in its absolute discretion, to reject, in whole or in part, any Subscription. No assurance can be given that any or all of the Common Stock will be sold.

SUITABILITY OF INVESTORS

     Sales of Common Stock may be made pursuant to this Offering only to persons who represent that they meet the following minimum requirements:


          1. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of $50,000; or


          2. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of $35,000 and during the year of investment anticipates gross income as defined by Internal Revenue Code section 61 in excess of $65,000.

     The Company will require all prospective Investors to execute and deliver prospective investor questionnaires and subscription agreements so as to assure that each prospective Investor meets the suitability requirements noted in the previous paragraph.

                              PLAN OF DISTRIBUTION


     The Common Stock will be offered by the Company through its Affiliates on a "best-efforts" basis to prospective Investors whom the Company believes possesses the minimum suitability standards outlined elsewhere in this Prospectus. In cases where offers and sales of the Common Stock are effected by the Company and/or its Affiliates, no sales or underwriting commissions will be paid. In the event the Company enters into Underwriting Agreements with persons or entities who are broker-dealers and members of the National Association of Securities Dealers, Inc. ("NASD"), the Company may allot up to ten percent (10%) of the Subscription price for the Common Stock as sales and underwriting commissions and an additional two percent (2%) of such Subscription price as "due diligence" fees and expenses.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE AND/OR THE PHILADELPHIA STOCK EXCHANGE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                 DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY

THE COMPANY

     Nevada Manhattan Mining Incorporated (the "Company") was formed on June 10, 1985, in the state of Nevada under the name of Epic Enterprises, Ltd. On September 11, 1987, the Company amended its Articles of Incorporation changing its name to Nevada Manhattan Mining Incorporated. The Company's articles currently authorize the issuance of 49,750,000 shares of Common Stock with a par value of one cent ($.01) per share and 250,000 shares of Series A Preferred Stock with a par value of $1.00 per share (the "Preferred Stock") convertible into Common Stock on the terms and conditions described elsewhere in this Registration Statement. There were 12,273,565 shares of the Company's Common Stock and 228,319 shares of the Preferred Stock issued and outstanding as of May 31, 1997. The average price per share paid for the Common Stock issued directly by the Company has been approximately $2.00 per share. Holders of the Preferred Stock have paid $10.00 per share with an effective purchase price for the Common Stock (after giving effect to the conversion thereof on a one-for-ten basis) of $1.00 per share. In addition, the Company has recently issued approximately $3,500,000 of 8% Senior Secured Convertible Debentures in two privately-negotiated transactions.


     The Company was formed primarily to develop the Nevada Property, other gold mining properties which it had previously owned, and certain gold mining properties which it has recently acquired. Pursuant to prior action of both the Company's directors and its shareholders, certain gold mining properties have been abandoned as uneconomic. The Company has recently acquired various timber concessions and a sawmill facility in Brazil and the rights to seven (7) gold mining concessions and three (3) coal mining concessions in Indonesia.



     The Company has its principal executive offices at 5038 North Parkway Calabasas, Suite 100, Calabasas, California 91302. Its telephone number is (818) 591-4400, and its facsimile number is (818) 591-4411.


     Management of the Company presently consists of a five-member board of directors (two of which are neither executive officers nor employees). The Company employs two (2) full-time executive officers as well as seven (7) full-time employees at its principal offices. The Company's subsidiary, Equatorial Resources, Ltd., also employs approximately 90 persons in Brazil who are employed in various capacities relating to either its sawmill facility or its harvesting operations being conducted on the Brazilian Timber Properties.

THE COMPANY'S SUBSIDIARIES

     Equatorial Resources, Ltd. Equatorial Resources, Ltd., (hereinafter "Equatorial") was incorporated in the British Virgin Islands as an international business company on December 13, 1996. Equatorial currently maintains offices in Road Town, Tortola, British Virgin Islands with its primary business office located in Calabasas, California. Equatorial's board of directors consists of three (3) members with such number being able to increase to seven. Its authorized capitalization is 25,000 shares of common stock and 25,000 shares of preferred stock with its largest single shareholder being Nevada Manhattan Mining Incorporated which owns 80% of Equatorial's outstanding common shares.


     Equatorial's primary business purpose is the acquisition and development of timber producing property in the Amazon Basin of Brazil. Since Equatorial's inception, it has acquired the right to develop and/or harvest virgin timber properties on up to approximately 750,000 hectares located in the state of Para, Brazil, and the right to acquire a sawmill facility located near the town of Sao Miguel do Guama, Brazil. In the development of such properties, Equatorial currently employs approximately 90 persons, most of whom are Brazilian nationals employed in connection with the operations being conducted at the sawmill or in connection with the timber harvesting operations on the Terranorte Concessions.


     Kalimantan Resources, Ltd. Kalimantan Resources, Ltd., (hereinafter "Kalimantan") was incorporated in the British Virgin Islands as an international business company on September 16, 1996. Kalimantan currently maintains offices in Road Town, Tortola, British Virgin Islands with its primary business office located in Calabasas, California. Kalimantan's board of directors consists of 3 members with such number being able to increase to seven. Its authorized capitalization is 1,000 shares of common stock with its sole shareholder being Nevada Manhattan Mining Incorporated.

     Kalimantan's primary business purpose is to enter into contracts for the exploration and if warranted the development and extraction of coal and gold ore in Indonesia. Since Kalimantan's inception it has: entered into an agreement to acquire a fifty-one percent (51%) interest in a gold exploration property comprising 10,000 hectares (25,000 acres) located in East Kalimantan; entered into two (2) additional agreements to acquire an additional six (6) gold mining concessions aggregating over 23,400 hectares (58,500 acres) and three (3) coal mining concessions comprising 290,000 hectares (725,000 acres); and entered into an agreement with Maxwells Energy and Metals Technology Ltd. to substitute the acquired original 10,000 hectare property for a 16,000 hectare (40,000 acre) tract located elsewhere on the island of Kalimantan.


SHAREHOLDER ADVISORY COMMITTEE


     In 1989, the Company formed a Shareholder Advisory Committee (the "Advisory Committee") comprised of up to 12 outside shareholders. The purpose of the Advisory Committee is to participate in directors' meetings and compensation meetings, as well as planning meetings related to all aspects of corporate development. Members are selected annually from a group of shareholders who respond to Company inquiries regarding interest in participating on the Advisory Committee. Membership is rotated annually. One of the primary purposes of this Committee is to provide independent, shareholder participation in critical decisions relating to overall corporate strategy.


SIGNIFICANT CONTRACTS WITH CONSULTANTS



     The Company has contracted with Harrison Western Mining and Construction, Lakeland, Colorado, to supply labor, service, materials, and equipment for Nevada property operations. The Company has also entered into agreements with:
Gold King Mines Corporation to provide mining consulting services with respect to the Nevada Property; Behre Dolbear & Company, Inc. and its affiliates, to provide oversight and third-party validation services relative to the exploration and development activities on the Indonesian Concessions; Eco-Rating International, Inc., to provide an economic and environmental evaluation of the Company's Brazilian Timber Properties; and with British Far East Holdings Ltd. to provide certain financial and management consulting services.


THE COMPANY'S BUSINESS


     The Company's business is the harvesting of timber and the production of rough sawn lumber and other finished wood products in Brazil and the exploration and mining of precious metals in Nevada and the exploration of precious metals and coal in Indonesia. To this end, the Company has within the last year acquired the right to conduct exploration activities on seven (7) gold properties and three (3) coal properties in Indonesia, and the right to develop and/or harvest virgin timber properties on up to approximately 750,000 hectares located in the state of Para, Brazil, and the right to complete its acquisition of a sawmill facility located near the town of Sao Miguel do Guama, Brazil which it currently operates. The Company holds various rights in and to the following properties: (i) various timber properties aggregating up to approximately 750,000 hectares and sawmill facilities all of which are located in the state of Para, Brazil (the "Brazilian Timber Properties"); (ii) twenty-eight (28) patented and sixty-five (65) unpatented claims aggregating approximately 1,800 acres (the "Nevada Property") which are located near the town of Manhattan, Nevada (approximately 45 miles northeast of Tonopah, Nevada); (iii) seven (7) gold concessions aggregating 39,400 hectares (98,500 acres) which are located in both the gold belt area of Kalimantan, Indonesia, and on the island of Sumatra (the "Indonesian Gold Concessions"); and (iv) three (3) coal properties located in Kalimantan, Indonesia, comprising 290,000 hectares (725,000 acres) (the "Indonesian Coal Concessions"). A more thorough description of the properties is contained within portions of this Section of this Prospectus entitled "The Brazilian Timber Properties," "The Nevada Property," and "The Indonesian Concessions."


     Management of the Company generally reviews all proposed natural resources projects submitted by third parties. The Company initially will be heavily dependent upon the operations presently being conducted in Brazil.

     The Company has budgeted the sum of One Hundred Thousand Dollars ($100,000) from sums anticipated to be spent for compliance with applicable environmental laws. However, the Company can provide no assurance that the amount so budgeted for environmental compliance will be consistent with the amounts actually spent for compliance or that the actual amount of such compliance may not be substantially greater than that which has been projected to be spent by the Company pursuant to the budget.


THE BRAZILIAN TIMBER PROPERTIES



     The Company has acquired sundry rights in up to 750,000 hectares of timber properties located on various tracts of land in the state of Para, Brazil. In addition, the Company has entered into an agreement to acquire and is currently operating a sawmill facility located near the town of Sao Miguel do Guama, Para, Brazil. The property areas contain a variety of timber species of which initially only the seventeen (17) most commercial of the one hundred twenty-five
(125) available species have been selected and factored into the Company's economic forecasts. The other species will be harvested at the appropriate time.



     Shipping and associated transportation services will be provided by the Jonasa Group, one of the largest private shipping companies in the Amazon Basin. Their expertise and political position are anticipated to provide substantial support to the operation and as a participant in the joint venture, allow for operating efficiencies that greatly enhance profitability.



     To date, One Million Four Hundred Thousand Dollars ($1,400,000) has been provided by the Company for initial start-up of its operations in Brazil. The Company has budgeted up to an additional Three Million Eight Hundred Thousand Dollars ($3,800,000) for the additional expansion noted above.



     The United Nations Food and Agricultural Organization (F.A.O.), Simons Corporation (Canada), and Reid, Collins & Associates, Ltd. (Canada), highly respected forestry experts, have evaluated 24,000 hectares of the total holdings and have posited that each hectare will yield approximately 200 cubic meters of raw timber. If these evaluations are accurate with respect to all of the Jonasa Concessions, the total potential asset value of all 276,000 hectares would be approximately 55.2 million cubic meters of raw hardwood timber.



     The Company has also agreed to pay the sum of Three Million Dollars ($3,000,000) or issue One Million (1,000,000) shares of Common Stock to Ignatius
Z. Theodorou on or before December 31, 1998 in consideration of Mr. Theodorou's services rendered and transfer of rights to various business opportunities including the rights to the Jonasa Concessions and the sawmill facility at Sao Miguel do Guama.



     The Company has received approximately $290,000 for the sawed lumber produced through May 31, 1997. All of this revenue has been reinvested in improvements to the mills and infrastructure on the property. The Company's subsidiary, Equatorial Resources, Ltd., currently employs approximately 90 persons to operate the mills and conduct the activities contemplated under the agreements pertaining to these concessions. Potential markets for the lumber include the Far East, Brazil, Europe, and the United States.



     The description of the Company's proposed activities relating to the Brazilian Timber Properties which follows summarizes the activities more particularly described in the 1997 Business Plan which is appended to this Registration Statement of which this Prospectus is a part.



     Terranorte Concessions. On May 30, 1997, the Company's subsidiary, Equatorial Resources, entered into an Agreement to Harvest Timber and Develop Timber Properties with Terranorte S.A. (the "Terranorte Agreement"). Under the terms of the original agreement, Terranorte granted to Equatorial Resources the exclusive right to either harvest the timber on or to purchase certain species of logs extracted by Terranorte which are located on approximately 20,000 hectares of virgin timber property located near the town of Moju, Para, Brazil. Under the terms of its current authorization from the Brazilian federal agency having jurisdiction over timber operations, Terranorte has the right to currently extract various commercially marketable Brazilian timber species of up to 2,000 hectares of the Terranorte Concessions. In May 1997, Equatorial Resources began harvesting operations employing its own crews and purchasing harvested logs from Terranorte. Based upon the current market prices for export quality Brazilian hardwood of $500 per cubic meter, the Company is projecting its cost to harvest, produce, and sell such product to be approximately $300 per cubic meter, thereby resulting in a pretax profit of $200 per cubic meter. The above projection assumes that the price of Brazilian hardwoods will sell at prices quoted in the Asian markets for such species and that the Company will obtain an export license to sell such hardwoods.

     Terranorte and Equatorial Resources amended the Terranorte Agreement to include the rights to harvest up to an additional 463,000 hectares of virgin timber properties located in the vicinity of the Terranorte property.


     Purchase of Sao Miguel Sawmill. On May 30, 1997, Equatorial Resources and Jonasa Madeiras Limitada ("Jonasa Madeiras") entered into an Agreement to Acquire Sawmill. Under the terms of the agreement, Jonasa Madeiras agreed to convey all right, title, and interest in and to the sawmill facility, all equipment relating to the sawmill facility, and 246 hectares of adjacent real property, all of which is located near the town of Sao Miguel do Guama, Para, Brazil. At present, Equatorial Resources has expended the sum of approximately $335,000 for the sawmill facility and anticipates that an additional $350,000 in improvements will be made over the next several months.


     The sawmill facility currently consists of two manually-operated sawmills and two semiautomated sawmills. Equatorial Resources has made deposits on certain additional equipment to repair the semiautomated sawmill, to install a third semi-automated sawmill, and to purchase additional specialty sawblades designed to upgrade the sawmills and increase production.


     The Jonasa Concessions. On May 30, 1997, Jonasa Navigation, S.A. ("Jonasa") and Equatorial Resources entered with an agreement to jointly develop various tracts of virgin timber properties comprising up to 268,000 hectares located in the state of Para, Brazil. Under this agreement, Jonasa has granted to Equatorial Resources the exclusive right to harvest all of the timber which Jonasa now or hereafter has the right to extract from the properties comprising the Jonasa Concessions. In consideration of this grant, Equatorial Resources has agreed to pay to Jonasa fifty percent (50%) of the net proceeds received on the sale of all timber and related products produced and sold pursuant to the agreement. The term "net proceeds" is defined to be the gross sales price received for lumber sold, less the costs of harvesting, reclamation, transportation to the mill, milling expenses, physicalization duties, transportation f.o.b. to the ports of Belem and Breves, and certain operating expenses associated with Equatorial Resources' operations in Brazil. The parties have also designated Equatorial Resources as its exclusive export agent for all products produced and sold under the joint venture.


THE NEVADA PROPERTY


     Current Ownership Interest. The Nevada Property consists of twenty-eight
(28) patented and sixty-five (65) unpatented claims aggregating approximately 1,800 acres. The Company believes it owns an undivided one hundred percent (100%) interest in the Nevada Property based upon the agreements described below in greater detail. The primary areas of current development are the Litigation Hill Area and the White Caps Mine Area. Both areas will be discussed in greater detail below. The Company has recently sold approximately $40,000 of gold produced from the Nevada Property. The Company has not identified any reserves at the Nevada properties defined as proven and probable.



     The Company originally acquired its rights to the Nevada Property pursuant to a mining agreement dated April 4, 1987 (the "Nevada Property Agreement") with Anthony C. Selig and related entities (the "Selig Entities"). On December 9, 1987, the Selig Entities and the Company entered into an amendment to the Nevada Property Agreement reducing both the area of interest and the purchase price of the Nevada Property from Two Million One Hundred Thousand Dollars ($2,100,000) to Six Hundred Thousand Dollars ($600,000) and modifying, amongst other things, the schedule of semiannual payments due from the Company to the Selig Entities in consideration of the purchase of the Nevada Property.


     On March 2, 1989, the Company entered into an agreement entitled "Manhattan Mining Property Agreement" with Argus Resources, Inc., a Nevada corporation, and Argus Mines, Inc., a Nevada corporation (the "Argus Companies"); and the Selig Entities (the "Nevada Mining Agreement"). This agreement was entered into after a dispute had arisen between Argus Resources, Inc., and the Selig Entities under the lease/purchase agreement which had been previously entered into between such parties and which originally formed the basis upon which the Company derived its rights to the Property. This agreement also modified certain terms and conditions contained within the Nevada Property Agreement.

     Under the terms of the Nevada Property Agreement, as amended, the Company was required to pay, and did pay, to the other parties the sum of Twenty-Five Thousand Dollars ($25,000) upon execution of the agreement. The Company also agreed to pay the Argus Companies the additional sum of One Hundred Sixty-Five Thousand Dollars ($165,000) in monthly installments of Seven Thousand Five Hundred Dollars ($7,500) commencing on April 15, 1989, and continuing thereafter until the entire sum was paid in full. The Nevada Property Agreement, as amended, further required the Company to issue 1,000,000 (pre-reverse split) shares of Common Stock as additional consideration to Argus Resources, Inc. In fact, the Company paid the Argus Companies, Inc., and the Selig Entities all amounts due under the Nevada Property Agreement, as amended, and issued 100,000 (post-reverse split) shares of Common Stock to Argus Resources, Inc.

     Pursuant to the terms and conditions of the Nevada Property Agreement, as amended, the Argus Companies executed a Corporation Quitclaim Deed conveying a forty percent (40%) undivided interest in the Nevada Property to the Company on March 9, 1989. Concurrently therewith, the Company delivered a Deed of Trust and Assignment of Rents (the "Deed of Trust") to the Selig Entities to further secure the obligations under the Nevada Property Agreement. Both the Corporation Quitclaim Deed and the Deed of Trust were duly recorded in the office of the county records by and for Nye County, Nevada.


     In June 1993, the Company entered into a Joint Venture Agreement with Marlowe Harvey/Maran Holdings, Inc. ("Marlowe Harvey"), Argus Resources, Inc., and the Selig Entities respecting the Nevada Property. Under the terms of the Joint Venture Agreement, Marlowe Harvey was entitled to a fifty-one percent (51%) interest in the Nevada Property in consideration of Marlowe Harvey assuming certain obligations, including the purchase of the Deed of Trust from the Selig Entities. The remaining forty-nine percent (49%) interest in the Nevada Property was to be held equally by Argus Resources, Inc., and the Company in consideration of their payment of their pro rata share of all amounts due under the promissory note (the "Nevada Note") secured by the Deed of Trust created by the Nevada Property Agreement, as amended. The failure of either Argus Resources, Inc., or the Company to pay any amounts due under the note during the first year of the joint venture was to be deemed a default requiring the defaulting party to quitclaim its interest in the Nevada Property to the remaining parties. The Argus Companies, Marlowe Harvey, and the Company were also responsible for their pro rata share of all property development expenses. At the time, Marlowe Harvey was the operator of the Nevada Property and responsible for all operations relating to maintaining the Nevada Property in accordance with the Mining Agreement.


     On October 20, 1995, the Company and Mr. Harvey "as an individual and for Maran Holdings and Argus Resources" executed an agreement (the "Amended Joint Venture Agreement") which purports to amend the June 1993 Joint Venture Agreement. The Amended Joint Venture Agreement obligates Marlowe Harvey to convey to the Company within ten (10) days of the date of execution of such Agreement fifty-two percent (52%) of the outstanding and issued stock in Argus Resources, Inc.("Argus"), in exchange for the payment of One Hundred Forty-Seven Thousand Dollars ($147,000) to be paid in the future from a percentage of Argus' share of the net proceeds realized from the sale of gold production on the Nevada Property. In addition, Marlowe Harvey agreed to convey a one percent (1%) interest in the Nevada Property to the "management" of the Company (Messrs. Michaels and Kramer) in exchange for a "production payment" of Forty-Seven Thousand Dollars ($47,000) likewise to be paid from future production attributable to Argus Resources, Inc. It was, and is, the intention of the Company's officers to convey their rights under the Amended Joint Venture Agreement to the Company in exchange for the Company's assumption of such officers' obligations under such Agreement.

     Both the obligations of the Company and its officers under the Amended Joint Venture Agreement were to be secured by the pledge of Common Stock (in the case of the Company, 1,235,429 shares) with "piggyback" registration rights to be granted to Marlowe Harvey in two (2) years in the event $147,000 is not paid from production by that time. If only a portion of the production payment is made by October 20, 1997, the obligation to seek registration was to be ratably reduced. The Company was further required to issue 1,186,981 shares of its Common Stock to Maran Holdings, Inc., an affiliate of Argus, at the time at which it was obligated to issue to Argus the shares to be used as security for the production payment.

     The Amended Joint Venture Agreement also required both the Company and its joint venture partners to each make one-half of the property tax payments and the payments due to the Selig Entities under the Nevada Property Agreement. Both of these payments are due in January of each year.


     In January 1996, the Company notified Marlowe Harvey that it had been "ready, willing, and able" to convey the Common Stock pursuant to the terms of the Amended Joint Venture Agreement. In addition, the Company made all of the required property tax payments relating to the Nevada Property and the payments due to the Selig Entities in reliance upon the terms of the Amended Joint Venture Agreement. Marlowe Harvey has failed to reimburse the Company for its one-half share of the property tax payments and the payments due to the Selig Entities which were advanced on its behalf by the Company and has failed to make the conveyances required by the terms and conditions of the Amended Joint Venture Agreement. As a result, the Company instituted an action in Nye County, Nevada, on November 4, 1996, originally seeking specific performance and damages against Marlowe Harvey, Maran Holdings Inc., Calais Resources Inc., and Argus Resources, Inc. The Company has recently amended the complaint to seek a judicial determination that the Harvey Entities have forfeited all rights in and to the Joint Venture Agreement and the Nevada Property thereby relieving the Company of any obligations including the payments identified in the Amended Joint Ventures Agreement. This action is described in further detail under the Section of this Prospectus entitled "LEGAL PROCEEDINGS." Depending on the outcome of the action, the Company will either own 100% of the Nevada Property if successful or 50% if it does not prevail. However, regardless of the outcome the Company will continue to operate its portion of the Nevada Property.


     In March 1997, the Company entered into a Sale and Purchase Agreement with the Selig Entities. The Selig Entities were the original owners of the patented and unpatented mining claims comprising the Nevada Property, having perfected their rights to ownership pursuant to Federal and local law. Under the terms of this agreement, the Selig Entities agreed to sell to the Company one hundred percent (100%) of their interests in the Nevada Note, the Deed of Trust, and the Nevada Property for the sum of Three Hundred Seventy Five Thousand Dollars ($375,000) payable as follows: One Hundred Thousand Dollars ($100,000) in March 1997 and the balance plus all accrued and unpaid interest (calculated at the rate of 5.25%) on or before February 6, 1999. The Company in fact paid the first installment of One Hundred Thousand Dollars ($100,000) in March 1997 and prepaid the remaining balance in June 1997. As a result, all obligations to the Selig Entities have been fulfilled by the Company and the original note and deed of trust have been delivered by the Selig Entities to the Company. The agreement also acknowledges that the Company is the only person or entity legally entitled to conduct mineral operations on the Nevada Property. The Company is also required to pay all U.S. Bureau of Land Management annual maintenance fees associated with the claims comprising the Nevada Property. Such fees have been paid by the Company through August 1998.


     The Company entered into a Subscription Agreement with Silenus Limited on April 14, 1997 (the "Subscription Agreement"). As a result of entering into the Subscription Agreement, the Company granted to Silenus Limited a $2,000,000 deed of trust encompassing the Nevada Property until the Debentures issued to Silenus are converted, redeemed, or paid in full.



     Property Description. The Nevada Property is located in an historic mining district which has experienced mining operations from 1866 to the present with the major activity in the late 1860s, between 1906 and 1921, and from 1960 to the present. Placer and lode mining took place principally in the Reliance Mine, the White Caps Mine, the Union Amalgamated Mine, the Manhattan Consolidated Mine, the Earle Mine, the Big Four Mine, and the April Fool Mine.



     The Nevada Property lies in several shallow gullies in a general area which is located between 7,500 to 7,800 feet in elevation. Mineralization of the Nevada Property appears to be structurally controlled by a series of parallel east-northeast trending faults dipping from 50 to 75 degrees southwest and with some cross or perpendicular faults. The Nevada Property consists of two distinct areas which require different mining and production techniques. Gold mineralization in the vicinity of "Litigation Hill" is near the surface and much less expensive to mine. The lower grade mineralization can be "leached" while higher grades must be milled. Gold mineralization located in the White Caps Mine has revealed two delineated mineralized areas below the 600-foot level and a deeper exploration target requiring substantially higher costs for extraction as compared to "Litigation Hill." "Dewatering" the mine and driving a decline to the 800-foot level could become quite costly. Additionally, any ore obtained from the White Caps Mine may be required to be processed using autoclave technology or other proven methods in order to comply with environmental regulations due to the mineralization's high content of antimony, mercury, arsenic, and sulphur; nevertheless, the Company believes that the deep mineralized area located within the White Caps Mine may have sufficient potential to justify the large development program. Both the "Litigation Hill" and White Caps Mine areas of the Property will be discussed below.



     The White Caps Mine is located in the Manhattan Mining District. Production of gold began in 1911 and remained in production until 1935 when the vein was lost and the lower levels of the mine encountered water. A total of 120,000 ounces of gold were produced during that period. The mine was closed in 1942 by executive order relating to all "mining activities nonessential to the [World War II] effort."



     The mine was found to be flooded from its deepest point at the 1,300-foot level to the 450-foot level. Beginning in 1957, a $400,000 program was put in place to "dewater," renovate, and reactivate the mine. Pumping of water began that year and by 1958, the water level was down to the 800-foot level. At that time some exploration resumed at the upper levels of the mine. At the 300-foot level, antimony-mercury mineralization grading 60 percent and 8 percent, respectively, was discovered.



     An extensive antimony deposit (also containing gold and mercury values) was located near the 500-foot level and plans were made to begin mining activities after the renovation of the mine was completed. While continuing to explore for gold mineralization on the lower levels of the mine, the owners leased out the right to mine antimony-gold-mercury mineralization above the 600-foot levels in 1962 and production thereafter began.



     A diamond drilling program in 1962 relocated the gold-bearing vein which had been lost in 1935 when it faulted out at the 600-foot level. Drilling of the formation began at the head of the winze (i.e. incline shaft) and continued down to the 1,200-foot level. Eight regularly-spaced holes of approximately 100 feet in length were drilled. These holes revealed a gold mineralized area 65 feet wide with values ranging as high as 7.7 ounces per ton and averages over .8 ounces per ton. This mineralization is found in the foot wall of the old winze.



     The next phase of the 1962 drilling program consisted of diamond drilling a "hole" starting at the 1,200-foot level. Six holes of approximately 100 feet in length each were drilled and revealed gold values averaging over 3 ounces per ton with a high of 6 ounces per ton. This drilling program blocked out gold mineralization of over 14,000 ounces of gold according to a 1964 report published by the California Mining Journal. The program also indicated that a mineralized area containing several hundred thousand ounces of gold is present in the relocated vein which runs from the 600-foot level down to the 800-foot level and from the 1,200-foot level down to at least the 1,300-foot level.



     Before production could begin, a fire was accidentally started by a pumping subcontractor at the 300-foot level. The ore bins, shaft and head frame were destroyed and the mine was closed in 1964. The low price of gold (then $35 per ounce), high costs to rebuild the damaged mine, and the lack of funds caused the White Caps Mine to close in 1964, and it has remained closed since that time. The Company's plans include reentering this mine and resuming gold exploration and production.



     By contrast, "Litigation Hill" was the site of both Earle and Consolidated Mines, all early producers of high-grade areas until the veins ran out. Recent geomagnetic activity and a drilling program have located several small commercial-sized deposits of medium-grade gold mineralization which can be either milled or heap leached.



     The Company has conducted a geophysics and geochemical survey of "Litigation Hill." A Schlumberger resistivity survey indicated gold mineralization down to a depth of 1,000 feet (the limit of the instrument's sensitivity). Bulk sampling conducted by Nevada Gold Fields and the Placer Management Group of the mine dumps remaining at these mines indicated an overall average grade of .206 ounces of gold per ton.


     The 1987 exploration of underground workings on "Litigation Hill" showed that the Earle Mine had experienced massive cave-ins. Two samples were taken from channel cuts. These samples, which were performed by Nevada Gold Fields and the Placer Management Group, indicated values of .120 ounces of gold per ton. The Bath Mine was accessible through a stope which leads directly to the main haulage decline. Channel cut samples were taken on pillars left in previously-worked stopes. Values varied from .64 to
1.288 ounces of gold per ton.



     The Company initiated a rotary drilling program in 1988. Holes drilled pursuant to the program varied in depth from 200 feet to 525 feet. Gold values located in the carbonates at a depth of 70 feet indicate that open pit mining is suitable for the lower grade present.


     The Company commenced an exploration program during the years 1989 and 1990. This program consisted of two parts: conducting a magnetic survey of the property and drilling 25 reverse circulation drill-angle holes varying in depth from 50 to 150 feet. The magnetic survey identified the areas around "Litigation Hill" and the White Caps Mine as strong targets for further exploration. The drilling program located several areas of gold mineralization.

     In September 1993, the joint venture partners began a decline (i.e. tunnel) in order to intercept a drill hole which had been drilled by Freeport Mining Company in 1983. The drill hole revealed that from 465 feet to 505 feet below the surface, an average gold grade of .886 ounces of gold per ton over 40 feet existed. The decline was completed during the Spring of 1994 and drill stations were prepared. Exploration and drilling activities commenced and are ongoing as of the date of this Prospectus. The decline is approximately nine feet by nine feet and runs at an approximate twelve-degree grade. At the 500-foot level, a turnaround or transfer bay has been added to enable the operators of the mine to successfully remove ore in a cost-effective method.

     The 1993 drilling program also included the mapping and sampling of the old workings of the Consolidated Mine (which was closed in 1939) as well as the drilling and sampling of the decline itself in the immediate potential ore zones contained within the decline.


     The Nevada Business Plan. In July 1995, the Company engaged the services of William R. Wilson, a minerals industry consultant, to prepare a plan to develop the Nevada Property (the "Nevada Business Plan"). According to the Nevada Business Plan, two alternative plans for exploration and development of the Property exist. The first plan would extend the existing decline in the White Caps Mine to the 565-foot level, rehabilitate and mine old workings in the Consolidated Manhattan Mine, drift and mine a new area near the drill hole which was intercepted by the decline formed during the 1993 program, rehabilitate the White Caps Shaft, and mine the 565-foot level, 670-foot level, 800-foot level, 910-foot level, 1,120-foot level, 1,200-foot level, and 1,300-foot level of the White Caps Mine.



     According to the Nevada Business Plan, the major advantage to this alternative would be that access to the lower levels of the White Caps Mine would be considerably improved. It is anticipated that the lower levels may yield higher grades as compared to the yields anticipated at current levels of the mine.



     The second alternative identified in the Nevada Business Plan would extend the decline in the White Caps Mine to the 565-foot level, rehabilitate and mine old workings in the Consolidated Manhattan Mine, drift and mine a new area near the drill hole which was intercepted by the decline formed during the 1993 program, mine the 565-foot level only in the White Caps Mine, and conduct underground sampling in the White Caps Mine in the 670-foot through 1,300-foot levels.



     The Nevada Business Plan identifies the major advantage to this alternative to be significantly reduced capital costs combined with the opportunity to sample underground the White Caps Mine without rehabilitating the White Caps shaft. The disadvantages of this alternative are that mining access to the lower portions of the White Caps Mine may not be completed, and it is still not known whether access can be obtained to each of the levels below the 560-foot level.



     Cash flow analyses pertaining to both alternatives project a positive cash flow for the initial development. Management utilized these analyses in reaching a decision to proceed with the second alternative.



     The cash flow calculations are on a "cash basis," an industry standard in comparing mining operations. The cash basis includes exploration, development, equipment, mining, hauling, processing, and refining costs. Some overhead costs were not included in the cash flow analysis as of the time the analysis was prepared because the Company had not determined what its actual mine-related overhead costs would be. A ten percent allowance for general and administrative expenses was included. Since the Company uses a mining contractor, Harrison Western Construction Company, the majority of the mine related overhead is included in the contractor's cost. The costs of the Company's on-site geologist and project manager are included as the 10% general and administrative costs in the cash flow analysis. The following major assumptions were used in the Cash Flow projections:


     - Gold price of $390.


     - Mining costs of $43 per ton.


     - Processing and environmental costs of $15 per ton.


     - Mining General and Administrative costs of $6 per ton.

     - Refining charges of $2 per ounce.


     The Nevada Business Plan concludes by recommending the second alternative as the preferable alternative for the Company to follow. In June 1996, the Company initiated the second alternative by contracting with Harrison Western Mining and Construction Company, Lakeland, Colorado, to execute this plan.


     In July 1995, the Company notified Marlowe Harvey and related companies, then the operator of the Nevada Property, that Marlowe Harvey was not in compliance with contractual operations under the Nevada Property Agreement as well as several applicable mining laws and regulations. At that time the Company assumed the position of operator and continues to act in this capacity.


     All permits for this operation have been issued, and the Company is in compliance with all state, federal, and environmental regulations to the best of its knowledge and belief.



     Initially, the Company's operations in Nevada will be heavily dependent upon the mill constructed approximately one mile from the Nevada Property which is currently owned and operated by New Concept Mining, Inc. ("New Concept"). The Company presently intends to use the New Concept mill for milling the ore produced from the Nevada Property and selling gold bullion dore bars or concentrate for sale to third-party buyers. Under the terms of an agreement entered into with the Company, New Concept has agreed to provide the Company with the capacity to initially process between 1,000-1,200 tons of ore per month. New Concept has also agreed to increase processing capacity once the Company's development program expands. The Company has also been engaged in preliminary discussions with New Concept to purchase up to one half of the mill. These discussions have not yet resulted in a binding agreement between the Company and New Concept.


     The Company has also budgeted the sum of One Hundred Thousand Dollars ($100,000) to be spent in the foreseeable future for compliance with applicable environmental laws. However, the Company can provide no assurance that the amount so budgeted for environmental compliance will be consistent with the amounts actually spent for compliance or that the actual amount of such compliance may not be substantially greater than that which has been projected to be spent by the Company pursuant to the budget.

     Over the past three (3) years, the Company has expended approximately One Million Five Hundred Thousand Dollars ($1,500,000) on development expenses on or relating to the Nevada Property. These expenses relate primarily to developing the most effective means by which to extract the ore and transport it to the New Concept mill approximately one mile from the Nevada Property.

THE INDONESIAN CONCESSIONS

     General. In August 1996, the Company entered into an agreement to acquire a fifty-one percent (51%) interest in a gold exploration property comprising 10,000 hectares (25,000 acres) located in East Kalimantan, Indonesia (the "Kalimantan Property"). More recently, the Company has entered into two (2) additional agreements to acquire an additional six (6) gold mining concessions aggregating over 23,400 hectares (58,500 acres) and three (3) coal mining concessions comprising 290,000 hectares (725,000 acres). In January 1997, the Company and Maxwells Energy and Metals Technology Ltd., a Bahamian Company ("Maxwells"), agreed to substitute the original 10,000 hectare property (i.e. the Kalimantan Property) for a 16,000 hectare (40,000 acre) tract (the "Sopang Property") located elsewhere on the island of Kalimantan. Ownership of the Indonesian Concessions will be acquired through the Company's new wholly-owned subsidiary formed under the laws of the British Virgin Islands known as Kalimantan Resources, Ltd. ("Kalimantan Resources"). NONE OF THE PROPERTIES IDENTIFIED ABOVE HAVE ANY PROVEN AND RECOVERABLE RESERVES.


     Mineralization of the Indonesian islands known as Kalimantan (the Indonesian section of Borneo) and Sumatra occurred as a result of rifting of the earth's crust at the ocean floor. There are approximately fifteen known mineralized "arcs" comprising all of Indonesia. Six (6) of these arcs contain the majority of the gold and copper deposits currently discovered in Indonesia. Although significant work is also being undertaken in other areas of Indonesia, the Central Kalimantan Arc is the area which has evidenced the majority of recent attention of mineral exploration efforts. Located within the Central Kalimantan Arc is the Kelian Mine which has been operating since 1992 and produces approximately 450,000 ounces of gold per annum from ore grading approximately 1.8 grams per tonne of gold. Over seventy (70) tonnes of gold has been produced to date. Based upon current estimated reserves, the mine is scheduled to operate until 2003. Further south is the Mt. Muro Mine. Production for 1996 at this mine was 187,000 ounces of gold. At present, it is impossible to predict whether the Indonesian Concessions possesses any recoverable reserves of gold ore or whether the yields noted in the above-described mines will be indicative of the yields to be established on the Indonesian Concessions.



     Three (3) agreements cover the various concessions which the Company and Kalimantan Resources have acquired: (i) the Principles of Agreement by and between the Company and Maxwells, as amended; (ii) the Acquisition Agreement dated January 26, 1997, by and between Kalimantan Resources and Singkamas Agung Ltd.; and (iii) the Acquisition Agreement dated February 18, 1997, by and between Kalimantan Resources and Kaliman Jaya Ltd.


     As described in further detail elsewhere in this Prospectus, the Company has developed a business plan (the "1997 Business Plan") relating to the activities to be conducted on the concessions acquired under the above-described agreements as well as the Brazilian Timber Properties. The proposed activities described in this section of this Prospectus summarizes a portion of the 1997 Business Plan.

     The Sopang Property. The Company acquired its interest in the Sopang Property pursuant to a document entitled "Principles of Agreement" dated August 19, 1996 ("POA"). The parties to the POA are Maxwells and the Company. The Company and Maxwells originally agreed to conduct exploration activities on a 10,000 hectare tract, but pursuant to an addendum to the POA, substituted the 16,000 hectare Sopang Property.


     In exchange for a fifty-one percent (51%) interest in the concession relating to the Sopang Property, the Company agreed to convey to Maxwells Four Hundred Thousand (400,000) shares of its Common Stock. In addition, the Company must issue an additional Four Million (4,000,000) shares of its Common Stock to Maxwells should an investment banker confirm by independent appraisal that the Sopang Property is valued to be at least Twelve Million Dollars ($12,000,000 U.S.) and/or such investment banker provides financing to the Company based upon an evaluation of at least Twelve Million Dollars ($12,000,000 U.S.) or upon the appreciation of the Common Stock in an aggregate amount exceeding Twelve Million Dollars ($12,000,000) within ninety (90) days of an announcement by the Company of its acquisition of the Indonesian Property. The Company recently received a letter from Maxwells acknowledging that other than the issuance of 10,800 shares, no additional shares of Common Stock will be required to be issued until the independent appraisal mentioned above has been performed. A provision of the POA allows Maxwells to obtain a "nondilutive" percentage ownership in the Common Stock to be issued under the POA should the Sopang Property produce at least 2,000,000 ounces of gold.



     While the Company was entitled to defer exploration activities for six (6) months, exploration activities have commenced and are ongoing on the Sopang Property.

     Under the POA, the Company is responsible for one hundred percent (100%) of all exploration and operating expenses relating to the Sopang Property. Maxwells also enjoys antidilution rights with respect to the Common Stock to be issued under the POA provided exploration activities result in a valuation evidencing a yield of at least two million (2,000,000) ounces of gold.

     Maxwells has agreed to provide a voting trust in favor of existing management. Maxwells is not, however, required to vote its shares with existing management in connection with the registration of Common Stock issued or to be issued to Maxwells. Maxwells' consent is also required in the case of any issuance of the Company's capital stock exceeding Two Hundred Fifty Thousand Dollars ($250,000).

     The Company has undertaken efforts to confirm the chain of title which it believes to exist with respect to the Sopang Property.

     Silobat Property. On January 26, 1997, the Company's wholly-owned subsidiary, Kalimantan Resources, entered into an Acquisition Agreement with Singkamas Agung Ltd., a Bahamian corporation ("Singkamas"), relating to one (1) gold mining concession and three (3) coal mining concessions located in Kalimantan, Indonesia (the "Acquisition Agreement"). Singkamas is an affiliate of Maxwells and is owned and controlled by the same persons who own and control Maxwells.

     The gold mining concession subject to the Acquisition Agreement relates to a 62-hectare (155-acre) tract located in West Kalimantan and is known as the "Silobat Property." Currently, PT Kajiwahida Mandiri, an Indonesian limited liability company ("PT Kajiwahida"), holds a Kuasa Pertambangan Eksploitasi license ("KPE") and a Kuasa Pertambangan Pengangkutan and Penjualan license ("KPPE") issued by the Indonesian Directorate General of General Mining and the Ministry of Mines and Energy on October 7, 1996. On December 21, 1996, PT Kajiwahida entered into a Mining Authorization Transfer Agreement with PT Duta Sena Rahayu, an Indonesian limited liability company ("PT Duta"), whereby PT Kajiwahida agreed to transfer its KPE and KPPE licenses to PT Duta in exchange for $5,000,000 payable as follows: $100,000 at the time of execution of the Acquisition Agreement; four consecutive installment payments of $100,000 each on the fourth days of February, March, April and May 1997; and a final payment of $4,500,000 at such time as official test results from exploration activities demonstrate the existence of at least 2,000,000 ounces of gold reserves. Should exploration activities reveal gold reserves of less than 2,000,000 ounces, the final payment is to be adjusted in relation to the amount of gold reserves so established. In addition, PT Kajiwahida is obligated to seek the appropriate governmental authority to expand its licenses to include a 2,000-hectare tract contiguous to the 62-hectare tract currently comprising the Silobat Property.

     On December 21, 1996, the shareholders of PT Duta and Kalimantan Resources entered into a Cooperation Agreement whereby in exchange for assuming the financial responsibilities under the Transfer Agreement, the shareholders of PT Duta agreed to hold the shares of such limited liability company for the benefit of Kalimantan Resources. On the same date, Kalimantan Resources entered into a Participation Agreement with Singkamas whereby Kalimantan Resources agreed to grant to Singkamas a net profits interest derived from the exploitation of the Silobat Property.


     The Acquisition Agreement with Singkamas requires Kalimantan to secure the issuance by the Company of Four Million (4,000,000) shares of Common Stock as follows: Two Hundred Thousand (200,000) upon execution of the Acquisition Agreement and the balance to be issued upon verification by an independent evaluation that the value of the Silobat Property and the three (3) Indonesian Coal Concessions equal or exceed Forty Million Dollars ($40,000,000). In the case of the initial issuance of shares and twenty-five percent (25%) of the balance of the shares of Common Stock to be issued, Singkamas is entitled to "piggyback" registration rights. The Company has issued Four Hundred Thousand (400,000) shares of its Common Stock to Singkamas as of the date of this Prospectus.



     To date, no funds have been transferred by Kalimantan to PT Kajiwahida or any other party. However, Kalimantan Resources has been given authority to conduct trenching and pitting and has conducted preliminary mapping, sampling, and trench hole pitting under the supervision of Behre Dolbear & Co. for the purpose of evaluating the Silobat Property. Under the supervision of Behre Dolbear, three separate sampling programs were conducted at the Silobat Property. Based on that work which indicates the presence of analogous gold values in four sampling pits, the Company intends to initiate a core drilling program at the Silobat Property in the third quarter of 1997. The Company (through its association with Singkamas) is currently in negotiations with PT Kajiwahida to amend the terms of the Acquisition Agreement to reflect the accord reached by the parties to enable Kalimantan to conduct further exploration activities on the Silobat Property and to forego any payments due under the Acquisition Agreement until such time as all governmental approvals associated with annexing the 2,000-hectare tract have been secured.

     The Silobat Property forms part of what was known as the Chinese District of Western Borneo and has been the location of substantial exploitation by the Chinese since the 1880s. In the 1960s, a Dutch company was granted a concession to conduct mining operations on the Silobat Property, but such property was abandoned shortly thereafter because of political unrest, sabotage and lack of funding.


     The property is located 1 degree 1 minute north longitude and 109 degrees 12 minutes east latitude in the subdistrict of Sambas, Kalimantan Barat. The topography of the property is characterized by swampy lowlands with isolated hilly outcrops covered mainly with revegetation and local rubber plantations. The geology is characterized by green-black mudstone, fine silt stone, quartz-feldspar porphyry, and quartz diorite rock types.


     In 1977, 21 rock chip and 7 stream sediment samples were submitted for analysis to the Superintendent Laboratories in Jakarta. Only small traces of gold were detected in all rock samples submitted while stream sediment samples yielded values of .5 to 1.05 ppm in four of the seven samples.


     Munung (Monroe) Property. The Company's wholly-owned subsidiary, Kalimantan Resources, entered into an Acquisition Agreement for Gold and Coal Concessions on February 18, 1997, with Kalimas Jaya Ltd., a Bahamian corporation ("Kalimas"), relating to five (5) gold mining concessions (the "Kalimas Acquisition Agreement"). Kalimas is also an affiliate of Maxwells and is owned and controlled by the same persons who own and control Maxwells. Kalimas acquired its rights to the concession relating to the Monroe Property pursuant to a Development Agreement dated February 14, 1997, by and between PT Muara Mayang Coal Utama ("PT Muara") and Kalimas. Under the Development Agreement, Kalimas obtained the right to acquire an 80% interest in a Kuasa Pertambangan Penyelidikan ("KP") issued to PT Muara for the sum of $1,000,000 payable as follows: $150,000 upon execution of the Development Agreement and verification by Kalimas that PT Muara possesses marketable title to the concession without encumbrances and $850,000 upon commencement of production and generation of net profits.


     The Monroe Property comprises 6,096 hectares and is located in Central Kalimantan, Indonesia. It is located in the same general area of the Kelian gold mining concession which has produced over 450,000 per annum ounces of gold since 1992.

     The existing KP issued on the Monroe Property allows PT Muara to conduct a general survey and perform exploration activities for gold and other precious metals. The Development Agreement requires PT Muara to use its "expert abilities and efforts" to obtain additional licenses for the exploitation, production and refining, and transportation and sale of all minerals obtained from the Monroe Property.

     The Kalimas Acquisition Agreement requires Kalimas to convey a 51% interest in all current and future licenses which it acquires with respect to the Monroe Property.

     To date, no sums have been paid by Kalimas or Kalimantan Resources to PT Muara nor has any exploration work been performed on the Monroe Property. Kalimantan Resources currently intends to complete title work prior to engaging in any exploration activities.

     Telen (Tomak) Property. The second gold concession in which Kalimantan Resources received rights under the Kalimas Acquisition Agreement is known as the Telen or Tomak Property. This property comprises 687 hectares and is located in East Kalimantan, Indonesia. Kalimas acquired its rights to the property pursuant to a Development Agreement dated February 14, 1997, which it entered into with PT Walea Bahimas, an Indonesian limited liability company. PT Walea Bahimas currently holds a KP for general survey and exploration on the property. Kalimas is required to pay a purchase price of $1,000,000 to acquire an 80% interest in the current KP. The Development Agreement contains provisions similar to those contained within the Development Agreement relating to the Monroe Property with respect to payment terms. Moreover, PT Walea Bahimas will only be entitled to receive the final $850,000 payment upon commencement of commercial production and obtaining licenses for exploration and exploitation, production and refining, and transportation and sale.


     Kalimas is obligated to commence exploration at such time as agreed upon by the parties. In addition to being required to dig test pits as part of the exploration program, Kalimas has agreed to: conduct shallow drilling to a depth of approximately 60 meters during the first 90-day period, conduct deep drilling to a depth of at least 200 meters during the second 90-day period, and securing a commitment of at least $300,000 during the first three (3) years of exploration activities.



     The Kalimas Acquisition Agreement requires Kalimas to convey a 51% interest in all current and future licenses which it acquires with respect to the Tomak Property. The Kalimas Acquisition Agreement further provides that the value of the Common Stock is to be determined at $10 per share, which was the approximate value as of January 26, 1997.


     To date, no sums have been paid by Kalimas or Kalimantan Resources to PT Walea Balimas nor has any exploration work been performed on the Tomak Property. Kalimantan Resources currently intends to complete title work prior to engaging in any exploration activities.

     Long Beleh (La Bella) Property. The La Bella Property represents the third gold concession in which Kalimantan Resources acquired rights pursuant to the Kalimas Acquisition Agreement. This property currently comprises 4,637 hectares and is located in East Kalimantan, Indonesia. Kalimas acquired its rights in and to a KP for general survey and exploration pursuant to a Development Agreement dated February 14, 1997, with PT Muara Koman Mas ("PT Muara Koman"). The terms and conditions for the acquisition of an eighty percent (80%) interest in the current license and all future licenses held or to be held by PT Muara Koman are identical to the terms and conditions described above and relating to the Tomak Property. The obligations of Kalimas under the Kalimas Acquisition Agreement are identical to the obligations which it possesses with respect to the Tomak Property.

     To date, no sums have been paid by either Kalimas or Kalimantan Resources to PT Muara Koman nor has any exploration been performed on the La Bella Property. Kalimantan Resources currently intends to complete title work prior to engaging in any exploration activities.

     Sengingi Property. The Sengingi Property is the fourth gold concession in which Kalimantan Resources acquired rights pursuant to the Kalimas Acquisition Agreement. Unlike the previous gold concessions mentioned in this Section of the Prospectus, the Sengingi Property is a 4,000-hectare (10,000-acre) tract which is located on the island of Sumatra in the province of Riau, Indonesia. Kalimas acquired the right to obtain an eighty percent (80%) interest in a KP for exploration and a KPE for exploitation with respect to 3,000 hectares of this property from PT Aksara Mina Artha ("PT Aksara") pursuant to a Development Agreement dated February 14, 1997. Under the terms of its agreement with PT Aksara, Kalimas is obligated to pay PT Aksara $1,000,000 to be paid from production derived from the property. In all other material respects, the terms and conditions of the Development Agreement between Kalimas and PT Aksara and the terms and conditions of the Kalimas Acquisition Agreement between Kalimas and Kalimantan Resources are identical to the terms and conditions described above with respect to the other gold concessions subject to the Kalimas Acquisition Agreement.

     Kuantan Property. The last gold concession subject to the Kalimas Acquisition Agreement is known as the Kuantan Property. The Kuantan Property is also located in Riau Province, Sumatra, Indonesia, and comprises 8,000 hectares. Kalimas derives its rights pursuant to a Development Agreement dated February 14, 1997, between it and PT Aksara Tama Pramita ("PT Aksara Tama"). PT Aksara Tama currently holds a KP for general survey and exploration. The general terms and conditions upon which Kalimas is to acquire an eighty percent (80%) interest in all current and future licenses on the Kuantan Property are similar to the terms and conditions upon which all other licenses subject to the Kalimas Acquisition Agreement have been acquired. The purchase price which Kalimas will be required to pay for the Kuantan Property is $1,000,000 payable as follows:
$250,000 upon execution of the Development Agreement and verification by

Kalimas that PT Aksara Tama possesses marketable title to the concession without encumbrances, and $750,000 to be paid upon commencement of production and generation of net profits.

     Indonesian Coal Concessions. As previously mentioned, Kalimantan Resources and Singkamas entered into an Acquisition Agreement on January 26, 1997. In addition to acquiring rights to the Silobat Property, Kalimantan Resources obtained rights to three coal mining concessions aggregating over 286,000 hectares. Singkamas acquired its rights to these three coal mining concessions pursuant to Development agreements entered into with the PT Andhika Group of Companies, three Indonesian limited liability brother-sister companies (collectively referred to as "PT Andhika"). Under the terms of these Development Agreements, Singkamas received the right to acquire seventy-seven and one-half percent (77.5%) interest in the three contracts of work ("COWs") currently held by PT Andhika.

     Under the terms of the Acquisition Agreement between Singkamas and Kalimantan Resources, Singkamas has agreed to assign a fifty-one percent (51%) in and to the COWs (as well as a fifty-one percent [51%] interest in the Silobat Property) in consideration of the issuance of 4,000,000 shares of the Company's Common Stock described elsewhere in this Prospectus in greater detail.


     In March 1997, Kalimantan Resources engaged an Indonesian exploration crew to travel to the properties and to perform preliminary evaluations of possible coal reserves in place on the three (3) coal concessions located in Indonesia where the Company and Kalimantan Resources have entered into contracts to acquire certain exploration and exploitation rights. Behre Dolbear & Co. will review the results of these activities and present recommendations based upon such review.


     The Company has been contacted by several large coal mining companies for the purpose of entering into proposed joint ventures to conduct further exploration and subsequent development of such properties. At present, no joint venture agreements have been entered into by the Company.

     The Company has entered into an agreement with Behre Dolbear & Company, Inc. ("Behre Dolbear"), an internationally recognized mining consulting firm which was established in 1911. Behre Dolbear will be responsible for providing independent technical advisory third-party validation services to the Company as more particularly outlined in the agreement. Under the supervision of Behre Dolbear, three separate sampling programs were conducted at the Silobat Property. Based on that work which indicates the presence of analogous gold values in four sampling pits, the Company intends to initiate a core drilling program at the Silobat Property in the third quarter of 1997. A more thorough description of this agreement is described in the Section of this Prospectus entitled "MANAGEMENT."

                               LEGAL PROCEEDINGS


     In May 1989, the Company received notice that the Securities and Exchange Commission (the "Commission") had commenced an informal investigation into the Company's compliance with the registration and disclosure requirements of the Securities Act of 1933 (the " '33 Act") and the Securities Exchange Act of 1934 (the " '34 Act"). Thereafter the Commission commenced an extensive review of the Company's books and records relating to the Company's business and mining operations, its capital raising activities, and its financial condition and history. Through all stages of the investigation, the Company voluntarily cooperated with the Commission.



     On August 3, 1993, the Commission and the Company agreed to terminate the Commission's investigation by the entry of a consent judgment against the Company and certain of the Company's past and present key employees. These key employees include Christopher D. Michaels, Jeffrey Kramer, and Stanley Mohr. The terms and conditions of the consent judgment can be summarized as follows:


          1. The Company neither admitted nor denied any of the allegations alleged by the Commission;

          2. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained and enjoined from violating section 5 of the '33 Act or from selling securities in interstate commerce unless and until a registration statement is in effect or the security or transaction is exempt from the registration provisions of the '33 Act and/or the '34 Act;

          3. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained from engaging in any transaction, practice, or course of conduct, employing any course of conduct, or obtaining any money or property by means of an untrue statement of a material fact, or any omission to state a material fact, necessary to make the statements made in light of the circumstances under which they were made not misleading in violation of the antifraud provisions of the '33 Act and the '34 Act.

     As part of the consent judgment, the Company was required to engage an independent certified public accountant to conduct a full and complete analysis of the disposition of all funds received by the Company from investors and, to the extent so discovered, to disgorge all ill-gotten gains.

     On April 7, 1994, in response to the audits completed by the certified public accountant, the Company and the Commission entered into a stipulation regarding the resolution of all outstanding issues which then existed, which stipulation was entered as an order by the United States District Court for the Central District of California. Such stipulation contained an acknowledgement that the Company and its executive officers had received no ill-gotten gains as a result of prior activities by the Company in offering and selling its securities, and that the consent judgment resolved once and for all, all issues raised by the Commission as a result of the Company's prior activities. The Company and the persons named in the formal order of investigation were not required to pay any fines or required to disgorge any monies previously received by it in connection with its securities.

     On February 27, 1989, the Pennsylvania Securities Commission issued a cease and desist order against the Company and Christopher D. Michaels, Jeffrey S. Kramer, Stanley J. Mohr, and William Michaels prohibiting them from violating
Section 201 of the Pennsylvania Securities Act of 1972 relating to the sale of unregistered "penny stocks."

     As a result of the foregoing regulatory and judicial actions, the Company may not be able to utilize the exemptions from registration available under Regulation A and Rule 701 promulgated under the '33 Act and may not be able to rely upon certain private placement exemptions afforded by applicable state blue sky laws in connection with the offer and sale of securities in a transaction which qualifies as exempt from qualification under the '33 Act. In such cases, the Company would be required to register/qualify the transaction under said blue sky laws, which would likely increase the cost of, and extend the time for completing, any private placement of securities.


     On November 4, 1996, the Company filed a complaint (the "Action") in Nye County, Nevada against Marlowe Harvey, Maran Holdings Inc., Calais Resources Inc., and Argus Resources, Inc. (the "Harvey Entities"). The complaint in the Action alleges, amongst other things, that the Harvey Entities breached their obligations under various agreements (including the October 20, 1995 amendment to the Joint Venture Agreement discussed in further detail in the Section of this Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY -- The Nevada Property"). The Action, as amended is seeking a judicial declaration that the Harvey Entities do not have any joint venture or real property interest in the mining claims included within the Nevada property. The Action also seeks compensatory damages and other financial relief based on the Harvey Entities' breach of contract and other causes of action.



     During April 1997, the Company through its counsel, filed a first amendment to its Complaint in the Action. Counsel for the Harvey Entities filed an answer and a counterclaims in the action during July 1997. In their answer, the Harvey Entities have generally denied the allegations of the first amended complaint and have raised various affirmative defenses. In their Counterclaims, the Harvey Entities are seeking an injunction preventing the Company from conducting activities related to the Manhattan Project pending resolution of the issues in the action and compensatory and punitive damages and other financial relief based on breach of contract and other causes of action.



     In July 1997, the Harvey Entities moved for a preliminary injunction against the Company preventing it from conducting further activities at the Manhattan Project without their consent, from issuing press releases describing certain real property as being wholly owned by the Company, and from using the same as security for loans. After a two-hour hearing on September 4, 1997, the court refused to issue an injunction against the Company. Pursuant to stipulation, the parties have agreed not to interfere with one another's operations on the

Nevada Property. Additionally, the Company has agreed not to further encumber the Nevada Property pending trial. A trial date has been set for April 30, 1998.



     If the Company is successful in obtaining specific performance of the agreements alleged in the Action, it will effectively continue to own or control an undivided 100% interest in the Nevada Property. Regardless of whether the Company is successful in the Action, it will continue to own at least a fifty percent (50%) undivided interest in the Nevada Property by virtue of its contractual rights.

                                USE OF PROCEEDS

     The gross proceeds from the sale of the Common Stock by the Company will range from a minimum of $1,500,000 to a maximum of $9,000,000. The Company expects the proceeds derived from the sale of the Common Stock to be expended as follows:

                                                                MINIMUM           MAXIMUM
                                                             SUBSCRIPTIONS     SUBSCRIPTIONS
                                                             -------------     -------------
        Subscriptions(1).................................     $ 1,500,000       $ 9,000,000
        Sales and Underwriting Commissions(2)............         180,000         1,080,000
        Legal and Accounting Fees........................          45,000           120,000
        NET PROCEEDS TO COMPANY..........................       1,275,000         7,800,000
                                                               ==========        ==========
        Acquisition and Development of Brazilian Timber
          Properties(3)..................................     $   500,000       $ 3,800,000
        Expansion of Mine, Exploration and Development of
          Nevada Property, and Mill Expansion(4).........         400,000         1,500,000
        Exploration Activities on Indonesian
          Concessions(5).................................         225,000         1,500,000
        General and Administrative Expenses(6)...........         150,000         1,000,000
                                                               ==========        ==========

---------------

(1) A minimum of $1,000,000 of shares and a maximum of $9,000,000 of shares of Common Stock will be sold at a price of $ per share.

(2) The Company has allocated up to $1,080,000 from the sale of the Common Stock for sales and underwriting commissions. The Company may enter into Underwriting Agreements with broker-dealers who are members in good standing with the National Association of Securities Dealers, Inc. Under the terms of these agreements, the Company will pay up to ten percent in sales commissions and an additional two percent for "due diligence" fees and expenses.


(3) Up to 750,000 hectares of timber properties and a sawmill facility are under the control and/or management of the Company's subsidiary, Equatorial Resources, Ltd. The Company has budgeted $350,000 in improvements to the sawmill facility in Sao Miguel do Guama with the balance of the funds allocated toward the cost of extracting harvested timber from Terranorte and others, the costs of employing crews to extract timber from the jungle and transport it to barges, the cost of additional equipment for harvesting operations, other timber operating costs, reforestation expenses, and general or administrative expenses including the costs of maintaining a regional office in Belem, Para, Brazil.



(4) The Company anticipates expending up to $1,500,000 to expand mining operations on the Nevada Property consistent with the Nevada Business Plan as more fully described in the Section of the Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY." Such expansions would likely include extending the existing decline to the White Caps Mine at the 565-foot level, rehabilitation and mining old workings in the White Caps Mine, drifting and mining a new area near a drill hole which was intercepted by the decline formed during the 1993 drilling program, rehabilitation of the White Caps Shaft, and mining the 565-foot level, 670-foot level, 800-foot level, 910-foot level, 1120-foot level, 1200-foot level, and 1300-foot level of the White Caps Mine. If only the minimum number of Subscriptions are raised pursuant to this Offering, the Company will continue with its present course of business and use revenues derived from ongoing operations to finance and execute the above-described expansion. The Company has also been engaged in discussions with the owner of the mill, New Concept Mining, Inc., concerning the acquisition of up to a fifty percent interest in the mill currently adjacent to the Nevada Property. To date, no definitive agreement has been reached. The Company anticipates that if such an agreement is reached, the Company intends to expend up to $250,000 in consideration of acquiring up to a fifty percent interest in the mill. In the alternative, the Company will utilize such amount to help finance the construction of its own mill on the Nevada Property.

(5) The Company anticipates that up to $1,500,000 will be expended on data collection, reconnaissance surveying, reporting, field work, sampling, data processing, laboratory analyses, prospect evaluation, mineralization mapping, additional acquisitions, and exploration drilling activities. All of these activities will be undertaken subject to the advice and independent consulting services provided to the Company by Behre Dolbear & Company, Inc. ("Behre Dolbear"), pursuant to a Consulting Services Agreement dated October 7, 1996, and more particularly described elsewhere in this Prospectus. The actual work on the Indonesian Property will be performed by Five Engineering Consultants, Bandung, Indonesia, under the supervision of Behre Dolbear.


(6) The Company currently expends approximately $100,000 per month in general and administrative expenses. These expenses include salaries of all employees (including its executive officers and directors), rent, health insurance, travel and entertainment expenses, postage and courier, and stock transfer expenses. It is anticipated that once exploration and development occurs on the Properties, general and administrative expenses may be paid from such operations. To the extent that the Company does not utilize all funds allocated for general and administrative expenses, such excess will be retained by the Company as additional working capital.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's Bylaws authorize the creation of the offices of President, Treasurer (Chief Financial Officer), one or more Vice Presidents, Secretary, and one or more Assistant Secretaries and Assistant Treasurers as the Board of Directors deems proper. The Bylaws also provide for not less than three directors and not more than seven directors who shall hold office until the following annual meeting of the shareholders. The Bylaws further provide that the number of directors may be increased by the affirmative vote of the Board of Directors or a majority in interest of the shareholders at an annual or special meeting.

     The executive officers and directors of the Company are as follows:


          NAME             AGE                       POSITION
------------------------   ---    -----------------------------------------------
Christopher D. Michaels    54     President and Chairman of the Board
Jeffrey S. Kramer          43     Senior Vice President, Chief Financial Officer,
                                  Chief Operating Officer, Secretary-Treasurer,
                                  and Director
Stanley J. Mohr            61     Vice President of Shareholder Relations and
                                  Director
Edna Pollock               60     Director
Joe Rude III, M.D.         52     Director
William Michaels           79     Vice President of Client Relations
Ignatius Z. Theodorou      55     President and Director of Equatorial Resources,
                                  Ltd.



     CHRISTOPHER D. MICHAELS cofounded the Company in June 1986. Since then he has served as President, Chief Executive Officer, and Chairman of the Board and is entitled to retain his positions with the Company until the next annual meeting of the Company's shareholders. Mr. Michaels is also a director, vice president and chairman of the Board of Equatorial Resources, Ltd. and the chairman and a director of Kalimantan Resources, Ltd., subsidiaries of the Company. Mr. Michaels received a bachelor of arts degree from Alfred University located in New York. After graduation, he accepted a post with the United States government overseas in the Peace Corps. Since 1980, Mr. Michaels has acted in sales and management positions in corporations whose primary business consists of mining and minerals. Mr. Michaels has extensive background and experience in international relations and has spent considerable time at the Company's Bolivian mine site (closed in 1992) as well as on the Nevada Property. Mr. Michaels is a party and is subject to the permanent injunction more particularly described in the Section of the Prospectus entitled "LEGAL PROCEEDINGS." Mr. Michaels has also been and is subject to a cease and desist order issued by the Pennsylvania Securities Commission issued February 27, 1989, prohibiting the Company, Mr. Michaels, and other executive officers from violating Section 201 of the Pennsylvania Securities Act of 1972 relating to the sale of unregistered "penny stocks."



     JEFFREY S. KRAMER, Senior Vice President, Chief Financial Officer, Chief Operating Officer, Secretary-Treasurer and Director, has held these positions since 1989 and is entitled to retain these positions with the Company until the next annual meeting of the Company's shareholders. Mr. Kramer is also a director, vice president and the secretary-treasurer of Equatorial Resources, Ltd. and a director and the secretary-treasurer of Kalimantan Resources, Ltd. He has held management positions with Continental Cafes. As Chief Financial Officer, Mr. Kramer's responsibilities include business affairs, contract administration, public relations and broker and shareholder relations. Mr. Kramer was also responsible for management oversight of the Nevada Property operations since 1995 and was management's liaison in negotiating the Company's settlement with the Securities and Exchange Commission more particularly described in the Section of this Prospectus entitled "LEGAL PROCEEDINGS." Mr. Kramer is a party and is subject to the regulatory proceedings described in the Section of this Prospectus entitled "LEGAL PROCEEDINGS" and the action taken by the Pennsylvania Securities Commission detailed above with respect to Mr. Michaels.



     STANLEY J. MOHR, has been Vice President of Shareholder Relations with Nevada Manhattan since 1986. Mr. Mohr became a Director in 1992 and is entitled to retain his current positions with the Company until the next annual meeting of the Company's shareholders. He is also a director of Kalimantan Resources, Ltd. Mr. Mohr has been employed as a marketing executive with several mining and mineral related companies and has gained extensive experience in many phases of operations in the mining industry. Mr. Mohr held a real estate license issued by the state of California from 1976 to 1984. Mr. Mohr was a party and is subject to the regulatory proceedings more particularly described in the Section of the Prospectus entitled "LEGAL PROCEEDINGS."



     EDNA POLLOCK was elected to the Board of Directors on April 3, 1995, and is entitled to retain her position as director until the next annual meeting of the Company's shareholders. Ms. Pollock is a court reporter in North Carolina and has been a shareholder of record since 1989. She has been an active member of the Shareholders' Advisory Committee for several years representing shareholders at Director's meetings. Ms. Pollock is a graduate of Columbia University, New York, New York, having received her bachelor of arts degree in Journalism. She spent twenty-eight years as a freelance reporter for both the federal and state courts in North Carolina and acted in her official capacity as a court reporter at numerous depositions, arbitrations, hearings, and conventions.



     DR. JOE RUDE' III was elected to the Board of Directors on April 3, 1995, and is entitled to retain his position as a director until the next annual meeting of the Company's shareholders. Dr. Rude' is a radiologist and has been practicing his medical specialty since 1977 in Georgia. Dr. Rude' has been a shareholder of record since 1989 and has been an active member of the Shareholders' Advisory Committee for several years representing shareholders at Director's meetings. Since 1995, Dr. Rude' has been a diagnostic radiologist at Quantum Radiology, Atlanta, Georgia. From 1977 to 1995, he was associated with Cobb Radiology Associates, Austell, Georgia, which merged with Quantum Radiology in 1995. Dr. Rude' is a graduate of the University of Texas, Austin, Texas, where he received his bachelor of arts degree in 1966. In 1970, he was awarded a medical degree from the University of Texas Southwestern Medical School, Dallas, Texas. Dr. Rude' is board certified in radiology and served in the United States Air Force as a flight medical officer from 1971 to 1973.



     WILLIAM MICHAELS, Vice President of Client Relations, has served in such capacity or in other capacities since the Company's inception. Mr. Michaels is the father of Christopher D. Michaels, the Company's President and Chairman of the Board. Mr. Michaels is a party and is subject to the regulatory proceedings more particularly described in the Section of the Prospectus entitled "LEGAL PROCEEDINGS."



     IGNATIUS Z. THEODOROU, President and Director of Equatorial Resources, Ltd. has served in such capacities since the formation of the Company's Brazilian-based subsidiary. Mr. Theodorou is the remaining shareholder of Equatorial Resources, owning twenty percent (20%) of such company. Mr. Theodorou was born in Greece, but has spent a substantial portion of the last thirty-seven
(37) years in the United States. Mr. Theodorou holds dual citizenship (Greek and U.S.) and is currently managing the Company's operations in Brazil. His employment experience has included consulting arrangements with Dames & Moore Consulting Company, employment as Managing Director of the Liberian-owned shipping company Crest Lines Inc., and founder and chief executive officers of the timber companies known as Madira Intex, S.A. International Imports and United Amazonian Resources, Limited.


SIGNIFICANT EMPLOYEES AND CONSULTANTS


     The Company has entered into employment agreements dated January 1, 1995, with Christopher D. Michaels and Jeffery S. Kramer relating to their respective positions as executive officers and directors of the Company. Under the terms and conditions of these employment agreements, both Mr. Michaels and Mr. Kramer are required to devote substantially all of their business time and effort during normal business hours to the Company through December 31, 1997. As compensation for the services rendered and to be rendered to the Company, Mr. Michaels is entitled to receive an annual salary equal to One Hundred Forty-Eight Thousand Seven Hundred Twenty-Seven Dollars ($148,727) per annum and Mr. Kramer is entitled to a salary of One Hundred Thirty-Seven Thousand Two Hundred Twelve Dollars ($137,212) per annum. Both the salaries of Mr. Michaels and Mr. Kramer are to be reviewed on each anniversary date of the Agreement by the board of directors for the purposes of either increasing or decreasing such base salary. The Board, however, may not reduce the base salary of either Mr. Michaels or Mr. Kramer by more than twenty percent (20%) of the base salary for the immediately preceding year. In addition, both Mr. Michaels and Mr. Kramer have each received 900,000 shares of the Company's Common Stock as part of their compensation under the terms of their employment agreements.

     In addition to the base salaries and stock options, both Mr. Michaels and Mr. Kramer are entitled to receive reimbursement on a monthly basis for all reasonable expenses incurred in connection with the performance of their duties under the employment agreement. Mr. Michaels and Mr. Kramer are also entitled to certain fringe benefits (including, but not limited to, paid vacation and participation in medical insurance plans and employee benefit plans) which now are or may thereafter become available to all executive officers of the Company and such other benefits (if any) as may be authorized from time to time by the board of directors of the Company. The amount of such yearly fringe benefits is approximately $6,500 and $7,700 for Mr. Michaels and Mr. Kramer, respectively. The employment agreements also authorize these officers to receive a "merit bonus" ranging between twenty-five percent (25%) and seventy-five percent (75%) of such officer's base salary in the event the Company experiences operating cash flow for a fiscal year equal to not less than One Million Dollars ($1,000,000). Specifically, if the Company's operating cash flow for any fiscal year ranges between One Million Dollars ($1,000,000) and Two Million Dollars ($2,000,000), both Mr. Michaels and Mr. Kramer will be entitled to a "merit bonus" equal to twenty-five percent (25%) of his base salary; if the operating cash flow is between Two Million Dollars ($2,000,000) and Three Million Dollars ($3,000,000) for any fiscal year, the "merit bonus" will be equal to fifty percent (50%) of such officer's base pay; and if the Company's operating cash flow is over Three Million Dollars ($3,000,000) or more during any fiscal year, during the term of the Agreement, such officer's "merit bonus" will be equal to seventy-five percent (75%) of such officer's base salary. In the event of termination of the employment agreement by the Company for cause or by such officer without cause, the "merit bonus" is not required to be paid. In the event of termination for any other reason, the "merit bonus" will be prorated for the fiscal year in which termination occurs.


     The employment agreements with Messrs. Michaels and Kramer contain a covenant prohibiting such officer from engaging directly or indirectly as a principal partner or director or officer of any business competitive with the Company. However, such officer may hold up to a five percent (5%) equity interest in any entity engaged in a business competitive with the Company without violating such covenant.

     The agreements contain provisions for termination in the event of such officer's permanent disability, death, or for cause. In addition, the agreements provide for severance compensation equal to such officer's highest monthly base salary times thirty-six. Both Mr. Michaels and Mr. Kramer also possess an option to acquire up to twenty-five percent (25%) of the number of then outstanding shares of the Company's capital stock at a price of five cents per share in the event of an occurrence of a "Change in Control." For the purposes of such employment agreements, the term "Change in Control" shall be deemed to have occurred if the Company sells substantially all of its assets to a single purchaser or to a group of associated purchasers in a single transaction or series of related transactions; shares of the Company's outstanding capital stock constituting more than twenty percent (20%) of the voting power of the Company's outstanding capital stock are sold, exchanged, or otherwise disposed of in one transaction or in a series of related transactions; or the Company is a party to a merger or consolidation in which the Company is not the surviving entity or the Company's shareholders receive shares of capital stock of the new or continuing corporation constituting less than eighty percent (80%) of the voting power of the new or continuing corporation.

     The Company has engaged the services of Arthur J. Mendenhall to act as project geologist for the Nevada Property. His duties include acting as the on-site representative of the Company and to provide geological exploration and mining grade control of the Nevada Property on a daily basis.

     Mr. Mendenhall is an experienced mining geologist. He received his bachelor of science degree in 1971 and his master of science degree in geology from Utah State University, Logan, Utah. Mr. Mendenhall's work experience includes roles supervising and monitoring the work of senior geologists in the coring and sampling of ore; working as senior geologist in the sampling and mapping of tertiary volcanic rock formations in gold exploration projects; collecting cuttings and core samples for geochemical analyses; drafting drill hole cross sections; and supervised drilling operations for bentonite and iron ore. Mr. Mendenhall has completed the Occupational & Safety Hazard Agency ("OSHA") forty-hour hazardous waste site training course and OSHA'S refresher course, and has attended other geological seminars and courses relevant to mining. Mr. Mendenhall is a registered geologist in the Commonwealth of Pennsylvania and a member of the Geological Society of America.

AGREEMENT WITH GOLD KING MINES CORPORATION

     On April 1, 1995, the Company entered into an Agreement with Gold King Mines Corporation ("Gold King"), Denver, Colorado. Under the terms of this Agreement, Gold King has agreed to provide the services of William R. Wilson on a consulting basis at the rate of $400 per day. The initial term of the consulting agreement was through December 31, 1995, and extended for one-year periods upon mutual agreement between Gold King and the Company. Gold King and the Company have extended this consulting agreement for two years.


     Mr. Wilson has provided various services to the Company including the preparation of the Business Plan. Mr. Wilson possesses a professional degree in metallurgical engineering from the Colorado School of Mines, Golden, Colorado, and has been awarded a Master's in Business Administration from the University of Southern California, Los Angeles, California. In his more than thirty years of experience, Mr. Wilson has, for the past fifteen years, served in various seniority executive capacities with engineering, construction, and consulting firms, many of such capacities as president or the chief executive officer of mining companies operating in the United States and internationally. Mr. Wilson is the past chairman of the Colorado Mining Association. Gold King is a subsidiary of Sheridan Reserve Corporation, a publicly-traded resource company based in Toronto, Canada.


     Mr. Wilson's primary responsibility to the Company has been and will be to act as project manager for the Nevada Property and to act as the Company's representative to Harrison Western Mining & Construction Company, the mining contractor for the Nevada Property. Mr. Wilson will also provide technical and managerial consulting to the Company on the Indonesian Property.

AGREEMENT WITH BEHRE DOLBEAR & COMPANY, INC.


     The Company entered into a Consulting Services Agreement (the "Consulting Agreement") with Behre Dolbear & Company, Inc. ("Behre Dolbear"), an internationally recognized mining consulting firm. Under the terms of the Consulting Agreement, Behre Dolbear will be responsible for providing independent technical advisory services relating to the Indonesian Property. Such services initially require Behre Dolbear to advise and validate the exploration program contemplated by the Company and would include related technical input for other aspects of project development. The term of the Consulting Agreement is for six months or upon satisfactory completion of the consulting services contemplated prior to such expiration date. The Company has agreed to pay Behre Dolbear the hourly rate of $137.50 up to a maximum of $1,100 per diem for the services contemplated under the Consulting Agreement and has committed to utilize Behre Dolbear a minimum of two days per month. Unused days will accrue under the Consulting Agreement, but will be forfeited if not utilized prior to the expiration of the term of the agreement. The Company must also reimburse Behre Dolbear for any travel, reasonable and necessary lodging expenses (including meals), telegram, cable, telex charges; a 2.5% "flat" labor charge in lieu of actual telephone charges; printing, copies, reproduction, and fax charges; postage, courier, express, and freight charges; use of personal automobiles; royalties on computer software; professional liability insurance (assessed on a 1.5% flat fee basis); clerical fees at the rate of $35 per hour; and other costs and expenses incurred by Behre Dolbear and/or its personnel in performing the services contemplated by the Consulting Agreement.


AGREEMENT WITH BRITISH FAR EAST HOLDINGS LTD.

     On April 30, 1997, the Company entered into a financial and management services agreement with British Far East Holdings Ltd. ("BFE"). Under this agreement, BFE has agreed to provide the personal services of Arthur Lipper III to the Company for a period of thirty-six months to assist the Company with respect to financial and business matters. The Company has agreed to pay BFE $5,000 per month for the first three days of service and $1,000 per diem for each additional day of service rendered by Mr. Lipper under the contract. The agreement also grants to BFE warrants to purchase up to 100,000 shares of the Company's Common Stock at one hundred twenty percent (120%) of the April 30, 1997 market price of $5.75 per share (subject to adjustment for certain events) vesting at the rate of thirty-three and one-third percent (33 1/3%) per year after the first twelve months of service. In addition to the services provided under the contract, Mr. Lipper has also tentatively agreed to join the Company's Board of Directors subject to his completion of due dilegence of the Company's operations.

AGREEMENT WITH ECO-RATING INTERNATIONAL

     In order to better assure compliance with applicable Brazilian environmental laws and regulations, the Company has entered into an agreement with Eco-Rating International, Zurich, Switzerland ("Eco-Rating"). Under the terms of the agreement, Eco-Rating has agreed to develop an "eco-efficiency model" designed to establish environmental management guidelines for the Company's operations in Brazil. It is the objective of the Company to establish a reputation as a leader in the timber industry in environmentally-related issues and to develop its properties in a manner best designed to properly reclaim any areas harvested pursuant to its concessions.

SHAREHOLDERS' ADVISORY COMMITTEE


     In 1989, the Company formed a Shareholder Advisory Committee (the "Advisory Committee") comprised of up to 12 outside shareholders. The purpose of the Advisory Committee is to participate in directors' meetings and compensation meetings, as well as plan meetings related to all aspects of corporate development. Members are selected annually from a group of shareholders who respond to Company inquiries regarding interest in participating on the Advisory Committee. Membership is rotated annually. One of the primary purposes of this Committee is to provide independent, shareholder participation in critical decisions relating to overall corporate strategy.


EXECUTIVE COMPENSATION

     The table set forth below identifies the compensation paid to the Company's executive officers for the last three completed fiscal years (i.e. fiscal years ending May 31, 1995; May 31, 1996; and May 31, 1997):

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG TERM COMPENSATION
                                                                            -----------------------------------------------------
                                                                                     AWARDS                       PAYOUTS
                                       ANNUAL COMPENSATION                  -------------------------     -----------------------
                         ------------------------------------------------   RESTRICTED     SECURITIES                    ALL
       NAME AND                                              OTHER            STOCK        UNDERLYING       LTIP        OTHER
       PRINCIPAL                                             ANNUAL          AWARD(S)      OPTIONAL/      PAYOUTS    COMPENSATION
       POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)      ($)          SARS(#)         ($)          ($)
-----------------------  ----   ---------   --------   ------------------   ----------     ----------     --------   ------------
                         1997   $251,299      --            $  6,264           --             10,000(2)     --           --
Christopher Michaels,
  President              1996   $100,449      --            $  6,316         $225,000(3)      10,000        --           --
and Chairman of the
  Board                  1995   $148,727      --            $  5,712           --             10,000        --           --
                                              --
                         1997   $224,397      --            $  8,080           --             10,000(2)     --           --
Jeffrey Kramer, Senior
  Vice                   1996   $117,791      --            $  7,658         $225,000(3)      10,000        --           --
President and
  Director.............  1995   $137,212      --            $  6,564           --             10,000        --           --


---------------

(1) The Company incurs the annual cost of health insurance for Messrs. Michaels and Kramer and their respective dependents.

(2) The Company has granted stock options to all members of its board of directors in the amount of 10,000 shares per full year of service as an active member of the board. These options may be exercised at $1.00 per share of Common Stock. Options may not be exercised after the expiration of 10 years from the date of the grant and are nontransferable other than by inheritance. As of the date of this Prospectus, the Company has granted options aggregating 110,000 shares to Mr. Michaels and 80,000 shares to Mr. Kramer.

(3) The Company granted Messrs. Michaels and Kramer the option to purchase 900,000 shares of Common Stock each at an average price of $1.50 per share. These options were exercised during the year ended May 31, 1996, at which time the Company's board of directors agreed to issue these shares for services rendered. The Company has valued these restricted securities to be worth twenty-five cents ($.25) per share.

OPTIONS AND STOCK APPRECIATION RIGHTS


     The table set forth below provides certain information concerning individual grants of stock options and stock appreciation rights (whether granted in connection with stock options or as "freestanding" rights made during the last fiscal year ending May 31, 1997) to each of the named executive officers, directors and others noted below:



                                                     INDIVIDUAL GRANTS
                                                ----------------------------
                                                 NUMBER OF      % OF TOTAL
                                                SECURITIES       OPTIONS/
                                                UNDERLYING         SARS
                                                 OPTIONS/       GRANTED TO       EXERCISE
                                                   SARS         EMPLOYEES        OR BASE      EXPIRATION
                     NAME                         GRANTED     IN FISCAL YEAR   PRICE($/SH)       DATE
----------------------------------------------  -----------   --------------   ------------   -----------
Christopher D. Michaels(1)....................    110,000            10%          $ 1.00      May 31, '06
Jeffrey S. Kramer(1)..........................     80,000            14%          $ 1.00      May 31, '06
Stanley Mohr(1)...............................     50,000            25%          $ 1.00      May 31, '06
Edna Pollock(1)...............................     20,000           100%          $ 1.00      May 31, '06
Joe Rude' III(1)..............................     20,000           100%          $ 1.00      May 31, '06
Lloyd S. Pantell, Esq.(2).....................    100,000           100%          $ 4.00      May 31, '06


---------------

(1) The Company has granted stock options to all members of its board of directors pursuant to Stock Option Agreements executed at various times. Under the terms of these agreements, each director has been granted options to purchase 10,000 shares of Common Stock per full year of service. The exercise price for such options is $1.00 per share. The years in which stock options were initially granted to each respective board member are as follows: Christopher Michaels, 1986; Jeffrey Kramer, 1989; Stanley Mohr, 1993; Edna Pollock, 1996; and Joe Rude' III, 1996. In 1996, the Stock Option Agreements relating to Messrs. Michaels, Kramer and Mohr were extended so that they may be exercised through May 31, 2006. The remaining may not be exercised after the expiration of ten (10) years from the date of grant and are nontransferable other than by inheritance.


(2) Mr. Pantell is an attorney who is a principal in Lloyd S. Pantell, APLC who has performed substantial legal services to the Company. Under the terms of the option agreement, Mr. Pantell has been granted options to purchase 100,000 shares of common stock. The exercise price for such options is $4.00 per share. The options may be exercised at any time through May 31, 2006 and are nontransferable other than by inheritance.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND


                            FY-END OPTION/SAR VALUES


                                                                         NUMBER OF
                                                                        UNEXERCISED          VALUE OF
                                                                         SECURITIES        UNEXERCISED
                                                 SHARES                  UNDERLYING        IN-THE-MONEY
                                                ACQUIRED                OPTIONS/SARS       OPTION/SARS
                                                   ON                 AT MAY 31, 1997    AT MAY 31, 1997
                                                EXERCISE    VALUE       EXERCISABLE/       EXERCISABLE/
                     NAME                         (#)      REALIZED    UNEXERCISABLE      UNEXERCISABLE
----------------------------------------------  --------   --------   ----------------   ----------------
Christopher D. Michaels.......................         0          0        110,000           $550,000
Jeffrey S. Kramer.............................         0          0         80,000           $400,000



LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY



     The Company's Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933 (the " '33 Act"). Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the shareholders, by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     The Company is a timber and mining company, with corporate offices in Calabasas, California, owning interest(s) in certain timber or mining properties located in the (1) state of Para, Brazil (the "Brazilian Timber Properties");
(2) Manhattan Mining District, Nye County, Nevada, (the "Nevada Property"); (3) Indonesian Gold Belt, Kalimantan, Indonesia (the "Indonesian Gold Concessions");
(4) Kutai District of East Kalimantan, Indonesia (the "Indonesian Coal Concessions"); and (5) on the island of Sumatra, Indonesia. The terms and conditions of these acquisitions and the risks and contingencies associated with such ownership interests are more particularly described in the Section of the Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY" AND "RISKS FACTORS."


COMPARISON OF RESULTS OF OPERATIONS -- YEAR ENDED MAY 31, 1997
COMPARED TO YEAR ENDED MAY 31, 1996


     Net loss for the year ended May 31, 1997 was $4,213,009 as compared to $1,325,094 for the year ended May 31, 1996. The Company experienced its first sales of Brazilian timber during the year ended May 31, 1997, resulting in revenues of $287,178 with a gross profit of $26,089. The principal increases in expenses during the year ended May 31, 1997, were attributed to expenses in Brazil (approximately $145,000), office salaries (approximately $145,000), travel (approximately $215,000), stock for services to employees ($240,000), consulting fees ($115,000), legal fees ($175,000), discount on options ($150,000), warrant expenses ($1,200,000), financing expense of $677,000 related to conversion of debt to common stock and a general increase in other expenses attributable to the Company's increased activities from the previous year. During the year ended May 31, 1997, the Company invested $2,600,000 in Common Stock toward the purchase of certain contractual rights to the seven (7) gold mining concessions comprising the Indonesian Gold Concessions, $227,000 toward certain exploration activities relating to the Silobat Property (one of the Indonesian Gold Concessions), $1,670,000 ($700,000 in Common Stock) toward the acquisition of and improvements to the infrastructure relating to the Brazilian Timber Properties, and $2,350,000 ($250,000 in Common Stock) in development activities on the Nevada Property.



     As of July 1, 1997, Brazil is no longer considered a highly inflationary economy under SFAS 52. Therefore, translation adjustments will begin to be accumulated in a separate component of equity. Translation adjustments during the year ended May 31, 1997 were taken to income and were not material to the Company's results of operations.


YEAR ENDED MAY 31, 1996 COMPARED TO YEAR ENDED MAY 31, 1995

     During the year ended May 31, 1996, the Company reported an operating loss of $1,325,094 as compared to an operating loss of $698,103 for the year ended May 31, 1995. The difference between these two periods was principally due to the issuance of stock to officers for services rendered of $485,000. There was an increase of $233,981 in cash and cash equivalents for the year ended May 31, 1996 as compared to a decrease in cash and cash equivalents of $78,613 for the previous fiscal year. The improvement in the availability of cash and cash equivalents to the Company was the result of the sale of $1,255,325 in stock offered and sold through private placements. By contrast, the Company sold $726,013 in stock through private placements for the year ended May 31, 1995.

YEAR ENDED MAY 31, 1995 COMPARED TO YEAR ENDED MAY 31, 1994

     The Company incurred a net loss of $698,103 in fiscal 1995 compared to a net loss of $572,140 during fiscal 1994. The principal reason for the increased loss was due to an increase in salaries of approximately $150,000. The Company used $703,043 cash in operating activities in 1995 compared to $749,057 in 1994. Investment in property and equipment was similar each year: $59,466 in 1995 compared to $116,777 in 1994. Proceeds from issuance of stock amounted to $726,013 in 1995 compared to $975,469 in 1994.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's working capital position as of May 31, 1997, was a deficit of approximately $762,000. Almost since inception, the Company has experienced pressure on its working capital position due to operating losses and the need to continually invest in exploration and development activities on the Nevada Property and, more recently, the Silobat Property, the remainder of the Indonesian Concessions, and the Brazilian Concessions.



     To raise funds in the past, the Company has relied upon private placements of its equity securities. Over the past three years, the Company has raised approximately $5,755,941 pursuant to three such private placements of the Company's Equity Securities. The Brazilian operations represent an immediate opportunity for the Company to generate significant cash flows for the first time. The Company has also recently concluded a privately-negotiated placement of approximately Three Million Five Hundred Thousand Dollars ($3,500,000) of 8% Senior Convertible Debentures within certain investments. This private placement, together with the cash flow anticipated from the Company's operations in Brazil, should satisfy the Company's immediate need for the significant amounts of capital for its overseas acquisitions and operations in both Indonesia and Brazil. The Company believes that with the anticipated increase in daily production at its Brazilian operations, much of its continued operations in Brazil, Indonesia, and on the Nevada Property will be funded by the cash flow generated on the Terranorte Concessions.



     The Company believes that the Debentures will be converted into Common Stock in accordance with their provisions. However, the Company also projects that the cash flow from its Brazilian operations will be adequate to satisfy the Company's need for current liquidity and liquidate the Debentures in the event that the Debentures are not converted into Common Stock. The Company's $3,000,000 payable in December 1998 to its officer in Brazil will be paid in cash, if available, from cash flow, or the Company has an option to "put" 1,000,000 shares of Common Stock to the officer to satisfy the obligation.


EXPENDITURES FOR BRAZILIAN OPERATIONS


     The Company has budgeted up to $3,800,000 during fiscal year 1998 (ending May 31, 1998) for its Brazilian operations. This amount is projected to be expended as follows:


     -  Improvements to sawmill facility -- $350,000


     -  Timber harvesting operations -- $1,950,000


     -  Additional property acquisitions $1,500,000

EXPENDITURES FOR NEVADA FOR FURTHER DEVELOPMENT


A total of $1,500,000 has been budgeted for fiscal 1998 for expenditure on the Nevada Property as follows:


     -  Complete access to the White Cap Mine -- $800,000

     -  Continue exploration/development of open pit mining targets -- $200,000

     - Acquire up to a 50% interest in the New Concepts Mining, Inc., mill -- $500,000

EXPENDITURE FOR INDONESIA FOR FURTHER DEVELOPMENT


A total of $1,500,000 has been budgeted for fiscal 1998 for expenditure on the Indonesian Concessions as follows:


     -  Preliminary drill program for Silobat -- $100,000

     -  Expanded drill program for Silobat -- $300,000

     -  Drill program for three coal properties -- $500,000

     -  Reconnaissance/sampling program for other gold properties -- $600,000

CONTINGENCIES REGARDING NEVADA PROPERTY



     Management has anticipated various contingencies regarding the Nevada Property in addition to following the Nevada Business Plan. Included are plans to develop open pit mining prospects on the existing property controlled by the Company. Mining would be conducted by the current mining contractor and the ore would be milled at the New Concepts Mill. Efforts will continue in order to acquire an interest in adjoining properties adjacent to the Nevada Property and an interest in the New Concepts Mining, Inc., mill either through joint venture arrangements or through purchase. The Company cannot quantify the costs of these efforts, but the efforts are limited to funds available from sources described in various parts of this offering.


                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information as of May 31, 1997, regarding the record and beneficial ownership of the Common Stock and Preferred Stock with respect to: (i) any individual or group of affiliated individuals or persons owning, of record or beneficially, five percent (5%) or more of the outstanding shares of the Common Stock or the Preferred Stock; (ii) the amount of shares of Common Stock or Preferred Stock owned by each executive officer and director of the Company; and (iii) the number of shares of Common Stock and/or Preferred Stock owned, of record or beneficially, by the directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners listed below, based upon information provided by such owners, have sole voting and investment power with respect to such shares.

PRINCIPAL SHAREHOLDERS


                         NAME AND ADDRESS             AMOUNT AND NATURE         PERCENT OF
TITLE OF CLASS          OF BENEFICIAL OWNER          OF BENEFICIAL OWNER         CLASS(1)
--------------    -------------------------------    -------------------     ----------------
Common            Christopher D. Michaels                  1,294,510(2)             8.66%
                  876 Ballina Court
                  Newbury Park, California 91320
Common            Jeffrey S. Kramer                        1,180,000(3)             7.89%
                  6053 Paseo Canyon Drive
                  Malibu, California 90265
Common            Joe C. Rude' III, M.D.                   1,284,150(4)             8.59%
                  3065 River N. Pkwy.
                  Atlanta, Georgia 30328
Common            David Weissberg, M.D.                    1,109,900                7.43%
                  29 Blair Drive
                  Huntington, New York 11743
Common            All Officers and                         4,042,160(5)            27.04%
                  Directors as a Group
                  (6 persons)


---------------

(1) In addition to the 12,273,565 shares of Common Stock outstanding as of May 31, 1997, the percentages noted in this column assume the conversion of 228,319 shares of Preferred Stock into 2,283,190 shares of Common Stock, and the issuance of 390,000 shares of Common Stock pursuant to various options primarily to existing management which may be issued in whole or in part within 60 days of the date of this Prospectus.


(2) Includes options to purchase up to 110,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.



(3) Includes options to purchase up to 80,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.



(4) Includes shares owned by Carolyn Rude and Cobb Radiology (an affiliate of Dr. Rude) as well as options to purchase up to 20,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.

(5) Includes options to purchase up to 280,000 shares of Common Stock by all Directors or Officers as a group which may be exercised in whole or in part within 60 days of the date of this Prospectus.

SELLING SHAREHOLDERS

     None of the following Selling Shareholders have held any position, office or been a party to a material relationship with the Company, any predecessor in interest, or affiliates within the past three years.


                                                                                    SHARES BENEFICIALLY
                                                                                    OWNED AFTER OFFERING
                                SHARES BENEFICIALLY     NUMBER OF SHARES      --------------------------------
                                   OWNED PRIOR TO
                                      OFFERING           BEING OFFERED            NUMBER            PERCENT
                               ----------------------   ----------------      --------------     -------------
            NAME                NUMBER     PERCENT(1)   MIN.     MAX.         MIN.    MAX.       MIN.     MAX.
-----------------------------  ---------   ----------   ----   ---------      ----   -------     ----     ----
Silenus Limited
c/o Betuvo AG,
Baoerostrase 73
Postfach 6302
Zug, Switzerland                  42,244(2)     .28%      0      700,000(3)     0    700,000       0      4.69%

Mary Park Properties
3 Tora Mezion Street
Jerusalem, Israel                 98,431(4)     .66%      0       98,431        0     98,431       0       .66%

UFH Endowment, Ltd.
c/o CH Financial Services
160 Central Park South
Suite 3212
New York, NY                     123,040(4)     .82%      0      123,040        0    123,040       0       .82%

Austat Anstalt Schaan
7440 Fuerstentium
Liechtenstein,
Landstrassa 163                  123,040(4)     .82%      0      123,040        0    123,040       0       .82%

Mendel Group, Inc.
17 West 17 Street
8th Floor
New York, New York 10011          25,838(4)     .17%      0       25,838        0     25,838       0       .17%

Irv Reneisson
660 Newtown/Yardley Road
Newtown, Pennsylvania 18940      100,000        .67%      0      100,000        0    100,000       0       .67%

Harrison Western
Construction Company
1208 Quail Street
Lakewood, Colorado 80215         100,000        .67%      0      100,000        0    100,000       0       .67%


---------------


(1) Except where otherwise described in these footnotes, the percentages noted in this column represent the ratio that a shareholder's beneficial ownership bears to the total number of shares outstanding and issued as of May 31, 1997, 12,273,565; the conversion of all Preferred Stock issued and outstanding as of May 31, 1997, into the Common Stock on a ten-to-one basis (2,283,190 shares of Common Stock); plus the number of stock options issued and outstanding as of February 28, 1997, 380,000.



(2) Pursuant to the terms and conditions of the April 14, 1997, Subscription Agreement and related documents, Silenus redeemed $200,000 in Debentures on July 25, 1997, and received 42,244 shares of Common Stock.



(3) The Subscription Agreement requires the Company to register shares of Common Stock to account for the conversion of the 8% Senior Secured Convertible Debentures and the exercise of warrants to purchase Common Stock. To date, only $2,000,000 in Debentures have been issued. 700,000 shares of Common Stock are hereby being registered to assure that there are a sufficient number of shares of Common Stock registered to account for the conversion of all remaining Debentures and the exercise of all 62,500 warrants. If the exercise price for the conversion of the Debentures is less than $1.90 per share, additional shares of Common Stock may be required to be registered pursuant to this offering.

(4) Assumes the conversion of all Debentures at $5.10 per share (based upon 75% of the "bid" price of $6.825 as of July 16, 1997), plus the exercise of all warrants to purchase Common Stock issued in conjunction with the Debentures.


OUTSTANDING WARRANTS



     The Company has issued warrants to purchase Common Stock to a number of persons and entities. The following chart summarizes such issuances and details the terms of each parties warrants:



                              OUTSTANDING WARRANTS



                                                       EXERCISE        ISSUANCE          EXPIRATION
                  NAME                     AMOUNT       PRICE            DATE               DATE
-----------------------------------------  -------     --------     --------------     --------------
Holston, John                              100,000      $ 1.50        Oct. 8, 1996       Apr. 7, 1998
Weissberg, David                           125,000      $ 2.50       Nov. 26, 1996      Nov. 25, 1998
Renneisen, Irv                             125,000      $ 2.50       Nov. 26, 1996      Nov. 25, 1998
Silenus Limited                             62,500      $ 8.00      April 17, 1997     April 16, 2002
British Far East Holdings, Ltd.            100,000      $ 6.90      April 30, 1997                N/A
Magerman, Alan                             350,000      $ 4.06        June 2, 1997       June 1, 2002
Austat Anstalt Schaan                       25,000      $ 6.75       July 15, 1997      July 16, 2002
Mary Park Properties                        20,000      $ 6.75       July 15, 1997      July 16, 2002
UFH Endowment, Ltd.                         25,000      $ 6.75       July 15, 1997      July 16, 2002
Mendel Group, Inc.                           5,250      $ 6.75       July 15, 1997      July 16, 2002



     Several of the warrant holders listed above were granted registration rights on the underlying Common Stock. As a result, the Company is registering such shares pursuant to this Offering. Specifically, Silenus Limited, Austat Anstalt Schaan, Mary Park Properties, UFH Endowment, Ltd. and the Mendel Group, Inc. were granted such rights. See "SELLING SHAREHOLDERS."



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     During the last fiscal year the Company entered into certain transaction with Jeffrey S. Kramer, an officer and Director of the Company who is more particularly described in the Section of this Registration Statement entitled "MANAGEMENT." Specifically, as of August 2, 1997, Mr. Kramer has lent the Company an aggregate of $258,000 which is evidenced by promissory notes payable in his name (the "Notes"). The Note are: unsecured, payable on demand and bear interest at the rate of 6.6%. As of this time, no payment demand has been made on the Notes.


                    DESCRIPTION OF SECURITIES BEING OFFERED

     The following description of the capital stock of the Company and certain provisions of the Company's Amended Articles of Incorporation and Certificate of Determination of Preferences of Series A Preferred Stock is a summary and is qualified in its entirety by the provisions of those documents which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK


     The issued and outstanding shares of Common Stock, including the shares being offered hereby, are validly issued, fully paid, and nonassessable. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of the Common Stock are entitled to receive dividends out of assets legally available therefor at such time and at such amounts as the board of directors may, from time to time, determine. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution after payment of all debts and other liabilities and are subject to the rights of any holders of the Preferred Stock then outstanding. Before declaring any dividends, the board of directors may set apart, out of any funds of the Company available for dividends, such sum or sums as they may, from time to time, deem in their discretion to be proper working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the Company. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders if there is no cumulative voting in the election of directors.


PREFERRED STOCK


     The Company's Amended Articles of Incorporation and its Certificate of Determination of Preferences of Series A Preferred Stock authorized the Company to issue up to 250,000 shares of the Preferred Stock. The holders of the Preferred Stock are entitled to receive dividends at the rate of eight percent per annum of the original issue price per share out of any funds legally viable therefor payable on each January 1, April 1, July 1, and October 1 after the issuance of the Preferred Stock. Dividends on the Preferred Stock are cumulative so that if the full dividends in respect of any preference dividend is not paid, the deficiency will be fully paid or declared and set apart for such shares (without interest) before any dividend or other distribution is paid on or declared or set apart for any other class or series of the Common Stock or preferred shares of the Company. The Company enjoys the right to pay any dividend on the Preferred Stock in cash or through the issuance of additional shares of Preferred Stock or Common Stock having an issue price equal to the amount of the dividend or through a combination of cash and stock. In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Preferred Stock will be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock or any other class of preferred shares of the Company an amount equal to $10 per share plus a further amount equal to any dividends declared, but unpaid on such shares. In the event of any consolidation or merger of the Company, or a sale of all or substantially all of the assets of the Company, or a series of related instructions in which more than fifty percent of the voting power of the Company is disposed of, holders of the Preferred Stock will not be entitled to treat such event as a liquidation, dissolution, or winding up of the Company. The Company has and intends to implement the right granted to each holder of the Preferred Stock to convert each such share into 10 shares of fully priced and nonaccessible shares of the Common Stock as of the date of this Prospectus.



CONVERTIBLE DEBENTURES



     The Company recently completed two private placements of Convertible Debentures in the aggregate amount of $3,505,000. The private offerings were made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. The terms of the offerings were as follows:



     On April 14, 1997, the Company entered into a Subscription Agreement with Silenus Limited ("Silenus") in a negotiated private placement. This transaction was made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. As a result, the Company issued $2,000,000 of 8% Senior Secured Convertible Debentures due March 31, 2000 (the "Debentures") and granted to Silenus a warrant to purchase 62,500 shares of the Company's Common Stock (the "Warrant").



     The Debentures may be converted into shares of Common Stock at any time commencing June 2, 1997 through August 16, 1997 at a price equal to the lesser of: seventy-five percent (75%) of the closing bid price of the Common Stock on April 16, 1997 (i.e. 75% X $8.00, or $6.00 per share); seventy-five percent (75%) of the closing bid price of the Common Stock on the day prior to the funding of any subsequent funding ("tranche"); or seventy-five percent (75%) of the average closing bid price for the five trading days immediately preceding the actual date of conversion of the Debentures. If conversion is made after August 16, 1997, the conversion price will be seventy-two and one-half percent (72.5%) of the above-referenced valuation standards.

     The Company is required to use its "best efforts" to cause the Registration Statement to become effective prior to August 16, 1997. If the Registration Statement does not become effective by August 16, 1997, the Company is required to pay liquidated damages to Silenus equal to two percent (2%) of the Debentures for the first thirty (30) days and three percent (3%) per month thereafter until the Registration Statement becomes effective.



     Provided Silenus and the Company fund at least two tranches of $2,000,000 each, Silenus will be entitled to a right of first refusal for one year to participate in all or any part of any equity securities (i.e., stock or securities convertible into equity) subsequently issued or proposed to be issued by the Company. In addition, the Company will be prohibited from issuing any of its securities at a discount (other than in connection with any merger, acquisition, or certain benefit plans) for a period of ninety days following the funding of the last tranche. The Company may notify Silenus that a funding is requested at any time after the effective date of the Registration Statement until the funding of the last tranche. In such event, should Silenus elect not to fund the tranche so requested, the Company may issue its securities at a discount to a third party, provided a public distribution of the securities sold to such third party is not made until at the earlier of: ninety days following the effective date of the Company's Registration Statement on Form 10 or the date on which at least seventy-five percent (75%) of the Debentures are converted.



     Until Silenus has converted at least seventy-five percent (75%) of the Debentures, a deed of trust on the Nevada Property and the pledge of 1,000,000 shares of Common Stock will secure the Debentures.



     In July 1997, Silenus notified the Company that it had elected to convert $200,000 of the Debentures on July 14, 1997, the Company issued 42,244 shares and returned $200,000 of the Debentures issued to Silenus.



     On July 17, 1997 the Company entered into Subscription Agreements with, Mary Park Properties, UFH Endowment Fund, Ltd., Austat Anstalt Schaan, and the Mendel Group (the "Investor Group") in a negotiated private placement. This transaction was made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. As a result, the Company issued $1,505,000 of 8% Senior Convertible Debentures due July 1, 2002 (the "July Debentures") and granted to the Investor Group warrants to purchase an aggregate of 75,250 shares of the Company's Common Stock (the "July Warrants").



     The July Debentures may be converted into shares of Common Stock at any time commencing July 18, 1997 through July 1, 2000 at a price equal to Seventy-five percent (75%) of the Market Price (as defined below) of the Common Stock for all conversions for which notice is received after the date hereof. For purposes of this Section 4, the "Market Price" shall be the lesser of (a) the closing bid price of the Common Stock on the day prior to closing; or (b) the average closing bid price of the Common Stock for the five (5) New York Stock Exchange Trading days immediately preceding each conversion date, in each case as reported by the National Association of Securities Dealers Automated Quoting System, or as reported by the American Stock Exchange of the Common Stock shall then be listed in trading upon such exchange.



     The July Debentures bear interest at a coupon rate of 8% per annum. Such interest is payable quarterly on the last calendar day of June, September, December and March of each year. Interest may be paid in either cash or Common Stock and will continue to accrue until payment in full of the principal amount of the July Debentures has been made or duly provided for.



     The Company is required to use its "best efforts" to cause the Registration Statement to become effective prior to November 14, 1997. If the Registration Statement does not become effective by November 14, 1997, the Company is required to pay liquidated damages to the Investor Group equal to two percent (2%) of the Debentures for the first thirty days and three percent (3%) per month thereafter until the Registration Statement becomes effective.



     The Company has also issued to the Investor Group warrants to purchase 75,250 shares of Common Stock. The warrant may be exercised at any time up to and through July 16, 2002 at the price of $6.75 per share. The exercise price is subject to adjustment to account for payments of dividends, stock splits, reverse stock splits, and similar events.

     In order to provide for the issuance of all shares of Common Stock which may be issued pursuant to the Subscription Agreement and Warrants, the Company agreed to register approximately 370,000 shares of Common Stock.



DIVIDEND POLICY



     The Company has established a policy of not paying dividends on the Common Stock and anticipates that this policy shall remain in effect until further notice. To date, the Company has not paid any dividends in cash or in stock on the Preferred Stock. Management of the Company is currently planning and arranging for payment of all cumulative dividends on the Preferred Stock through the issuance of shares of Common Stock after giving effect to the conversion of Preferred stock to Common Stock on a ten-for-one basis.


DILUTION

     The net tangible book value of the Company at May 31, 1997, was approximately fifty-two cents ($.52) per share. After taking into consideration the conversion rights of the shareholders holding Preferred Stock as of May 31, 1997 (but exclusive of any dividends paid in stock), the total number of shares of Common Stock outstanding as of May 31, 1997, the conversion by Silenus
Limited of all Debentures at an effective conversion price of $     per share
and assuming all shares of the Company's Common stock are sold pursuant to this Offering, the net tangible book value of the Common Stock immediately after the
Offering (after deducting $          for Organization and Offering Expenses)
will be approximately                per share of Common Stock. Investors who
subscribe to shares of the Common Stock under circumstances whereby all shares of Common Stock are sold pursuant to this Offering will therefore realize an
immediate dilution of      Dollars      Cents ($  ) per share of Common Stock.
The following table illustrates this per share dilution:

        Offering price per share........................................         $
        Net tangible book value before Offering(1)......................  $
        Increase attributable to new Investors..........................  $
        Pro forma net tangible book value after Offering................         $
                                                                                 -----
        Dilution to new Investors(2)....................................         $
                                                                                 -----

---------------

(1) Determined by dividing the tangible net worth of the Company at May 31, 1997 by the number of shares outstanding as of that date (after taking into consideration the conversion rights of Preferred Shareholders).

(2) The difference between the Subscription price of the Common Stock and the net tangible book value per share of Common Stock after the Offering,
    assuming all           shares are sold pursuant to the Offering.

     By contrast, the net tangible book value of the Common Stock immediately
after the Offering (after deducting $          in Organization and Offering
Expenses) will be approximately                ($  ) per share of Common Stock.
Investors who subscribe to Common Stock under these circumstances will therefore
realize an immediate dilution of                ($  ) per share of Common Stock.
The following table illustrates this per share dilution:

        Offering price per share........................................         $
        Net tangible book value before Offering(3)......................  $
        Increase attributable to new Investors..........................  $
        Pro forma net tangible book value after Offering................         $
                                                                                 -----
        Dilution to new Investors(4)....................................         $
                                                                                 -----

---------------


(3)Determined by dividing the tangible net worth of the Company at May 31, 1997 by the number of shares outstanding as of that date (after taking into consideration the conversion rights of Preferred Shareholders).

(4) The difference between the Subscription price of the Common Stock and the net tangible book value per share of Common Stock after the Offering,
    assuming only           shares are sold pursuant to the Offering.


     The Offering price for the Common Stock offered pursuant to this Offering must be compared to the prices paid by and options granted to certain of the Company's executive officers and the Selling Shareholders. In the case of all options to purchase Common Stock, each recipient has the right to purchase shares for a period of ten (10) years from the date of the grant as described in further detail in the Sections of this Prospectus entitled
"MANAGEMENT -- Executive Compensation" and "MANAGEMENT -- Options and Stock Appreciation Rights." In the case of the sale of Common Stock, Messrs. Michaels and Kramer have paid, on the average, $2.53 and $2.03 per share, respectively, while the Selling Shareholders have paid between $ and $ per share for the Common Stock.


REGISTRATION RIGHTS


     The Company has entered into agreements with various shareholders (the "Selling Shareholders") to attempt to effect registration of their shares of Common Stock. The Company has obtained registration of all persons who are Selling Shareholders pursuant to Form SB-2 filed in connection with this Offering. The Selling Shareholders and their relation to the Company are more particularly described in Form SB-2 and in the Section of the Prospectus entitled "PRINCIPAL AND SELLING SHAREHOLDERS."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the Preferred Stock is US Stock Transfer Corporation, Glendale, California.


             MARKETS FOR SECURITIES AND RELATED STOCKHOLDER MATTERS



PUBLIC MARKET



     The Company received approval for trading of its Common Stock on the Electronic Bulletin Board (NASDAQ) in March 1996. From the period from December 1995 until March 1996, the Company published "bid" and "ask" prices on the "pink sheets." The low and high prices for the Common Stock since commencement of quotations are as follows:



 HIGH                 DATE                 LOW                  DATE
------    ----------------------------    ------    ----------------------------
$14.50    March 3, 1997                   $1.25     December 1995



     Over the past six months the average monthly volume of trading of the Company's Common Stock has been approximately 800,000 shares. Prospective Investors should be aware that the volume of trading on the Electronic Bulletin Board traditionally has been limited and there can be no assurance that the Electronic Bulletin Board will provide an effective market for a shareholder to sell his or her Common Stock of the Company.



     The Company's Registration Statement on Form 10 pursuant to section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") became effective on June 2, 1997. The Company is now a "fully-reporting company" within the meaning of the Exchange Act. For the fiscal year ended May 31, 1996, and May 31, 1997, there were 834 and 1,140 shareholders, respectively. As of August 31, 1997, there were 808 shareholders of record.



     The Company has applied for listing with the American Stock Exchange ("AMEX") by requesting a preliminary listing eligibility opinion. The Company has also applied for listing with the Philadelphia Stock Exchange.



     The high and low interdealer prices for the calendar quarters since trading began on the Electronic Bulletin Board (without retail markup, markdown or commission) are as follows:

                               QUARTER ENDED                      HIGH       LOW
            ---------------------------------------------------  -------   -------
            December 31, 1995..................................  $  1.25   $  1.25
            March 31, 1996.....................................  $  2.44   $  1.35
            June 30, 1996......................................  $  3.75   $ 1.812
            September 30, 1996.................................  $  4.25   $ 2.125
            December 31, 1996..................................  $10.375   $ 2.875
            March 31, 1997.....................................  $ 14.50   $  6.00
            June 30, 1997......................................  $  9.75   $3.0625



                           LEGAL MATTERS AND AUDITORS


COUNSEL


     Lloyd S. Pantell, APLC has acted as Special Counsel. As such, Special Counsel has assisted the Company in the preparation of this Prospectus and the registration statement. As required by applicable federal and state securities laws, Special Counsel has rendered an opinion to the effect that, when issued, the Common Stock shall be duly and validly issued in accordance with applicable law.



AUDITORS


     The Company has retained Jackson and Rhodes, P.C., Dallas, Texas, to serve as Company's accountants for fiscal year 1997. The financial statements accompanying this Prospectus have been audited by such firm.

                                  DEFINITIONS

     The terms noted below shall, when used in this Prospectus, have the following meanings ascribed to them:

     "Accredited Investor" shall mean any Investor who meets one or more of the categories defined by Rule 501(a) of Regulation D and who also is excluded from the number of purchasers for the purposes of California Corporations Code
Section 25102(f)(1).

     "Affiliate" shall mean (i) any person who directly or indirectly controls or is controlled by or under a common control with, a person or entity; (ii) a person owning or controlling ten percent (10%) or more of the outstanding voting securities of the entity to which said definition relates; and (iii) any officer or director of such entity. "Brazilian Timber Properties" shall mean the three
(3) timber properties on which the Company's subsidiary, Equatorial Resources, Ltd. holds certain licensing and/or ownership rights more particularly described in this Prospectus.

     "Company" shall mean Nevada Manhattan Mining, Inc., a Nevada corporation.

     "Debentures" shall mean the 8% Senior Secured Convertible Debentures pursuant to the terms and conditions, the Subscription Agreements dated April 14, 1997 and July 15, 1997.

     "Deed of Trust" shall mean the encumbrance currently affecting the Nevada Property and created in favor of Anthony C. Selig & Associates, Dixie Exploration, and Anthony C. Selig by virtue of the Nevada Property Agreement.

     "Indonesian Concessions" shall mean the exploration prospects located on the Indonesian portion of the island of Borneo known as Kalimantan and on the island of Sumatra, Indonesia and more particularly described in this Prospectus.

     "Investors" shall mean such persons and/or any authorized and qualified successors who consider an investment in the Company as described in the Prospectus and who submit completed and executed subscription documents to the Company.

     "Net Proceeds" shall mean those proceeds after deduction of Organization and Offering Expenses which shall be applied in furtherance of the Company's business plan in accordance with this Offering.

     "Nevada Business Plan" shall mean the report prepared by William R. Wilson dated as of July 1995 and entitled "Nevada Manhattan Mining, Inc., Manhattan Mine Project Review and Business Plan."

     "Nevada Property" shall mean the 28 patented and 65 unpatented mining claims comprising approximately 1,800 acres and located in Nye County, Nevada near the town of Manhattan as more particularly described in this Prospectus.

     "Nevada Property Agreement" shall mean the Mining Agreement dated April 4, 1987 by and among the Company and Anthony C. Selig, Anthony C. Selig & Associates, and Dixie Exploration as amended by subsequent agreements.

     "Offering" shall mean the offer of the Common Stock pursuant to the terms and conditions specified in the Prospectus.

     "Offering Commitment Date" shall mean the date on which Subscriptions to at least One Million Five Hundred Thousand Dollars ($1,500,000) are accepted by the Company. The Offering Commitment Date is presently scheduled for December 31, 1997.

     "Offering Termination Date" shall mean the date on which the Company shall issue, if at all, at least $1,500,000 in shares of Common Stock pursuant to the Offering. At present, such Date is set for December 31, 1997. In no event shall the Offering Termination Date extend beyond March 31, 1998.

     "Organization and Offering Expenses" shall mean all costs and expenses incurred on behalf of the Company for professional fees (legal and accounting), printing expenses, regulatory compliance, and all other costs associated with the offer and sale of Common Stock. The amount of One Hundred Twenty Thousand Dollars ($120,000) has been allocated for such expenses.

     "Properties" shall mean the Nevada Property and the Indonesian Property.

     "Prospectus" shall mean the offering materials dated             , 1997
describing the terms and conditions of the Offering.

     "Registration Statement" shall mean Form BD and all amendments thereto filed with the Securities and Exchange Commission and relating to the offer and sale of Common Stock pursuant to this Offering.

     "Special Counsel" shall mean Lloyd S. Pantell, APLC, a professional law corporation.

     "Subscription" shall mean the number of shares of Common Stock which a prospective Investor agrees to purchase in the Company or the purchase price for such purchase of shares as the context requires.

     "Transfer Agent" shall mean U.S. Stock Transfer Corporation which shall be authorized to accept Subscriptions, deposit Subscription funds into the Bank, instruct the Bank to invest Subscriptions prior to the Offering Termination Date, and to issue the Common Stock, all in accordance with this Offering.

     "Underwriting Agreement" shall mean the agreement entered into between the Company and broker-dealers who are members in good standing with the National Association of Securities Dealers, Inc. and who agree to use their "best efforts" to effect sales of the Common Stock pursuant to this Offering.

                              FURTHER INFORMATION


     The Company is currently a reporting company within the meaning of section 12(g) of the Securities Exchange Act of 1934.


     The Company has applied for listing on the American Stock Exchange. If approved for listing, certain reports and information not necessarily contained in this Prospectus will be available for inspection through the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     The Company has applied for listing on the Philadelphia Stock Exchange. If approved for listing, certain reports and information not necessarily contained in this Prospectus will be available for inspection through the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, PA 19103-3584.

     The Company has and intends to continue to furnish its shareholders annual reports containing financial statements examined by an independent accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing interim unaudited financial information.

     This registration statement and all the Company's subsequent filings will be filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system and are, or will be, publicly available through the Commissions Web site at http://www.sec.gov.

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock offered pursuant to this Offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules accompanying the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules accompanying the Registration Statement. Copies of the Registration Statement and such exhibits and schedules may be inspected, without charge, at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549.

     Until             , 1997, all dealers effecting transactions in the Common
Stock registered pursuant to the Registration Statement, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or Subscriptions.

             NEVADA MANHATTAN MINING INCORPORATED AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets at May 31, 1997 and 1996..................................  F-3
Consolidated Statements of Operations
  For the Years Ended May 31, 1997, 1996 and 1995.....................................  F-4
Consolidated Statements of Changes in Stockholders' Equity
  For the Years Ended May 31, 1997, 1996 and 1995.....................................  F-5
Consolidated Statements of Cash Flows
  For the Years Ended May 31, 1997, 1996 and 1995.....................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Nevada Manhattan Mining Incorporated

     We have audited the accompanying consolidated balance sheets of Nevada Manhattan Mining Incorporated and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nevada Manhattan Mining Incorporated and subsidiaries as of May 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 1997, in conformity with generally accepted accounting principles.


     As discussed in Note 11, the Company has discovered, subsequent to May 31, 1996, that its mining properties have been overstated by the capitalization of a portion of certain indirect salaries from 1992 through May 31, 1996. Subsequent to May 31, 1997, the Company also discovered that it should have recorded a financing expense for the excess of fair market value of certain common shares over the amount of the debt for which the shares were issued. Accordingly, the accompanying financial statements for the years ended May 31, 1997, 1996 and 1995 have been restated to correct the errors.


                                          JACKSON & RHODES P.C.


July 28, 1997 (except as to Notes 5, 11 and 12, which


are as of September 4, 1997)

Dallas, Texas

             NEVADA MANHATTAN MINING INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             MAY 31, 1997 AND 1996

                                     ASSETS


                                                                      1997             1996
                                                                  ------------     ------------
                                                                   (RESTATED)       (RESTATED)
Current assets:
  Cash and cash equivalents.....................................  $    559,510     $    233,981
  Accounts receivable...........................................        58,161               --
  Prepaid expenses..............................................       622,710               --
                                                                  ------------     ------------
     Total current assets.......................................     1,240,381          233,981
                                                                  ------------     ------------
Property and equipment (Note 2):
  Mining properties:
     Domestic...................................................     5,830,091        3,472,428
     Indonesia..................................................     2,826,782               --
  Brazilian timber concession...................................     3,296,729               --
  Furniture and fixtures........................................       431,840           63,842
     Less accumulated depreciation..............................       (82,998)         (59,067)
                                                                  ------------     ------------
                                                                    12,302,444        3,477,203
                                                                  ------------     ------------
                                                                  $ 13,542,825     $  3,711,184
                                                                  ============     ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $    544,738     $     88,226
  Accrued liabilities...........................................       441,535          181,162
  Notes payable to stockholders.................................       712,321          136,751
  Current portion of long-term debt (Note 3)....................       303,818           44,388
                                                                  ------------     ------------
     Total current liabilities..................................     2,002,412          450,527
Convertible debentures (Note 4).................................     1,333,333               --
Long-term debt (Note 3).........................................     2,669,427          115,723
                                                                  ------------     ------------
     Total liabilities..........................................     6,005,172          566,250
                                                                  ------------     ------------
Commitments and contingencies (Note 5)..........................            --               --
Stockholders' equity (Note 6):
  Common stock to be issued.....................................           108               --
  Preferred stock, $1 par, 250,000 shares authorized, 228,319
     and 132,510 issued at May 31, 1997 and 1996................       228,319          132,510
  Common stock, $.01 par; 49,750,000 shares authorized;
     12,273,565 and 8,353,881 shares issued at May 31, 1997 and
     1996.......................................................       122,736           83,539
  Additional paid-in capital....................................    23,699,574       15,079,460
  Accumulated deficit...........................................   (16,513,084)     (12,150,575)
                                                                  ------------     ------------
     Total stockholders' equity.................................     7,537,653        3,144,934
                                                                  ------------     ------------
                                                                  $ 13,542,825     $  3,711,184
                                                                  ============     ============


          See accompanying notes to consolidated financial statements.

             NEVADA MANHATTAN MINING INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED MAY 31, 1997, 1996 AND 1995


                                                          1997            1996            1995
                                                       -----------     -----------     ----------
                                                       (RESTATED)      (RESTATED)      (RESTATED)
Revenues.............................................  $   287,178     $        --     $       --
Cost of sales........................................      261,089              --             --
                                                       -----------     -----------      ---------
  Gross profit.......................................       26,089              --             --
Expenses:
  General and administrative.........................   (4,239,098)     (1,325,094)      (698,103)
                                                       -----------     -----------      ---------
Net loss.............................................   (4,213,009)     (1,325,094)      (698,103)
Cumulative preferred dividends.......................     (149,500)        (10,600)            --
                                                       -----------     -----------      ---------
Net loss attributable to common shareholders.........  $(4,362,509)    $(1,335,694)    $ (698,103)
                                                       ===========     ===========      =========
Net loss per common share............................  $     (0.41)    $     (0.18)    $    (0.14)
                                                       ===========     ===========      =========
Weighted average shares outstanding..................   10,684,176       7,428,081      5,021,801
                                                       ===========     ===========      =========


          See accompanying notes to consolidated financial statements.

             NEVADA MANHATTAN MINING INCORPORATED AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    YEARS ENDED MAY 31, 1997, 1996 AND 1995


                                STOCK        PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                 STOCK       SUBSCRIPTIONS  ------------------   ---------------------     PAID-IN     ACCUMULATED
              TO BE ISSUED    RECEIVABLE    SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT         TOTAL
              ------------   -------------  -------   --------   ----------   --------   -----------   ------------   -----------
Balance May
  31, 1994
(Restated)... $        --      $     --          --   $     --    3,964,701   $ 39,647   $11,602,364   $(10,116,778)  $ 1,525,233
Shares to be
  issued to
  officers...     495,000            --          --         --           --         --            --             --       495,000
Common shares
  issued for
  cash in
  private
  placement
  ($1 per
  share).....          --       (19,000)         --         --      647,213      6,472       538,541             --       626,013
Preferred
  shares
  issued for
  cash in
  private
  placement
  ($10 per
  share).....     131,500       (31,500)         --         --           --         --       100,000             --       100,000
Shares issued
  in
  settlement
  of
  claims.....          --            --          --         --       32,500        325        32,175             --        32,500
Shares issued
  as
  conversion
  of debt....     605,827            --          --         --       14,067        141        32,692             --       638,660
Net loss
(Restated)...          --            --          --         --           --         --            --       (698,103)     (698,103)
              -----------      --------     -------   --------   ----------   --------   -----------   ------------   -----------
Balance May
  31, 1995...   1,232,327       (50,500)         --         --    4,658,481     46,585    12,305,772    (10,814,881)    2,719,303
Issuance of
stock -- previously
 purchased...  (1,232,327)           --      13,150     13,150      554,400      5,544     1,213,633             --            --
Cash received
  from stock
  subscriptions...     --        50,500          --         --           --         --            --             --        50,500
Common shares
  issued for
  cash in
  private
  placement
  ($.25 per
  share).....          --            --                           1,001,000     10,010       258,990             --       269,000
Preferred
  shares
  issued for
  cash in
  private
  placement
 (principally
  at $10 per
  share).....          --            --     119,360    119,360           --         --       816,465             --       935,825
Shares issued
  for
  services...          --            --          --         --    1,940,000     19,400       465,600             --       485,000
Shares issued
  in
  connection
  with
  shareholder
  loan.......          --            --          --         --      200,000      2,000        19,000             --        21,000
Preferred
  dividend...          --            --          --         --           --         --            --        (10,600)      (10,600)
Net loss
(Restated)...          --            --          --         --           --         --            --     (1,325,094)   (1,325,094)
              -----------      --------     -------   --------   ----------   --------   -----------   ------------   -----------
Balance, May
  31, 1996...          --            --     132,510    132,510    8,353,881     83,539    15,079,460    (12,150,575)    3,144,934
Shares issued
  for
  property...         108            --          --         --      689,200      6,892     3,293,000             --     3,300,000
Shares issued
  for
  accounts
  payable....          --            --          --         --      100,000      1,000       249,000             --       250,000
Common shares
  issued for
  cash in
  private
  placement
 (principally
  at $1 per
  share).....          --            --          --         --    1,917,351     19,174     1,129,286             --     1,148,460
Preferred
  shares
  issued for
  cash in
  private
  placement
 (principally
  at $10 per
  share).....          --            --      96,409     96,409           --         --       759,191             --       855,600
Shares issued
  for
  services...          --            --          --         --      120,000      1,200       238,800             --       240,000
Shares issued
  for
  conversion
  of debt....          --            --          --         --    1,087,133     10,871     1,076,755             --     1,087,626
Conversion of
  preferred
  stock......          --            --        (600)      (600)       6,000         60           540             --            --
Discount for
  conversion
  of
 debentures..          --            --          --         --           --         --       666,667             --       666,667
Warrants
  issued.....          --            --          --         --           --         --     1,206,875             --     1,206,875
Preferred
  dividend...          --            --          --         --           --         --            --       (149,500)     (149,500)
Net loss
(Restated)...          --            --          --         --           --         --            --     (4,213,009)   (4,213,009)
              -----------      --------     -------   --------   ----------   --------   -----------   ------------   -----------
Balance, May
  31, 1997... $       108      $     --     228,319   $228,319   12,273,565   $122,736   $23,699,574   $(16,513,084)  $ 7,537,653
              ===========      ========     =======   ========   ==========   ========   ===========   ============   ===========


          See accompanying notes to consolidated financial statements.

             NEVADA MANHATTAN MINING INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED MAY 31, 1997, 1996 AND 1995


                                                          1997            1996           1995
                                                       -----------     -----------     ---------
                                                       (RESTATED)      (RESTATED)      (RESTATED)
Cash flows from operating activities:
  Net loss...........................................  $(4,213,009)    $(1,325,094)    $(698,103)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Common stock issued for services................      240,000         485,000            --
     Warrants issued for services....................    1,206,875              --            --
     Common stock issued for financing expense.......      677,000              --            --
     Settlement of claim with debt...................           --              --        32,500
     Depreciation....................................       23,931           6,200         9,150
     Accounts receivable.............................      (58,161)          1,846        (1,846)
     Prepaid expenses................................     (622,710)          2,545            --
     Accounts payable and accrued liabilities........      298,074        (149,364)      (44,744)
                                                       -----------     -----------     ---------
          Net cash used in operating activities......   (2,448,000)       (978,867)     (703,043)
                                                       -----------     -----------     ---------
Cash flows from investing activities:
  Purchase of property and equipment.................   (2,102,443)        (60,893)      (59,466)
                                                       -----------     -----------     ---------
Cash flows from financing activities:
  Additions to convertible debentures................    2,000,000              --            --
  Payments on long-term debt.........................     (114,284)        (46,153)      (42,117)
  Proceeds from notes payable to stockholders........      986,196          64,569            --
  Proceeds from issuance of stock and stock to be
     issued..........................................    2,004,060       1,255,325       726,013
                                                       -----------     -----------     ---------
          Net cash provided by financing
            activities...............................    4,875,972       1,273,741       683,896
                                                       -----------     -----------     ---------
Net increase (decrease) in cash and cash
  equivalents........................................      325,529         233,981       (78,613)
Cash and cash equivalents at beginning of period.....      233,981              --        78,613
                                                       -----------     -----------     ---------
Cash and cash equivalents at end of period...........  $   559,510     $   233,981     $      --
                                                       ===========     ===========     =========
Supplemental cash flow information:
  Cash paid during the year for interest.............  $        --     $     9,647     $  12,701
                                                       ===========     ===========     =========


NON-CASH TRANSACTIONS:

          During 1995, the Company issued stock for conversion of notes payable and shares to settle claims (Note 6).

          During 1996, the Company issued 200,000 shares of common stock, valued at $21,000 in connection with a loan from a shareholder. Also, during 1996, the Company assumed $77,067 in debt in connection with acquiring an additional interest in the mine (Note 2).

          During 1997, the Company issued 589,200 shares of common stock in connection with the Indonesian mining property acquisitions, 100,000 shares for domestic mining services and 100,000 shares for a Brazilian timber concession (Note 2). In addition, the Company issued 120,000 shares to employees for services and 1,087,133 shares for conversion of $410,626 in debt. The Company also issued warrants in connection with a debenture and issued other warrants (see Notes 4 and 6). The Company also assumed $375,000 in debt in connection with acquiring an additional interest in the mine (Note 2) and assumed a $3,000,000 liability in Brazil (Note 2). The Company also accrued $149,500 and $10,600 in preferred dividends during 1997 and 1996, respectively.

          See accompanying notes to consolidated financial statements.

                      NEVADA MANHATTAN MINING INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MAY 31, 1997 AND 1996

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization


     Nevada Manhattan Mining Incorporated was organized under the Laws of the State of Nevada on June 10, 1985, to acquire, explore, develop, finance and sell mining and timber rights and properties. The Company has to date acquired properties, begun exploration and development and begun sales of timber. During the year ended May 31, 1997, the Company formed an 80%-owned subsidiary, Equitorial Resources (Brazil) Ltda. ("Equatorial") (Note 2) and a wholly-owned subsidiary, Kalimantan Resources (Note 2). Prior to the year ended May 31, 1997, the Company was considered to be in the development stage.


     Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Basis of Presentation


     The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is reporting a net loss of $4,362,509, $1,335,694 and $698,103 for the years ended May 31, 1997, 1996 and 1995 and net cash resources were used in operating activities for each year.



     The following is a summary of managements' plan to raise capital and generate additional operating funds. Management has reached an agreement to have gold ore milled adjacent to its Nevada property by a third party, reducing capital requirements of the Company. The Company has reconstructed and extended a 1,700 foot decline underground access to enhance exploration and facilitate the extraction of gold ore. The Company has negotiated an agreement with Harrison Western Mining and Construction Company to begin production. The Company has acquired and commenced the exploration and development of its mineral holdings in Indonesia and has commenced harvesting and milling operations on its Brazilian timber properties. The Company's Brazilian operations represent an immediate opportunity for the Company to generate significant cash flows for the first time and have begun to realize revenues. The Company believes that with the anticipated increase in daily production at its Brazilian operations, much of its continued operations in Brazil, Indonesia, and on the Nevada Property will be funded by the cash flow generated from the Brazilian concessions. Prior to May 31, 1997, the Company concluded a privately-negotiated placement of $2,000,000 of 8% Senior Convertible Debentures. Subsequent to May 31, 1997, management raised an additional $1.5 million under the same conditions.


  Statement of Cash Flows

     For statement of cash flow purposes, the Company considers short-term investments with original maturities of three months or less to be cash equivalents.

  Property and Equipment


     Mining properties acquisition, exploration and development costs are capitalized as incurred and will be amortized on the units-of-production method based on economically recoverable mineral reserves, limited to proven and probable reserves. Indirect costs are expenses as incurred. Estimated site restoration and closure costs in which the Company has reclamation responsibilities are charged against operating earnings on the units-of-production method over the expected economic life of the mines.



     The Company periodically evaluates the carrying value of capitalized mining costs to determine if these costs are equal to or in excess of their net realizable value. If such periodic evaluation indicates an impairment

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996


 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


has occurred, the carrying value of the property is written down to the estimated net realizable value. In March 1995, the Financial Accounting Standards Board issued a new statement entitled "Accounting for Long-Lived Assets" (SFAS 121). This new standard is effective for years beginning after December 15, 1995. There is no impact of SFAS 121 on the Company's financial statements for the year ended May 31, 1997. The Company has performed an assessment of the recoverability of the carrying values of its domestic properties. The Company has estimated future cash flows without interest based on the report of a minerals industry consultant, which contains estimates of capital and production costs and estimated mineral deposits. The project is not currently in production, the achievement of commercial production will take at least one year and, assuming the commercial production is achieved, continued operation in accordance with project specifications is subject to substantial risks. Increases in operating and capital costs from budgeted amounts, low gold prices and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect management's forecasted cash flow. In the event such changes occur, an impairment of the value of the mineral property may result and a writedown of the carrying value of the property may be necessary.



     The Company has similarly estimated future cash flows from its Brazilian timber operations, based on projected timber production and current timber sales prices and estimated costs of its sawmill operations.



     The Company's operations in Indonesia are preliminary in nature, including confirming title and conducting field reconnaissance work. Because of the preliminary nature of this work, any cash flow analysis related to the Indonesian concessions is premature. The Company will periodically evaluate the carrying cost of these properties as the exploration and development process proceeds. In the event the Company determines that an impairment in value is evident, a writedown may be necessary.


     Other property and equipment are carried at cost. Depreciation of other property and equipment is provided using the straight-line method over the seven year estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred and expenditures for major improvements are capitalized. Gains and losses from retirement or replacement of property and equipment are included in operations.

  Income Taxes

     The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which requires the use of the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

  Net Loss Per Common Share

     Per share amounts have been computed on the weighted average number of common shares outstanding for each period. All share and per share amounts have been restated to retroactively reflect the reverse stock split explained in Note
6. Convertible preferred shares are considered antidilutive since conversion would decrease loss per share.

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Prepaid Expenses


     Prepaid expenses at May 31, 1997 represents advances made to log extraction companies in Brazil to induce timber production. These advances will be expensed when the timber is delivered.



  Translation of Foreign Currencies



     Because Brazil has been considered a highly inflationary economy under SFAS 52, the U.S. dollar is the functional currency for the Company's Brazilian subsidiary. Therefore, both translation adjustments and gains and losses on foreign currency transactions are included in income in the accompanying statement of operations.


 2. PROPERTIES AND EQUIPMENT

  Brazil


     The Company has acquired various rights to up to approximately 750,000 hectares (1,900,000 acres) of timber properties located in the state of Para, Brazil. In addition, the Company has entered into an agreement to acquire and is currently operating a sawmill facility located near the town of Sao Miguel do Guama. As of May 31, 1997, $1,400,000 has been provided by the Company for initial start-up of its operations in Brazil. The Company began harvesting trees in April 1997 and has commenced sales during the year ended May 31, 1997.


     The Jonasa Concessions. On November 11, 1996, the Company, through Equatorial, entered into a letter agreement with Madeira Intex, S.A, ("Madeira") whereby Madeira agreed to assign its rights in and to a Joint Venture Agreement which Madeira had entered into in 1984 with Companhia Agropecuaria do Rio Jabuti ("Jonasa"). The Joint Venture Agreement required Jonasa to assign to Madeira the exclusive rights to extract and market all lumber licensed by the appropriate Brazilian authorities for export. All the various agreements were integrated into an Agreement to Jointly Develop Timber Properties. Under this agreement, Jonasa has granted to Equatorial the properties comprising the Jonasa Concessions. In consideration of this grant, Equatorial has agreed to pay to Jonasa 50% of the net proceeds received on the sale of all timber and related products produced and sold pursuant to the agreement.


     Terranorte Concessions. On May 30, 1997, Equatorial entered into an Agreement to Harvest Timber and Develop Timber Properties with Terranorte S.A. ("Terranorte"). Terranorte granted to Equatorial the exclusive right to either harvest the timber or to purchase certain species of logs extracted by Terranorte located on approximately 490,000 hectares of virgin timber property located near the town of Moju, Para, Brazil. In June 1997, Equatorial began harvesting operations employing its own crews and purchasing harvested logs from Terranorte.



     Sao Miguel Sawmill. On May 30, 1997, Equatorial and Jonasa Madeiras Limitada ("Jonasa Madeiras") entered into an Agreement to Acquire Sawmill. Under the terms of the agreement, Jonasa Madeiras agreed to convey all right, title, and interest in and to the sawmill facility, all equipment relating to the sawmill facility, and 246 hectares of adjacent real property, all of which is located near the town of Sao Miguel do Guama, Para, Brazil. At present, Equatorial has expended the sum of approximately $335,000 for

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 2. PROPERTIES AND EQUIPMENT (CONTINUED)

the sawmill and anticipates that an additional $350,000 in improvements will be made over the next several months.



     In addition to the cash capital requirements for the property, the Company has issued 100,000 shares in February 1997 to the seller and is required to pay $3,000,000 or issue 1,000,000 shares of Common Stock to the original owner of the timber harvesting rights in December 1998. The original owner of the timber harvesting rights is an officer of the Company's Brazilian subsidiary. The Company has valued the 100,000 shares at $700,000 based upon the $10 market price of the Company's common shares at the time, discounted 30% for the restricted nature of and the thin market for the shares. The non-interest bearing $3,000,000 debt has been discounted at 10% and is included in long-term debt.


  Domestic


     The Company previously owned a 24.5% undivided interest in a mining property in the Manhattan Mining District, Nye County, Nevada. The property consists of 28 patented (fee) and 65 unpatented mine claims which include the Whitecaps Mine, Union Mine, Consolidated Mine, Earl Mine, Bath Mine and other assorted mines and claims which cover approximately 1,800 acres. Under contractual understandings reached during October 1995, the Company effectively increased its interest to 50% and assumed an additional $77,067 in debt (Note 3) in connection therewith. Because the related joint venture never really operated, the Company has not used joint venture accounting for its mining operation in Nevada. Instead, the Company has simply paid all the costs of the mine and recorded its proportionate share of the debt to the property owner.



     In March 1997, the Company entered into a Sale and Purchase Agreement with the former owners of the Mine. Under the terms of this latest agreement, the former owners agreed to sell to the Company 100% of their interests in the Nevada Note, the Deed of Trust, and the Nevada Property for $375,000, payable as follows: $100,000 in March 1997 and the balance plus all accrued and unpaid interest (calculated at the rate of 5.25%) on or before February 6, 1999. The Company paid the first installment of $100,000 in March 1997 and paid the balance in June 1997. See Note 5 for a discussion of a contingency regarding the ownership of the property. The agreement also acknowledges that the Company is the only person or entity legally entitled to conduct mineral operations on the Nevada Property. The Company is also required to pay all U.S. Bureau of Land Management annual maintenance fees associated with the claims comprising the Nevada Property.



     Management of the Company is active in the supervision of work taking place, plus future planning of all aspects of operations. The operating permits for the Manhattan Gold Mine were issued to the Company by the State of Nevada during April 1996. The Company has negotiated an agreement with Harrison Western Mining and Construction Company for the beginning of production in July 1996. The work was begun in July 1996 and included placement of mine shops and support facilities; mining in the existing workings of the mine and extension of the existing decline from its end location of 1,200 linear feet from the surface to the White Caps Level. Underground flooding and caving of the existing decline required an alternate access way and a new decline was driven for approximately 500 feet on the existing decline. The Company is presently reviewing its business plan to determine future work to be done at the mine.


  Indonesia

     The Company has made certain acquisitions in Indonesia during the year ended May 31, 1997:

     On August 19, 1996, the Company entered into an agreement to acquire a 51% interest in a metals/minerals mining property in Kalimantan, Indonesia (Sopang Gold Concession). Consideration for the purchase consisted of 400,000 shares of common stock due upon the signing of the agreement (of which 10,800 are unissued as of May 31, 1997) and an additional 4,000,000 shares to be released only if an

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 2. PROPERTIES AND EQUIPMENT (CONTINUED)

independent valuation of the property exceeds $12,000,000. The Company expects the independent valuation to be completed by September 1998. The Company issued unrestricted shares and has valued the 400,000 shares at $1,200,000 based upon the $3 market price of the Company"s common shares at the time.


     The Sopang Gold Concession ("Sopang") consists of 16,480 hectares and is held under Indonesian title as a KP, a form of Indonesian citizen ownership with a joint venture agreement. The concession is located in southeast Kalimantan. Because of the lack of major infrastructure in the area, initial work will be limited to surface trenching and geochemical sampling. Field work at Sopang was initiated in the first quarter of calendar 1997 with more extensive exploration including airborne geophysical surveys and drilling to be initiated later in 1997.


     The Silobat Gold Project ("Silobat") is 75 kilometers south of the Sarawak region of Malaysia and contains 62 hectares with the intent to expand to at least 2,000 hectares. The Silobat Project is held under a KPPE title, a form of Indonesian citizen ownership in joint venture with the Company. Access to the property is by road and motorized canoe for initial field work and helicopter support for advanced exploration activities. Infrastructure is limited but the proximity to the west coast of Kalimantan and low relief terrain indicates no unusual development problems will be encountered. Following a survey and additional ground sampling, key core drill targets were identified and drilling will start during the latter part of calendar 1997. Further property acquisition is an integral part of the development program at Silobat. Exploration has commenced in the first quarter of 1997.


     The Cepa Coal Project ("Cepa") in East Kalimantan covers an area of approximately 286,000 hectares and is held in three concessions as Contracts of Work ("COW's"). Initial work on the property will include reasonable expansion of ownership to include promising additional property containing similar coal. Surface sampling, shallow drilling for coal characterization and general market surveys began in the first quarter of 1997. The Silobat and Cepa projects, collectively, were acquired in January 997 for 200,000 common shares issued upon signing of the agreement and an additional 3,800,000 shares to be released only if an independent valuation of the property exceeds $40,000,000. The Company has valued the 200,000 shares at $1,400,000 based upon the $10 market price of the Company's common shares at the time, discounted 30% for the restricted nature of and the thin market for the shares.

     The Company owns the interests it acquired with the 600,000 shares issued as explained above. The Company has contractually acquired the rights to obtain controlling interests in five additional gold concessions in Indonesia. The Company is currently reviewing these properties to determine an applicable acquisition structure.

     The Company has retained the firm of Behre Dolbear & Co. to provide review and third party validation with respect to its Indonesian operations.

     The Company has not identified any reserves at the Indonesia properties defined as proven or probable.


     Shares issued for property of 689,200 in the accompanying statement of changes in stockholders' equity represents the following:



            Sopang Concession..........................................  400,000
            Cepa and Silobat Concessions...............................  200,000
            Brazil.....................................................  100,000
            Less shares to be issued...................................  (10,800)
                                                                         -------
                                                                         689,200
                                                                         -------



     The shares to be issued were issued July 15, 1997.

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 3. LONG-TERM DEBT AND NOTES PAYABLE

     Notes payable to stockholders accrue interest at rates from 9 percent to 12 percent, are due on demand and are guaranteed by certain Company officers.

     Long-term debt consisted of the following:


                                                                       MAY 31,
                                                               -----------------------
                                                                  1997          1996
                                                               ----------     --------
        Obligation to a stockholder as a result of a
          Lawsuit settlement, interest imputed at 9%,
          Payable $1,000 per month until April 2001........    $   48,110     $ 50,770
        Note payable to an individual at $2,000 per month,
          including interest at 9%.........................        53,406           --
        $3,000,000 non-interest bearing payable to an
          officer of the Company's Brazilian subsidiary,
          discounted at 10%, payable in December 1998,
          secured by 1,000,000 shares of the Company's
          Common Stock.....................................     2,596,729           --
        10% note payable to an individual under terms of a
          joint venture agreement, paid in June 1977. See
          Note 2...........................................       275,000      109,341
                                                               ----------     --------
                                                                2,973,245      160,111
        Current portion....................................       303,818       44,388
                                                               ----------     --------
        Long-term debt.....................................    $2,669,427     $115,723
                                                               ==========     ========


     Maturities of long-term debt principal are as follows for the years ending May 31 (not reduced by $403,271 discount on the $3,000,000 note above):

            1998.....................................................  $  303,818
            1999.....................................................   3,030,654
            2000.....................................................      23,992
            2001.....................................................      15,533
            2002.....................................................       4,802

     The Company has capitalized $54,332, $26,693, and $34,242 of interest into the mining properties during the years ended May 31, 1997, 1996 and 1995, respectively.

     The obligation to a stockholder resulted from a lawsuit in 1991. The suit alleged that the Company failed to deliver free-trading stock, thereby resulting in alleged liability. The lawsuit was finally settled in 1994 for $89,050, payable, without interest, at $1,000 per month.

 4. CONVERTIBLE DEBENTURES

     On April 14, 1997, and July 7, 1997, the Company entered into Subscription Agreements related to two negotiated private placements. These transactions were made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. As a result, the Company issued an aggregate of $3,500,000 of 8% Senior Secured Convertible Debentures due March 31, 2000 and July 1, 2000 for the April 14 ($2,000,000) and July 7 ($1,500,000) offerings, respectively (the "Debentures") and granted to the purchasers warrants to purchase 62,500 shares of the Company's Common Stock (the "Warrants").

     The Debentures may be converted into shares of Common Stock at any time commencing June 2, 1997 at a price equal to the lesser of seventy-five percent (75%) of the closing bid price of the Common Stock on the closing date (i.e. 75% X $8.00, or $6.00 per share); seventy-five percent (75%) of the closing bid price of the Common Stock on the day prior to the funding of any subsequent funding ("tranche"); or seventy-five percent (75%) of the average closing bid price for the five trading days immediately preceding the actual date

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996


 4. CONVERTIBLE DEBENTURES (CONTINUED)


of conversion of the Debentures. With respect to the April 1997 funding, if conversion is made after August 16, 1997, the discount will be seventy-two and one-half percent (72.5%) of the above-referenced valuation standards. The Company has recorded financing charges for the differences between the conversion price and the fair market value of the stock at the date of each funding ($666,667 for the year ended May 31, 1997 and $500,000 for the second tranche at July 7, 1997). The discount will be amortized over the life of the debentures.


     The Company is required to use its "best efforts" to cause the Registration Statement with the Securities and Exchange Commission to become effective. If the Registration Statement does not become effective within 120 days of each respective funding, the Company is required to pay liquidated damages equal to two percent (2%) of the Debentures for the first thirty days and three percent (3%) per month thereafter until the Registration Statement becomes effective.

     With regard to the April 1997 funding, until at least seventy-five percent (75%) of the Debentures are converted, a deed of trust on the Nevada Property and a pledge of 1,000,000 shares of Common Stock will secure the Debentures. No such security is given on the Debentures issued in July 1997.

     The Company has issued warrants to the Subscribers of the April 14 and July 7 offerings. Regarding the Subscribers of the April 14 offering, the Company has granted 62,500 warrants with an exercise price of $8 per share and an expiration date of April 16, 2002. Regarding Subscribers of the July 17, 1997 offering, the Company has granted 75,250 warrants with an exercise price of $6.75 per share and an expiration date of July 16, 2002. The exercise price is subject to adjustment to account for payments of dividends, stock splits, reverse stock splits, and similar events.

 5. COMMITMENTS AND CONTINGENCIES

  Lease

     The Company leases office space under terms of an operating lease expiring on February 28, 1998. Future minimum lease payments for the years ending May 31, 1998 are $33,525. Rent expense amounted to $27,181, $20,726 and $20,394 for the years ended May 31, 1997, 1996 and 1995.

  Securities and Exchange Commission

     During May 1989, the Company received notice that the Securities and Exchange Commission ("Commission") had commenced an investigation into the Company's business activities. In 1993, the Board of Directors of the Company determined that the entry of a proposed consent judgment and the termination of the investigation was in the best interest of the Company and received confirmation that the investigation had been completed.

     On March 19, 1994, the Company received the following "Stipulation Regarding Resolution of Outstanding Issues" from the Commission closing out the investigation and all related issues:

        "Whereas the disposition of funds analysis conducted pursuant to the Judgment of Permanent Injunction and Other Relief against Defendant Nevada Manhattan Mining Incorporated entered on August 3, 1993 has revealed no ill-gotten gains received by any defendant, the undersigned parties hereby stipulate that all outstanding issues in this action have been resolved, including disgorgement, and that the judgment entered against the defendants are final."

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996


 5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     While the Company believes that it was in the best interests of the Company and its stockholders to enter the consent judgment, the entry of the judgment may impose certain burdens on the Company with respect to its future activities. The more significant of such burdens are as follows:

          (i) The Company may not be able to utilize the exemptions from registration available under Regulation A and Rule 701 under the 1933 Act.

          (ii) The Company may not be able to rely on the private placement exemptions provided in various state securities laws in connection with the offer and sale of securities in a transaction which qualifies as an exempt sale of securities under the 1933 Securities Act.

     In such case, the Company would be required to qualify the transaction under the state securities laws, which may not be available. This qualification would increase the cost of, and extend the time for completing, such private placement of securities.

  Other Contingencies

     In January 1995, a group of stockholders and creditors asserted a claim in regards to a January 1988 settlement agreement. The Company has not been formally served or any legal process initiated by the stockholders and creditors in asserting this claim. Management does not believe the ultimate outcome of this contingency will have a material effect on financial position or results of operations.

     During May 1997, the Company agreed to pay two shareholders an aggregate of 3% of the "net profits" of the Company's timber-related activities.


     During November 1997 the Company filed a lawsuit in Nevada against its former joint venturer partners in the Nevada mine ("the Harvey Entities"). The complaint originally alleged, among other things, that the Harvey Entities breached their obligations under various agreements. The action as amended seeks damages of approximately $4,000,000 resulting from the actions and inactions of the defendants. In a counterclaim, the defendants are seeking an injunction preventing the Company from conducting activities related to the mine and punitive damages and other financial relief based on breach of contract and other causes of action. The Company subsequently amended its complaint, seeking a judicial determination that the Joint Venture Agreement was null and void and a determination that the Harvey Entities have forfeited all interest in the Nevada property. After a two-hour hearing on September 4, 1997, the court refused to issue an injunction against the Company. Pursuant to stipulation, the parties have agreed not to interfere with one another's operations on the Nevada Property. Additionally, the Company has agreed not to further encumber the Nevada property pending trial. A trial date has been set for April 30, 1998. If the Company is successful in obtaining the declaratory relief requested in the action, it will effectively continue to own or control an undivided 100% interest in the Nevada property. The Company believes that it will obtain the declaratory relief requested in the action.


  Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.

     The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents and notes and accounts payable approximate carrying value due to the short-term maturity of the instruments.

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996


 5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

  Significant Concentrations of Credit Risk

     At certain times, the Company's cash deposits are in excess of the federally insured limit on bank accounts. The Company has not experienced losses related to its cash.

 6. STOCKHOLDERS' EQUITY

  Reverse Split

     In February 1995, the Company's stockholders approved a one-for-ten reverse split of the Company's common stock. The stated par value per share was not changed. All share and per share amounts herein have been retroactively restated to reflect the reverse split.


  Other Stock Transactions


     The Company sold 647,213 shares of common stock and 13,150 shares of Series A Preferred Stock in separate private placements during the year ended May 31, 1995. The preferred stock had not been formally issued as of May 31, 1995, but was issued during the year ended May 31, 1996. The Company raised $776,513 in the private placements of which $50,500 was still receivable at May 31, 1995 and has been reflected as an offsetting amount in stockholders' equity at that date.


     During the year ended May 31, 1995, the Company agreed to issue 59,400 hares of common stock in exchange for conversion of $638,660 of notes payable to certain individuals. This amount was included in stock to be issued at May 31, 1995. These 59,400 common shares were issued in November 1995.


     During the year ended May 31, 1995, the Company also agreed to issue 32,500 shares of common stock to certain individuals to settle certain claims made by the individuals. The $32,500 value of the shares was charged to general and administrative expense. The shares were valued at $1 per share, the price at which the Company was issuing its shares in a private placement at the time.

     During 1988, two Company officers loaned 495,000 (post-reverse split) common shares to the Company as treasury stock in return for the Company's promise to return the shares when common shares became available as a result of a reverse split or an increase in authorized shares. The shares were reissued to the officers in November 1995. The Company has accounted for the shares, valued at the market price of the shares when they were loaned to the Company, as a long-term obligation in the financial statements until the year ended May 31, 1995, when the reverse split occurred and the shares became available for issuance. At that time, the obligation was considered as common stock to be issued and included in stockholders' equity. The shares were valued at $1 per share, the price at which the Company was issuing its shares in a private placement at the time.

     During the year ended May 31, 1996, the Company issued 140,000 common shares to certain employees for services rendered. The shares were valued at $.25 per share ($35,000), the price at which the Company was issuing its shares in a private placement at the time.


     In connection with their employment contracts, the Company also granted two officers the right to purchase 900,000 common shares each at an average price of $1.50 per share. The officers exercised these options during the year ended May 31, 1996 and the Company's board of Directors then agreed to give the officers the shares for services rendered. These shares have been valued at $.25 per share ($450,000) in the accompanying financial statements, the price at which the Company was issuing its shares in a private placement at the time.

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 6. STOCKHOLDERS' EQUITY (CONTINUED)
     During the year ended May 31, 1997, the Company issued 120,000 common shares to certain employees for services rendered. The Company has valued the shares at $240,000 based upon the $2 market price of the Company's common shares at the time.


     During the year ended May 31, 1997, the Company issued 100,000 common shares to its mining contractor in Nevada to settle a mining contract payable of $250,000. The shares were valued at the amount of the payable settled. The fair value of the shares at the time was approximately $2.50 per share.



     During the year ended May 31, 1997, the Company issued 1,087,133 common shares to certain shareholder creditors for the conversion of $410,626 in debt. The Company recorded a financing expense of $677,000 (included in general and administrative expenses) for the excess of the fair market value of the shares over the amount of the debt. The fair market value was determined as the $1 per share price at which the Company was issuing its shares in a private placement at the time.


  Warrants


     As of July 28, 1997, the Company had warrants outstanding for the purchase of an aggregate of 937,750 shares at a weighted average exercise price of $4.15. During the year ended May 31, 1997, warrants were issued to third parties for an aggregate of 412,500 shares. In accordance with SFAS 123, the Company expensed $1,206,875 in connection with these warrants.


  Preferred Stock

     The preferred stock has a $1 par value, a $10 liquidation preference and an 8 percent cumulative dividend payable in cash or kind. Each share is convertible to ten common shares for a period of thirty months.

 7. INCOME TAXES


     The Company has recorded no income tax benefit, nor has deferred taxes in any year due to a net operating loss carryforward amounting to approximately $14,000,000 at May 31, 1997, which will expire, if not utilized, from 2002 to 2011.


     There are no significant temporary differences between the Company's tax and financial bases.

     Following is a reconciliation between income tax provision (credit) and the amount that would result from applying the U. S. statutory rate to pretax income
(loss):


                                                                 MAY 31,
                                                 ---------------------------------------
                                                    1997           1996          1995
                                                 -----------     ---------     ---------
        Income tax credit at statutory rate....  $(1,430,000)    $(450,000)    $(237,000)
        Lack of taxable income in carry-back
          period...............................    1,430,000       450,000       237,000
                                                 -----------     ---------     ---------
        Income tax provision (credit)..........  $        --     $      --     $      --
                                                 ===========     =========     =========


     Following are the components of the Company's deferred tax asset resulting from the Company's net operating loss carryforward at each period:


                                                                MAY 31,
                                              -------------------------------------------
                                                 1997            1996            1995
                                              -----------     -----------     -----------
        Deferred tax asset..................  $ 4,760,000     $ 3,388,000     $ 2,937,000
        Valuation allowance.................   (4,760,000)     (3,388,000)     (2,937,000)
                                              -----------     -----------     -----------
        Net deferred tax asset..............  $        --     $        --     $        --
                                              ===========     ===========     ===========

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 8. GEOGRAPHIC AND SEGMENT INFORMATION

  Geographic Information

     The Company's operations during the two years ended May 31, 1996 were entirely gold mining operations in the United States. Beginning in the year ended May 31, 1997, the Company began operating in Indonesia (mining) and Brazil (timber). Financial data by segments and geographic area as of and for the year ended May 31, 1997 were as follows:


                                                               OPERATING      IDENTIFIABLE
                                                 SALES           LOSS            ASSETS
                                               ----------     -----------     ------------
        United States........................  $       --     $(3,900,388)    $  6,555,563
        Indonesia............................          --         (91,383)       2,826,782
        Brazil...............................     287,178        (221,238)       4,160,480
                                               ----------     -----------      -----------
          Total..............................  $  287,178     $(4,213,009)    $ 13,542,825
                                               ==========     ===========      ===========


  Segment Information

                                                 TIMBER         MINING           TOTAL
                                               ----------     -----------     -----------
        Sales................................  $  287,178              --     $   287,178
                                               ==========     ===========     ===========
        Operating loss.......................    (221,238)       (202,604)    $  (423,842)
        General corporate expenses...........          --              --      (3,789,167)
                                               ----------     -----------     -----------
        Net loss.............................  $ (221,238)    $  (202,604)    $(4,213,009)
                                               ==========     ===========     ===========
        Identifiable assets..................  $4,160,480     $ 8,950,656     $13,111,136
        Corporate assets.....................          --              --         431,689
                                               ----------     -----------     -----------
        Total assets.........................  $4,160,480     $ 8,950,656     $13,542,825
                                               ==========     ===========     ===========
        Capital expenditures.................  $  313,055     $ 1,789,388     $ 2,102,443
                                               ==========     ===========     ===========
        Depreciation.........................  $    5,500     $    18,431     $    23,931
                                               ==========     ===========     ===========


     Operating loss represents sales less operating expenses for each segment and excludes income and expenses of a general corporate nature. Identifiable assets by segment are those assets that are used in the Company's operations within that industry but exclude investments in other industry segments. General corporate assets consist principally of corporate cash. General corporate expenses consisted of the following:



            Salaries and benefits....................................  $  642,410
            Warrants expense.........................................   1,200,000
            Discount on options......................................     150,000
                                                                       ----------
            Financing expense -- debt conversion.....................     677,000
                                                                       ----------
            Travel expenses..........................................     175,077
            Legal and accounting.....................................     214,671
            Consulting fees..........................................     124,018
            Other....................................................     605,991
                                                                       ----------
                                                                       $3,789,167
                                                                       ==========


     One customer accounted for approximately 20% of the Company's sales for the year ended May 31, 1997.

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

 9. STOCK OPTIONS

     The Company has granted stock options to all members of the Board of Directors in the amount of 10,000 shares per full year of service as an active member of the Board of Directors. The exercise price of options granted is $1.00 per share of common stock. Options may not be exercised after expiration of ten
(10) years from the date of grant and are non-transferable other than by will or inheritance. These options are the only compensation received for service as Director.

     The following table sets forth information regarding options for the periods ended:

                                                                    MAY 31,
                                                        -------------------------------
                                                         1997        1996        1995
                                                        -------     -------     -------
        Outstanding at beginning of period............  240,000     190,000     160,000
        Granted.......................................   50,000      50,000      30,000
                                                        -------     -------     -------
        Outstanding at end of period..................  290,000     240,000     190,000
                                                        =======     =======     =======

     During 1997, the Company also granted its chief legal counsel an option to acquire 100,000 common shares at $4 per share.

  SFAS 123


     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award. However, SFAS 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. The Company has elected to measure compensation cost, including options issued, under Opinion 25. The Company charged $150,000 to expense for the year ended May 31, 1997 under Opinion 25. No compensation cost was considered under either Opinion 25 or SFAS 123 for the year ended May 31, 1996, since the option price for the restricted shares approximated the value of the restricted stock and the options were considered to have a nominal fair value.


     Pro forma disclosures as required by SFAS 123 for the fiscal year ended May 31, 1997 are as follows:


            Pro forma net loss......................................  $(4,261,859)
                                                                      -----------
            Pro forma net loss per share............................  $     (0.40)
                                                                      -----------
            Pro forma net loss attributable to common
              shareholders..........................................  $(4,411,359)
                                                                      -----------
            Pro forma net loss per share............................  $     (0.41)
                                                                      -----------


     The fair value of the awards was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for 1997: risk-free interest rate of 6.63%; volatility factor of 44%; and an expected life of the awards of one year. The weighted average fair value of stock options for the year ended May 31, 1997 was $2.16.

                      NEVADA MANHATTAN MINING INCORPORATED

                             MAY 31, 1997 AND 1996

10. ACCOUNTING DEVELOPMENTS

  SFAS 128

     In February 1997, FASB issued SFAS 128, "Earnings per Share." SFAS 128 requires all companies to present "basic" earnings per share ("EPS") and, for companies with a complex capital structure, "diluted" EPS. Basic EPS is computed by dividing net income available for common shareholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed by dividing income (adjusted for preferred stock dividends and any potential income or loss from convertible securities) by the weighted-average number of common shares outstanding during the period plus the number of additional common shares that would have been outstanding if any dilutive potential common stock had been issued. Certain disclosures regarding the computation are also required by the statement. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The statement is not allowed to be applied early; however, pro forma EPS amounts computed under SFAS 128 prior to its adoption may be presented in notes to the financial statements. After adopting SFAS 128, companies must restate all prior-period EPS information presented. Pro forma basic net loss per share each year is equal to the net loss per share reported in the accompanying statement of operations. Diluted net loss per share is not applicable since the Company has losses in each year and increasing the shares outstanding would decrease loss per share.


11. RESTATEMENTS


     Subsequent to May 31, 1996, the Company discovered that its mining properties have been overstated by the capitalization of a portion of certain indirect salaries since 1992. Accordingly, the accompanying financial statements have been restated to correct the error. The effect of the correction was to decrease domestic mining properties and increase accumulated deficit at May 31, 1996, by $488,619 and increase net loss by $126,588 and $87,030 for the years ended May 31, 1996 and 1995, respectively.


     Subsequent to May 31, 1997, the Company discovered that it should have recorded a financing expense for the excess of fair market value of certain common shares over the amount of the debt for which the shares were issued. Accordingly, the accompanying financial statements for the year ended May 31, 1997 have been restated to correct the error. The effect of the correction was to increase expenses, net loss, additional paid-in capital and accumulated deficit by $677,000.


12. SUBSEQUENT EVENTS

     In June 1997, the Company agreed to issue 65,000 common shares to retire $325,000 of accounts payable to the Company's mining subcontractor at the Manhattan Mine.

     In June 1997 the Company issued an additional $1,500,000 in convertible debentures as explained in Note 4.

     In June 1997 the Company issued warrants to purchase 350,000 shares at $4.06 per share (the market price at the time) to a consultant.

     Subsequent to May 31, 1997, the Company has realized approximately $40,000 in gold sales from the Nevada Mine.


     In June 1997, the Company's convertible debenture holder converted $200,000 of the debentures into 42,444 shares of common stock.

======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                       ------
Summary of the Offering................      1
Risk Factors...........................      3
Terms of the Offering..................     12
Plan of Distribution...................     13
Description of Company's Business and
  Property.............................     14
Legal Proceedings......................     27
Use of Proceeds........................     30
Management.............................     32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     39
Principal and Selling Shareholders.....     41
Certain Relationships and Related
  Transactions.........................     43
Description of Securities Being
  Offered..............................     43
Markets for Securities and Related
  Stockholder Matters..................     47
Legal Matters and Auditors.............     48
Definitions............................     48
Further Information....................     49
Index to Consolidated Financial
  Statements...........................    F-1


======================================================
                          ======================================================

                                      LOGO

                                              SHARES

                         NEVADA MANHATTAN MINING, INC.
                         MINING DEVELOPMENT EXPLORATION
                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                          , 1997

                          ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933 (the " '33 Act"). Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination made be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification for violations of the '33 Act is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the Amex fee.

                                                                            AMOUNT TO
                                                                             BE PAID
                                                                            ---------
        Registration fee..................................................  $   8,888
        Amex fee..........................................................  $  50,000
        Philadelphia Stock Exchange fee...................................  $   7,500
        Printing and engraving............................................  $  60,000
        Translation Services..............................................  $   3,000
        Legal fees and expenses...........................................  $  70,000
        Accounting fees and expenses......................................  $  50,000
        Blue sky fees and expenses........................................  $  10,000
        Transfer agent fees...............................................  $   2,500
        Miscellaneous.....................................................  $   5,000
                                                                              -------
                  Total...................................................  $ 266,888
                                                                              =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     From the period June 1, 1994, through May 31, 1997, the Company offered and sold 4,119,964 shares of its Common Stock and 228,319 shares of Preferred Stock. From the period June 1, 1994 through May 31, 1995, the Company offered and sold 647,213 shares of its Common Stock (after adjustment for the reverse split which occurred in February 1995) at $1.00 per share in a private placement in reliance upon Section 4(2). The Company believes that it met all of the requirements contained in Section 4(2).

     Sales of shares were made only to the class of persons meeting the suitability requirements contained within the Offering. The Company reviewed subscription documents which it required all prospective purchasers to complete.

     From the period June 1, 1995 through May 31, 1996, the Company offered and sold 119,360 shares of Preferred Stock for $1,193,600 and 1,555,400 shares of its Common Stock for $1,555,400. The Company believed that it met all of the requirements contained in Section 4(2). Sales of shares were made only to the class of persons meeting the suitability requirements contained within the Offering. The Company reviewed subscription documents which it required all prospective purchasers to complete.

     From the period from June 1, 1996 through May 31, 1997, the Company offered and sold 1,917,351 shares of Common Stock for $1,917,351 and 108,959 shares of Preferred Stock for $1,089,590. Sales of shares were made only to the class of persons meeting the suitability requirements contained within the Offering. The Company reviewed subscription documents which it required all prospective purchasers to complete.

     Sales of both the Common Stock and the Preferred Stock were effected through the executive officers of the Company to existing shareholders. No underwriters were employed in connection with the offer and sale of the aforementioned securities. Thus no underwriting discounts or commissions were paid.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS


          EXHIBIT
           NUMBER                                DESCRIPTION OF EXHIBIT
        ------------     ----------------------------------------------------------------------
         3.(i)           Articles of Incorporation of Epic Enterprises, Ltd., Filed June 10,
                         1985*
         3.(ii)          Certificate of Amendment to Articles of Incorporation of Epic
                         Enterprises, Ltd., Filed September 11, 1987*
         3.(iii)         Certificate of Amendment to Articles of Incorporation of Nevada
                         Manhattan Mining Incorporated Filed October 26, 1987*
         3.(iv)          Certificate of Amendment of Articles of Incorporation of Nevada
                         Manhattan Mining Incorporated Filed August 31, 1995*
         3.(v)           Certificate of Determination of Preferences of Series A Preferred
                         Stock of Nevada Manhattan Mining Incorporated Filed October 25, 1995*
         3.(vi)          Bylaws of Epic Enterprises, Ltd.*
         3.(vii)         Memorandum and Articles of Association of Equatorial Resources, Ltd.+
         3.(viii)        Memorandum and Articles of Association of Kalimantan Resources, Ltd.+
         4.(i)           Pages 1, 3, 4, and 5 of the Bylaws of Epic Enterprises, Ltd.*
         4.(ii)          Pages 1 through 9 of Certificate of Determination of Preferences of
                         Series A Preferred Stock of Nevada Manhattan Mining Incorporated Filed
                         October 25, 1995*
         4.(iii)         Stock Options Issued to Directors+
         4.(iv)          Subscription Agreement dated April 14, 1997 with Silenus Limited**
         4.(v)           Warrant to Purchase Common Stock**
         4.(vi)          Deed of Trust in favor of Silenus Limited**
         4.(vii)         Form of Debenture**
         4.(viii)        Subscription Agreements dated July 15, 1997++
         4.(ix)          Warrants to Purchase Common Stock++
         4.(x)           Form of Debenture++
         5               Opinion on Legality, as revised
        10.(i)           Mining Agreement Dated April 4, 1987*
        10.(ii)          Amendment to Mining Agreement Dated December 9, 1987*
        10.(iii)         Manhattan Mining Property Agreement Dated March 2, 1989*
        10.(iv)          Corporation Quitclaim Deed Filed March 9, 1989*
        10.(v)           Deed of Trust and Assignment of Rents Recorded March 9, 1989*
        10.(vi)          Joint Venture Agreement Dated June 1993*
        10.(vii)         Letter Agreement Dated August 10, 1995*
        10.(viii)        Amendment to Joint Venture Agreement Dated October 20, 1995*
        10.(ix)          Contract Between Nevada Manhattan Mining, Inc, and Harrison Western
                         Construction Corp.*
        10.(x)           Principles of Agreement Dated August 19, 1996, as amended***
        10.(xi)          Employment Agreement Dated January 1, 1995 with Christopher D.
                         Michaels*
        10.(xii)         Employment Agreement Dated January 1, 1995 with Jeffrey Kramer*
        10.(xiii)        Consulting Agreement with Gold King Mines Corporation Dated April 1,
                         1995*

          EXHIBIT
           NUMBER                                DESCRIPTION OF EXHIBIT
        ------------     ----------------------------------------------------------------------
        10.(xiv)         Consulting Services Agreement Dated October 7, 1996 with Behre Dolbear
                         & Company, Inc.*
        10.(xv)          Letter Agreement Dated March 25, 1996 with David Weissberg, M.D.*
        10.(xvi)         Letter Agreement Dated May 13, 1996 with David Weissberg, M.D.*
        10.(xvii)        Letter Agreement Dated September 25, 1996 with Mr. John Holsten*
        10.(xviii)       Letter Agreement dated April 23, 1997 with British Far East Holdings
                         Ltd.**
        10.(xix)         Addendum Agreement to Principles of Agreement+
        10.(xx)          Acquisition Agreement by and between Sinkamas Agunbg Ltd. and
                         Kalimantan Resources, Ltd. dated January 26, 1997+
        10.(xxi)         Acquisition Agreement for Gold and Coal Concessions by and between
                         Kalimas Jaya Ltd. and Kalimantan Resources, Ltd.+
        10.(xxii)        November 11, 1996 letter Agreement with Maderia Intex, S.A.
                         International Exports+
        10.(xxiii)       Proposal for Sale and Purchase and Authorization for Exploration of
                         Timber+
        10.(xxiv)        Eco-Rating Standard Agreement dated December 17, 1996+
        10.(xxv)         Sale and Purchase Agreement dated February 6, 1997+
        10.(xxvi)        Agreement to Jointly Develop Timber Properties dated May 30, 1997++
        10.(xxvii)       Agreement to Acquire Sawmill dated May 30, 1997++
        10.(xxviii)      Agreement to Harvest Timber and Develop Harvest Properties++
        10.(xxix)        Addendum to Contract for Extraction of Timber and Development of
                         Timber Properties++
        21               Subsidiaries of Small Business Issuer+
        23.(i)           Consent of Jackson & Rhodes P.C.
        23.(ii)          Consent of William R. Wilson**
        23.(iii)         Consent of Behre Dolbear & Company, Inc.**
        27               Financial Data Schedule++
        99(i)            Business Plan Dated July 1995*
        99(ii)           Business Plan Dated January 1997+


---------------

* Filed with Registration Statement on Form SB-2 on December 6, 1996 (Registration No. 333-17423).

** Filed with Registration Statement on Form SB-2 on May 28, 1997 (Registration Number 333-27923)


*** Principles of Agreement in original form filed with Registration Statement on Form SB-2 on December 6, 1996. Amendment to this document was filed July 31, 1997 in connection with Amendment No. 1 to Form SB-2.


+ Incorporated by reference to the Company's Registration Statement on Form 10 filed April 3, 1997 (Registration No. 001-12867).


++ Incorporated by reference to the Company's Amendment No. 1 to Form SB-2 filed with the Commission on July 31, 1997 (Registration Number 333-27923).


     (B) FINANCIAL STATEMENT SCHEDULES.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

        (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in the Prospectus or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Calabasas, State of California on September 12, 1997.

                                          NEVADA MANHATTAN MINING
                                          INCORPORATED

                                          By   /s/ CHRISTOPHER D. MICHAELS
                                            ------------------------------------
                                                  Christopher D. Michaels
                                                         President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------

         /s/ CHRISTOPHER D. MICHAELS             President, Director and      September 12, 1997
---------------------------------------------    Chief Executive Officer
           Christopher D. Michaels

            /s/ JEFFREY S. KRAMER                 Senior Vice President       September 12, 1997
---------------------------------------------    Chief Financial Officer
              Jeffrey S. Kramer

               /s/ NEIL SHARDA                          Controller            September 12, 1997
---------------------------------------------
                 Neil Sharda

             /s/ STANLEY J. MOHR                         Director             September 12, 1997
---------------------------------------------
               Stanley J. Mohr

          /s/ JOSEPH RUDE III, M.D.                      Director             September 12, 1997
---------------------------------------------
            Joseph Rude III, M.D.

              /s/ EDNA POLLOCK                           Director             September 12, 1997
---------------------------------------------
                Edna Pollock

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
  EXHIBIT                                                                               NUMBERED
   NUMBER                                  DESCRIPTION                                    PAGE
------------  ----------------------------------------------------------------------  ------------
 3.(i)        Articles of Incorporation of Epic Enterprises, Ltd., Filed June 10,
              1985*.................................................................
 3.(ii)       Certificate of Amendment to Articles of Incorporation of Epic
              Enterprises, Ltd., Filed September 11, 1987*..........................
 3.(iii)      Certificate of Amendment to Articles of Incorporation of Nevada
              Manhattan Mining Incorporated Filed October 26, 1987*.................
 3.(iv)       Certificate of Amendment of Articles of Incorporation of Nevada
              Manhattan Mining Incorporated Filed August 31, 1995*..................
 3.(v)        Certificate of Determination of Preferences of Series A Preferred
              Stock of Nevada Manhattan Mining Incorporated Filed October 25,
              1995*.................................................................
 3.(vi)       Bylaws of Epic Enterprises, Ltd.*.....................................
 3.(vii)      Memorandum and Articles of Association of Equatorial Resources,
              Ltd.+.................................................................
 3.(viii)     Memorandum and Articles of Association of Kalimantan Resources,
              Ltd.+.................................................................
 4.(i)        Pages 1, 3, 4, and 5 of the Bylaws of Epic Enterprises, Ltd.*.........
 4.(ii)       Pages 1 through 9 of Certificate of Determination of Preferences of
              Series A Preferred Stock of Nevada Manhattan Mining Incorporated Filed
              October 25, 1995*.....................................................
 4.(iii)      Stock Options Issued to Directors+....................................
 4.(iv)       Subscription Agreement dated April 14, 1997 with Silenus Limited**....
 4.(v)        Warrant to Purchase Common Stock**....................................
 4.(vi)       Deed of Trust in favor of Silenus Limited**...........................
 4.(vii)      Form of Debenture**...................................................
 4.(viii)     Subscription Agreement dated July 15, 1997++..........................
 4.(ix)       Warrants to Purchase Common Stock++...................................
 4.(x)        Form of Debenture++...................................................
 5            Opinion on Legality, as revised.......................................
10.(i)        Mining Agreement Dated April 4, 1987*.................................
10.(ii)       Amendment to Mining Agreement Dated December 9, 1987*.................
10.(iii)      Manhattan Mining Property Agreement Dated March 2, 1989*..............
10.(iv)       Corporation Quitclaim Deed Filed March 9, 1989*.......................
10.(v)        Deed of Trust and Assignment of Rents Recorded March 9, 1989*.........
10.(vi)       Joint Venture Agreement Dated June 1993*..............................
10.(vii)      Letter Agreement Dated August 10, 1995*...............................
10.(viii)     Amendment to Joint Venture Agreement Dated October 20, 1995*..........
10.(ix)       Contract Between Nevada Manhattan Mining, Inc. and Harrison Western
              Construction Corp.*...................................................
10.(x)        Principles of Agreement Dated August 19, 1996, as amended***..........
10.(xi)       Employment Agreement Dated January 1, 1995 with Christopher D.
              Michaels*.............................................................
10.(xii)      Employment Agreement Dated January 1, 1995 with Jeffrey Kramer*.......
10.(xiii)     Consulting Agreement with Gold King Mines Corporation Dated April 1,
              1995*.................................................................
10.(xiv)      Consulting Services Agreement Dated October 7, 1996 with Behre Dolbear
              & Company, Inc. *.....................................................
10.(xv)       Letter Agreement Dated March 25, 1996 with David Weissberg, M.D.*.....
10.(xvi)      Letter Agreement Dated May 13, 1996 with David Weissberg, M.D. *......
10.(xvii)     Letter Agreement Dated September 25, 1996 with Mr. John Holsten*......
10.(xviii)    Letter Agreement dated April 23, 1997 with British Far East Holding
              Ltd.**................................................................
10.(xix)      Addendum Agreement to Principles of Agreement+........................

                                                                                      SEQUENTIALLY
  EXHIBIT                                                                               NUMBERED
   NUMBER                                  DESCRIPTION                                    PAGE
------------  ----------------------------------------------------------------------  ------------
10.(xx)       Acquisition Agreement by and between Singkamas Agung Ltd. and
              Kalimantan Resources, Ltd. dated January 26, 1997+....................
10.(xxi)      Acquisition Agreement for Gold and Coal Concessions by and between
              Kalimas Jaya Ltd. and Kalimantan Resources, Ltd.+.....................
10.(xxii)     November 11, 1996 letter Agreement with Maderia Intex, S.A.
              International Exports+................................................
10.(xxiii)    Proposal for Sale and Purchase and Authorization for Exploration of
              Timber+...............................................................
10.(xxiv)     Eco-Rating Standard Agreement dated December 17, 1996+................
10.(xxv)      Sale and Purchase Agreement dated February 6, 1997+...................
10.(xxvi)     Agreement to Jointly Develop Timber Properties dated May 30, 1997++...
10.(xxvii)    Agreement to Acquire Sawmill dated May 30, 1997++.....................
10.(xxviii)   Agreement to Harvest Timber and Develop Harvest Properties++..........
10.(xxix)     Addendum to Contract for Extraction of Timber and Development of
              Timber Properties++...................................................
21            Subsidiaries of Small Business Issuer+................................
23.(i)        Consent of Jackson & Rhodes P.C. .....................................
23.(ii)       Consent of William R. Wilson**........................................
23.(iii)      Consent of Behre Dolbear & Company, Inc.**............................
27            Financial Data Schedule++.............................................
99(i)         Business Plan Dated July 1995*........................................
99(ii)        Business Plan Dated January 1997+.....................................


---------------

* Filed with Registration Statement on Form SB-2 on December 6, 1996 (Registration No. 333-17423).

** Filed with Registration Statement on Form SB-2 on May 28, 1997 (Registration Number 333-27923).


*** Principles of Agreement in original form filed with Registration Statement on Form SB-2 on December 6, 1996. Amendment to this document is filed July 31, 1997 in connection with Amendment No. 1 to Form SB 2.



+ Incorporated by reference to the Company's Registration Statement on Form 10 filed April 3, 1997 (Registration No. 001-12867).



++ Incorporated by reference to the Company's Amendment No. 1 to Form SB-2 filed with the Commission on July 31, 1997 (Registration Number 333-27923).